Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

Shareholders of Cloopen Group Holding Limited:

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on           at       a.m. (Beijing Time). The meeting will be held at               . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On May 12, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SpringX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“HoldCo”); and SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company and becoming a wholly-owned subsidiary of HoldCo (the “Surviving Company”). The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, among other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), the Limited Guarantees (as defined below) and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, and the Limited Guarantees (as defined below) (collectively, the “Transactions”). Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

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Each of Parent, HoldCo and Merger Sub was formed solely for the purposes of the Merger and the investment and financing transactions related to the Merger. At the effective time of the Merger (the “Effective Time”), (i) Parent will be beneficially owned by (a) Trustbridge Partners VII, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Trustbridge Partners VII”); (b) TB Partners GP7 Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“TB GP7”); (c) Retail Technology Asia Limited, a company incorporated under the laws of Hong Kong (“RTA”), which is wholly owned by Dmall Inc., a business company incorporated in the British Virgin Islands (“Dmall”, together with RTA, the “Dmall Filing Persons”); and (d) Cloopen Co., Ltd., a company incorporated under the laws of the British Virgin Islands (“Cloopen Co”), which is wholly owned by Mr. Changxun Sun, chief executive officer of the Company (the “Founder”); and (ii) HoldCo will be beneficially owned by (a) Parent; (b) Cloopen Co; (c) Trustbridge Partners V, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Trustbridge Partners V”); (d) TB Partners GP5 Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“TB GP5”, together with Trustbridge Partners VII, Trustbridge Partners V, and TB GP7, the “Trustbridge Filing Persons”); (e) Flawless Success Limited, a company incorporated under the laws of the British Virgin Islands (“Flawless Success”, together with Cloopen Co and the Founder, the “Founder Filing Persons”); (f) Novo Investment HK Limited, a company incorporated under the laws of Hong Kong (“Novo”); (g) Image Frame Investment (HK) Limited, a company incorporated under the laws of Hong Kong (“Image Frame”); (h) Parantoux Vintage PE Ltd., a company incorporated under the laws of the British Virgin Islands (“Parantoux”); (i) Mirae Asset New Economy Fund L.P. (“Mirae Asset LP”), an exempted limited partnership formed under the laws of the Cayman Islands; and (j) Mirae Asset Growth 1 Investment Company Limited, a company incorporated under the laws of the British Virgin Islands (“Mirae Asset Growth 1”). Throughout this Proxy Statement (a) Cloopen Co, Trustbridge Partners V, Novo, Image Frame, Parantoux, Flawless Success, Mirae Asset LP and Mirae Asset Growth 1 are collectively referred to herein as the “Rollover Shareholders”; and (b) Parent, HoldCo, Merger Sub, the Trustbridge Filing Persons, the Dmall Filing Persons, and the Founder Filing Persons are collectively referred to as the “Buyer Group”. As of May 12, 2026, the Rollover Shareholders collectively beneficially own 71,608,170 Class A ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class A Ordinary Share”) (including Class A Ordinary Shares represented by American depositary shares (each currently representing six Class A Ordinary Shares, “ADSs”), but excluding, for purpose of this calculation, the Class A Ordinary Shares they may acquire through the exercise or vesting of Company Equity Awards (as defined below) to purchase Shares (as defined below) under the Company Share Plans (as defined below) within 60 days of the date of the accompanying proxy statement), 25,649,839 Class B ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class B Ordinary Share” and together with Class A Ordinary Shares, each a “Share” and collectively “Shares”), which collectively represent approximately 28.42% of the total issued and outstanding Shares and approximately 57.26% of the total voting power of the outstanding Shares.  On May 22, 2026, THL H Limited, a wholly-owned subsidiary of Tencent Holdings Limited, transferred 1,249,998 Class A Ordinary Shares of the Company held by it (the “Additional Rollover Shares”) to Image Frame. Following such transfer, Image Frame directly holds an aggregate of 13,049,682 Class A Ordinary Shares, all of which constitute Rollover Shares under the Support Agreement. On May 26, 2026, 18,082,770 Class A ordinary shares underlying certain repurchased ADSs were recorded as treasury shares of the Company. On July 30, 2026, HoldCo entered into separate joinder agreements with each of Mirae Asset LP and Mirae Asset Growth 1, respectively, pursuant to which each of Mirae Asset LP and Mirae Asset Growth 1 acknowledged, agreed and confirmed that it would be deemed to be a party to, and a Rollover Shareholder and a Supporting Shareholder under, the Support Agreement as of the date thereof, and would have all rights and obligations of a Rollover Shareholder and a Supporting Shareholder as if it had executed the Support Agreement. Subsequently, the Rollover Shareholders collectively beneficially own 78,758,004 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), but excluding, for purpose of this calculation, the Company Equity Awards (as defined below) to purchase Shares (as defined below) under the Company Share Plans (as defined below) within 60 days of the date of the accompanying proxy statement), 25,649,839 Class B Ordinary Shares, which collectively represent approximately 32.21% of the total issued and outstanding Shares and approximately 60.41% of the total voting power of the outstanding Shares. If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by HoldCo, the ADSs will no longer be quoted on the OTC Market (“OTC”) and the ADS program for the Class A Ordinary Shares will terminate.

Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below), the Dissenting Shares (as defined below) and the underlying Class A Ordinary Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$0.4940 in cash per Share, without interest (the “Per Share Merger Consideration”), and each ADS (other than ADSs representing Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$2.9641 in cash per ADS, without interest (the “Per ADS Merger Consideration”). The ADS holders will pay any applicable taxes, stamp duty and other government charges due to or incurred by The Bank of New York Mellon (the “ADS Depositary”), in connection with the distribution of the Per ADS Merger Consideration and the cancellation of the ADSs surrendered, as well as the ADS Depositary’s ADS cancellation fee of US$5.00 per 100 ADSs (or portion thereof) and the ADS Depositary’s servicing fee of $0.05 per American Depositary Share, plus a wire fee of US$17.50 per transaction pursuant to the terms of the deposit agreement dated as of February 8, 2021 (the “Deposit Agreement”) by and among the Company, the ADS Depositary, and the owners and holders of ADSs issued thereunder.

Notwithstanding the foregoing, if the Merger is completed, the following Shares will not be cancelled in exchange for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described above, but shall be cancelled and shall cease to exist at the Effective Time as follows:

(a)	(i) 68,324,949 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) and 25,649,839 Class B Ordinary Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Exchange Act”) by the Rollover Shareholders as of May 12, 2026, as well as any other Shares acquired by the Rollover Shareholders or any of such Rollover Shareholders’ affiliates following May 12, 2026, i.e., the date of the support agreement entered into among HoldCo, the Founder and each of the Rollover Shareholders (the “Support Agreement”), and prior to the Effective Time, including the Additional Rollover Shares and, for the avoidance of doubt, the Shares beneficially owned by Mirae Asset LP and Mirae Asset Growth 1 as of the date of the applicable joinder agreement to the Support Agreement and any Shares acquired by Mirae Asset LP, Mirae Asset Growth 1 or any of their respective affiliates following such date and prior to the Effective Time (collectively, the “Rollover Shares”), (ii) 9,401,106 Class A Ordinary Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the 2016 Share Incentive Plan and the 2021 Share Incentive Plan, adopted by the Company in 2016 and 2021, respectively (collectively, the “Company Share Plans”), and (iii) any Shares held by Parent, HoldCo and Merger Sub Shares held by the Company or any subsidiary of the Company, in each case for (ii) and (iii), issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, “Excluded Shares”); and

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(b)	Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and seek appraisal and payment of the fair value of their Shares, or dissenter rights, pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead upon serving a valid written notice of dissent under Section 238(5) of the Cayman Islands Companies Act be entitled to receive the payment of the fair value of their Dissenting Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Act.

At the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans. In addition, at the Effective Time, each option to purchase Shares under the Company Share Plans (each, a “Company Option”) that is then outstanding and unexercised, whether or not vested or exercisable, and each Company restricted share unit under the Company Share Plans (each, a “Company RSU,” together with the Company Option and Company restricted share, each, a “Company Equity Award” and collectively, the “Company Equity Awards”) that is then outstanding, whether or not vested, will be treated as described below.

In connection with the Merger, each Company Equity Award that is outstanding immediately prior to the Effective Time will be treated as follows: (a) each Company Equity Award held by certain key employees or the Rollover Shareholders will be cancelled and treated as follows: (i) a portion of such holder’s Company Equity Awards vested as of April 30, 2026 equal to a specified percentage (not to exceed 30% of the total vested portion) (the “Cash-out Percentage”) will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes), from the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (A) in the case of a Company Option vested as of April 30, 2026 (the “Vested Company Option”), the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying the portion being cashed out (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such portion will be cancelled without payment), and (B) in the case of any other Company Equity Award, including Company restricted shares or Company RSUs vested as of April 30, 2026 (the “Vested Company RSUs”), the product of the Per Share Merger Consideration and the number of Shares underlying the portion being cashed out; (ii) the remaining vested portion (after deducting the cash-out portion) will be cancelled and replaced with a vested award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; and (iii) each Company Equity Award unvested as of April 30, 2026 held by such holder will be cancelled and replaced with an award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; (b) each Company Equity Award vested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and converted into the right to receive a cash payment (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (i) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying such Vested Company Option (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such Vested Company Option will be cancelled without payment), and (ii) in the case of any Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying such award; and (c) each Company Equity Award unvested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and cease to exist without payment of any consideration or distribution therefor.

The Buyer Group intends to fund the Merger consideration through a combination of (a) rollover equity from the Rollover Shareholders, which shall be cancelled and cease to exist without payment of any cash consideration or distribution therefor, (b) cash contributions contemplated by certain equity commitment letters, dated May 12, 2026 (the “Equity Commitment Letters”), between Parent and each of Cloopen Co, Trustbridge Partners VII and RTA (collectively, the “EC Investors”) and (c) proceeds from a committed term loan facility pursuant to a debt commitment letter, dated as of July 30, 2026, from China Merchants Bank Co., Ltd. Shanghai Branch (the “Lender”) to Parent (the “CMB Debt Commitment Letter”). Pursuant to the Equity Commitment Letters, the EC Investors have agreed, subject to the terms and conditions of the Equity Commitment Letters, to provide or procure the provision of the financing amounts specified therein for the purpose of financing the funds necessary to complete the Transactions. In addition, each of the EC Investors delivered a limited guarantee (each a “Limited Guarantee”, and collectively, the “Limited Guarantees”) in favor of the Company, to guarantee certain payment obligations of Parent or HoldCo under the Merger Agreement.

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A special committee of the board of directors of the Company (the “Board”), composed solely of independent and disinterested directors (the “Special Committee”), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions. On May 12, 2026, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the unaffiliated security holders (as such term is defined in Rule 13e-3 of the Exchange Act, as amended, the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees, and the consummation of the Transactions.

On May 12, 2026, the Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Limited Guarantees and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions be submitted to the shareholders of the Company for authorization and approval.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including (a) the Merger, (b) the variation of the authorized share capital of the Company from US$100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 25,649,839 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Variation of Capital”), and (c) the amendment and restatement of the existing memorandum and articles of association of the Company (as the Surviving Company) by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association at the Effective Time, in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

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The Merger cannot be completed unless the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) and the memorandum and articles of association of the Company) passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. Pursuant to the Support Agreement, each of the Rollover Shareholders will vote all of 71,608,170 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) and 25,649,839 Class B Ordinary Shares held by the Rollover Shareholders as of May 12, 2026 and any other Shares acquired by such Rollover Shareholders or any of such Rollover Shareholder’s affiliate following May 12, 2026, i.e., the date of the Support Agreement, and prior to the Effective Time, including the Additional Rollover Shares and, for the avoidance of doubt, the Shares beneficially owned by Mirae Asset LP and Mirae Asset Growth 1 as of the date of the applicable joinder agreement to the Support Agreement and any Shares acquired by Mirae Asset LP, Mirae Asset Growth 1 or any of their respective affiliates following such date and prior to the Effective Time (collectively, the “Supporting Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the date hereof, collectively represent approximately 60.41% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof). Accordingly, based on                 Class A Ordinary Shares and                 Class B Ordinary Shares expected to be issued and outstanding on          , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”),                  Class A Ordinary Shares owned by the shareholders of the Company (including ADS holders) other than the Supporting Shares as of the Share Record Date must be voted in favor of the execution of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the Cayman Islands Companies Act and the memorandum and articles of association of the Company, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting and the Rollover Shareholders will vote all Supporting Shares in favor of such special resolution.

The accompanying proxy statement provides detailed information about, among other proposals, the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.

Voting at the extraordinary general meeting is expected to take place by poll voting, as the chairman of the meeting has the right to demand poll voting at the meeting pursuant to the memorandum and articles of association of the Company and is expected to exercise such right at the meeting. The effect of poll voting is that the number of votes each holder has will depend on the number of votes represented by Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is          at        a.m. (Beijing Time). Each registered holder of Shares has one vote for each Class A Ordinary Share and ten votes for each Class B Ordinary Share held as of 5:00 p.m. New York City time on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

The Company will instruct the ADS Depositary to deliver to registered holders of ADSs as of the close of business in New York City on              (the “ADS Record Date”) an ADS Voting Instruction Card, and holders of ADS as of the ADS Record Date will have the right to instruct the ADS Depositary (either directly if ADSs are held directly on the books and records of the ADS Depositary or indirectly through a bank, brokerage or other securities intermediary if ADSs are held by any of them on behalf of a holder of ADSs) how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the form Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

ADS holders registered in the ADS Depositary’s books are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon and in the ADS Depositary’s notice, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 12:00 p.m. (New York City time) on            (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary). ADS holders holding through brokers or other securities intermediaries are strongly urged to return voting instructions as instructed and to be received by the cutoff date and time provided by their respective brokers or other securities intermediaries. Each broker and other intermediary will set its own cutoff date and time to receive instructions, which will be earlier than the date and time specified above.

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As the registered holder of the Class A Ordinary Shares represented by ADSs, upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of the Class A Ordinary Shares, the Class A Ordinary Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs as of the ADS Record Date. The ADS Depositary will not itself exercise any voting discretion in respect of any Class A Ordinary Shares represented by ADSs and it will not vote any Class A Ordinary Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder.

Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs to the ADS Depositary for cancellation and delivery of the corresponding Class A Ordinary Shares and become registered in the Company’s register of members as holders of Class A Ordinary Shares prior to 5:00 p.m. New York City time on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation and attend and vote at the extraordinary general meeting need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation sufficiently in advance of                                 together with (a) delivery instructions for the corresponding Class A Ordinary Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), and (b) payment of ADS Depositary’s fees associated with such cancellation (US$5.00 per 100 ADSs (or portion thereof) and the ADS Depositary’s servicing fee of $0.05 per ADS, plus a wire fee of US$17.50 per transaction), which will not be borne by the Company, and any applicable expenses, taxes or other governmental charges. If you hold your ADSs in an account with a broker or other securities intermediary, please promptly contact your broker, or other intermediary to find out what actions you need to take to instruct the broker, or other intermediary, to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct the custodian bank holding the Class A Ordinary Shares underlying the ADSs, to deliver, or cause the delivery of, the number of Class A Ordinary Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. It is uncertain how long the process of re-registration of Class A Ordinary Shares upon surrender of ADSs will take. Therefore, ADS holders that wish to do this should take action as soon as possible. If after the registration of Class A Ordinary Shares in your name you wish to receive a certificate evidencing the Class A Ordinary Shares registered in your name, you will need to request the Company to issue and mail, or cause to be issued and mailed, a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be quoted on OTC. Class A Ordinary Shares are not listed and cannot be traded on any stock exchange other than on OTC, and in such case only as represented by ADSs. As a result, if you have surrendered your ADSs for cancellation to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Class A Ordinary Shares on a stock exchange, you will need to deposit your Class A Ordinary Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 per 100 ADSs (or portion thereof) issued), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger takes effect, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and comply with all subsequent procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE CLASS A ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS FOR AND ON BEHALF OF THE ADS HOLDERS WITH RESPECT TO ANY OF THE CLASS A ORDINARY SHARES REPRESENTED BY ADSs THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs SUFFICIENTLY BEFORE                     TO THE ADS DEPOSITARY FOR DELIVERY OF CLASS A ORDINARY SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING CLASS A ORDINARY SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING CLASS A ORDINARY SHARES, AND WITH SUFFICIENT TIME TO BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO CLASS A ORDINARY SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF CLASS A ORDINARY SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE QUOTED ON THE OTC. THE COMPANY’S CLASS A ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE OTC, AND IN SUCH CASE ONLY AS REPRESENTED BY ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS CLASS A ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS CLASS A ORDINARY SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND OTHER APPLICABLE CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

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If you have any questions or need assistance voting your Shares or ADSs, please contact our Investor Relations Department by email at ir@yuntongxun.com. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Adam ZHAO Chairman of the Special Committee	Cheng LUO Chairman of the Board

The accompanying proxy statement is dated           , and is first being mailed to the Company’s shareholders and ADS holders on or about            .

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CLOOPEN GROUP HOLDING LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Cloopen Group Holding Limited (referred to herein alternately as the “Company”, “us”, “we” or other terms correlative thereto) will be held on         at           a.m. (Beijing Time) at                  .

Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, a “Share”, including class A ordinary shares, par value US$0.0001 per share or “Class A Ordinary Shares”, and class B ordinary shares, par value US$0.0001 per share or “Class B Ordinary Shares”), as of 5:00 p.m. New York City time on           (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

●	as a special resolution:

THAT the Agreement and Plan of Merger, dated as of May 12, 2026 (the “Merger Agreement”), among the Company, SpringX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“HoldCo”); and SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company and becoming a wholly-owned subsidiary of HoldCo (the “Surviving Company”) (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the Limited Guarantees (such Limited Guarantees being attached as Annex C to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting) and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (a) the Merger, (b) upon the Merger becoming effective (the “Effective Time”), the variation of the authorized share capital of the Company from US$100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 25,649,839 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Variation of Capital”) and (c) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Company (as the Surviving Company) at the Effective Time, in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be approved and authorized by the Company; and

●	as an ordinary resolution:

THAT each director of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

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●	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. Capitalized terms used in this notice but not defined herein shall have the same meanings ascribed to them in the accompanying proxy statement. A list of the Company’s shareholders will be available at its principal executive offices at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Pursuant to the support agreement (the “Support Agreement”) entered into on May 12, 2026, each of the Rollover Shareholders will vote all of 71,608,170 Class A Ordinary Shares (including Class A Ordinary Share represented by ADSs) and 25,649,839 Class B Ordinary Shares held by the Rollover Shareholders as of May 12, 2026 and any other Shares acquired by such Rollover Shareholders or any of such Rollover Shareholders’ affiliates following May 12, 2026, i.e., the date of the Support Agreement, and prior to the Effective Time, including the Additional Rollover Shares and, for the avoidance of doubt, the Shares beneficially owned by Mirae Asset New Economy Fund L.P. and Mirae Asset Growth 1 Investment Company Limited as of the date of the applicable joinder agreement to the Support Agreement and any Shares acquired by Mirae Asset New Economy Fund L.P., Mirae Asset Growth 1 Investment Company Limited or any of their respective affiliates following such date and prior to the Effective Time (collectively, the “Supporting Shares”), in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the date hereof, collectively represent approximately 60.41% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof).

After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the unaffiliated security holders (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Limited Guarantees and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated to any member of the management of the Company or any other participant of the Transactions, the Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each director of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

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Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company passed by an affirmative vote of holders of Shares (including Class A Ordinary Shares represented by ADSs) representing at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy (or in the case of corporations, by their duly authorized representatives), as a single class at the extraordinary general meeting or any adjournment or postponement thereof. Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Supporting Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the date hereof, collectively represent approximately 60.41% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof). Accordingly, based on              Class A Ordinary Shares and               Class B Ordinary Shares expected to be issued and outstanding on          , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”)          Class A Ordinary Shares owned by the shareholders of the Company other than the Supporting Shares as of the Share Record Date and ADS holders must be voted in favor of the execution of the Merger Agreement and the Plan of Merger, and the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the Cayman Islands Companies Act and the memorandum and articles of association of the Company, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting and the Rollover Shareholders will vote all Supporting Shares in favor of such special resolution.

Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed, scanned and returned to the Company’s offices (to the attention of: Investor Relations Department) at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China, no later than           a.m. (Beijing Time),              . The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. The Rollover Shareholders who are registered shareholders of the Company have the right to demand poll voting at the meeting, and will exercise such right during the meeting. Accordingly, the voting is expected to take place by poll voting. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Each registered holder of Shares has one vote for each Class A Ordinary Share and ten votes for each Class B Ordinary Share held as of 5:00 p.m. New York City time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

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If you own ADSs as of the close of business in New York City on            (the “ADS Record Date”) (and do not surrender such ADSs for cancellation and become a registered holder of the Class A Ordinary Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions to The Bank of New York Mellon, (the “ADS Depositary”) (either directly if ADSs are held directly on the books and records of the ADS Depositary or indirectly through a bank, brokerage or other securities intermediary if ADSs are held by any of them on behalf of a holder of ADSs), in its capacity as the ADS Depositary and the holder of the Class A Ordinary Shares underlying your ADSs, how to vote the Class A Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on            in order to ensure the Class A Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote. Your broker or other securities intermediary should inform you as the cutoff date and time for giving voting instructions, which will be earlier than the date and time specified above.

Alternatively, if you own ADSs, you may vote at the extraordinary general meeting directly if you surrender your ADSs to the ADS Depositary for cancellation and become a registered holder of the Class A Ordinary Shares underlying your ADSs sufficiently prior to              , the Share Record Date. If you wish to surrender your ADSs to the ADS Depositary for cancellation for the purpose of voting Class A Ordinary Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation sufficiently before             , together with (a) delivery instructions for the corresponding Class A Ordinary Shares (name and address of person who will be the registered holder of such Class A Ordinary Shares), and (b) payment of the ADS cancellation fees (US$5.00 per 100 ADSs (or portion thereof) to be cancelled and the ADS Depositary’s annual servicing fee of $0.05 per ADS, and a wire fee of US$17.50 per transaction pursuant to the terms of the deposit agreement, dated as of February 8, 2021, by and among the Company, the ADS Depositary, and the owners and holders of ADSs issued thereunder (the “Deposit Agreement”)), which will not be borne by the Company, and any applicable taxes, expenses and other governmental charges. If you hold your ADSs in an account with a broker or other securities intermediary, please promptly contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs for cancellation on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct the custodian holding the Class A Ordinary Shares underlying the ADSs, to deliver, or cause the delivery of, the number of Class A Ordinary Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender the ADSs for cancellation to become registered holders of Class A Ordinary Shares are advised to take action as soon as possible.

Shareholders who dissent from the Merger in accordance with the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Class A Ordinary Shares determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of their Shares determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE CLASS A ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS FOR AND ON BEHALF OF THE ADS HOLDERS WITH RESPECT TO ANY OF THE CLASS A ORDINARY SHARES REPRESENTED BY ADSs THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION SUFFICIENTLY BEFORE           TO THE ADS DEPOSITARY FOR DELIVERY OF CLASS A ORDINARY SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING CLASS A ORDINARY SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING CLASS A ORDINARY SHARES, AND WITH SUFFICIENT TIME TO BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO SURRENDER THEIR ADSs FOR DELIVERY OF CLASS A ORDINARY SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF CLASS A ORDINARY SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE QUOTED ON THE OTC. THE COMPANY’S CLASS A ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN ON THE OTC, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS CLASS A ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS CLASS A ORDINARY SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND OTHER APPLICABLE CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

If you have any questions or need assistance voting your Shares, please contact our Investor Relations Department by email at ir@yuntongxun.com.

The Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, any one of such joint holder may vote, either in person or by proxy (or in the case of corporations, by their duly authorized representatives), in respect of such share as if he, she or it were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.
5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at ir@yuntongxun.com, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

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BY ORDER OF THE BOARD OF DIRECTORS,

Cheng Luo

14

PROXY STATEMENT

Dated

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Cloopen Group Holding Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at ir@yuntongxun.com.

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16

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 97. In this proxy statement, the terms “the Company”, “us”, “we” or other terms correlative thereto refer to Cloopen Group Holding Limited. All references to “dollars”, “US$” and “$” in this proxy statement are to U.S. dollars. All references to the “PRC” and “China” are to the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is a multi-capability cloud-based communications solution provider in China offering a full suite of cloud-based communications solutions, covering communications platform as a service, or CPaaS, cloud-based contact centers, or cloud-based CC, and cloud-based unified communications and collaborations, or cloud-based UC&C. The Company serves a diverse customer base consisting of enterprises of all sizes across a variety of industries, including internet, telecommunications, financial services, industrial manufacturing and energy. The Company’s principal executive offices are located at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, the PRC. The Company’s telephone number at this address is +86 10 6477 5680. The Company’s registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of the Company’s history, development, business, and organizational structure, please see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on May 8, 2026 (the “2025 Form 20-F”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 97 for a description of how to obtain a copy of the Company’s 2025 Form 20-F.

The Company is the issuer of Class A Ordinary Shares, including the Class A Ordinary Shares represented by ADSs and Class B Ordinary Shares. The Company is the subject company of the Transactions.

Parent

SpringX Holdings Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in HoldCo (as defined below) and completing the Transactions, including the Merger. The registered office of Parent is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of Parent is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

HoldCo

AutumnX Holdings Limited (“HoldCo”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and completing the Transactions, including the Merger. The registered office of HoldCo is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of HoldCo is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

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Merger Sub

SummerX Holdings Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered office of Merger Sub is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of Merger Sub is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

Trustbridge Filing Persons

Trustbridge Partners V, L.P. (“Trustbridge Partners V”) is an exempted limited partnership organized under the laws of the Cayman Islands indirectly controlled by TB Partners GP5 Limited. The principal business of Trustbridge Partners V is serving as a private equity fund.

Trustbridge Partners VII, L.P. (“Trustbridge Partners VII”) is an exempted limited partnership organized under the laws of the Cayman Islands indirectly controlled by TB Partners GP7 Limited. The principal business of Trustbridge Partners VII is serving as a private equity fund.

TB Partners GP5 Limited (“TB GP5”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of TB GP5 is serving as the general partner of Trustbridge Partners V’s general partner.

TB Partners GP7 Limited (“TB GP7”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of TB GP7 is serving as the general partner of Trustbridge Partners VII’s general partner.

The principal business address and telephone number of each Trustbridge Filing Person is c/o Maples Corporate Services Limited, Ugland House, Grand Cayman, Cayman Islands, + 852 3727 0300.

Dmall Filing Persons

Retail Technology Asia Limited (“RTA”) is a company incorporated under the laws of Hong Kong and an indirectly wholly-owned subsidiary of Dmall Inc. The principal business of RTA is the development and delivery of retail technology. The business address and telephone number of RTA is Unit 717-718, Level 7, Core F, Cyberport 3, 100 Cyberport Road, Hong Kong, + 852 3905 0660.

Dmall Inc. (多点數智有限公司, “Dmall”) is a business company incorporated under the laws of the British Virgin Islands and it offers a range of principal products and services designed to digitalize and optimize operations of the local retailers. The shares of which are listed on the Main Board of the Stock Exchange (stock code: 2586). The business address and telephone number of Dmall is Floor 15, Block B, Haidian Culture and Art Building No. 28, Zhongguancun Street, Haidian District Beijing, China, + 852 3905 0660.

Founder Filing Persons

Mr. Changxun Sun (the “Founder”) is a citizen of the People’s Republic of China whose principal business address is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China. His principal occupation is as the chief executive officer of the Company. The telephone number of Mr. Changxun Sun is +86 10 6477 5680.

Cloopen Co., Ltd. (“Cloopen Co”) is a company incorporated under the laws of the British Virgin Islands wholly owned by the Founder. The principal business of Cloopen Co is investment holding. The business address and telephone number of Cloopen Co is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, +86 10 6477 5680.

Flawless Success Limited (“Flawless Success”) is a company incorporated under the laws of the British Virgin Islands and is a nominee of the Company’s employee incentive trust that holds such shares for and on behalf of the grantees under our share incentive plans issued due to exercise of options under the 2016 Share Incentive Plan. The principal business of Flawless Success is acting as a nominee of an employee incentive trust. The business address and telephone number of Flawless Success is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, +852 2760 2518.

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger”, and their directors and executive officers as listed in Annex F of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Throughout this Proxy Statement (a) Cloopen Co, Trustbridge Partners V, Novo Investment HK Limited (“Novo”), Image Frame Investment (HK) Limited (“Image Frame”), Parantoux Vintage PE Ltd. (“Parantoux”), Flawless Success, Mirae Asset New Economy Fund L.P. (“Mirae Asset LP”) and Mirae Asset Growth 1 Investment Company Limited (“Mirae Asset Growth 1”) are collectively referred to herein as the “Rollover Shareholders”; (b) Cloopen Co, Trustbridge Partners VII, and RTA are collectively referred to herein as the “EC Investors” or the “Guarantors”; (c) Trustbridge Partners V, Trustbridge Partners VII, TB GP5, and TB GP7 are collectively referred to herein as the “Trustbridge Filing Persons”; (d) RTA and Dmall are collectively referred to herein as the “Dmall Filing Persons”; (f) the Founder, Cloopen Co, and Flawless Success are collectively referred to herein as the “Founder Filing Persons”; (g) Parent, HoldCo, Merger Sub, the Trustbridge Filing Persons, the Dmall Filing Persons and the Founder Filing Persons are collectively referred to as the “Buyer Group”.

The Merger (Page 70)

You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of May 12, 2026 among the Company, Parent, HoldCo and Merger Sub (the “Merger Agreement”), and the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in connection with the Merger (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the Transactions are satisfied or waived in accordance with the terms of the Merger Agreement and the Plan of Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company and becoming a wholly-owned subsidiary of HoldCo (the “Surviving Company”).

The Surviving Company will be wholly owned by HoldCo and will continue to do business under the name “Cloopen Group Holding Limited” following the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

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Merger Consideration (Page 71)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share of the Company, issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below) and Dissenting Shares (as defined below) and Class A Ordinary Shares represented by American depositary shares (each, an “ADS”), shall be cancelled in exchange for the right to receive US$0.4940 in cash per Share without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”) and each ADS (other than ADSs representing Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled in exchange for the right to receive US$2.9641 in cash per ADS, without interest and net of any applicable fees, expenses, withholding taxes and other governmental charges (the “Per ADS Merger Consideration”). Notwithstanding the foregoing, if the Merger is completed, the following shares will not be cancelled in exchange for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding sentence, but shall be cancelled and shall cease to exist at the Effective Time as follows:

(a)	(i) 68,324,949 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) and 25,649,839 Class B Ordinary Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Exchange Act”) by the Rollover Shareholders as of May 12, 2026, as well as any other Shares acquired by the Rollover Shareholders or any of such Rollover Shareholder’s affiliates following May 12, 2026, i.e., the date of the support agreement entered into among HoldCo, the Founder, and each of the Rollover Shareholders (the “Support Agreement”), and prior to the Effective Time, including the Additional Rollover Shares and, for the avoidance of doubt, the Shares beneficially owned by Mirae Asset LP and Mirae Asset Growth 1 as of the date of the applicable joinder agreement to the Support Agreement and any Shares acquired by Mirae Asset LP, Mirae Asset Growth 1 or any of their respective affiliates following such date and prior to the Effective Time (collectively, the “Rollover Shares”), (ii) Shares held by Parent, HoldCo, Merger Sub and any of their respective subsidiaries, (iii) Shares held by the Company or any subsidiary of the Company, and (iv) 9,401,106 Class A Ordinary Shares recorded under the name of The Bank of New York Mellon as a member in the register of members of the Company and reserved for issuance and allocation pursuant to 2016 Share Incentive Plan and the 2021 Share Incentive Plan, adopted by the Company Share Plans, in each case for (ii), (iii) and (iv), issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the “Excluded Shares”) and

(b)	Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead upon serving a valid written notice of dissent under Section 238(5) of the Cayman Islands Companies Act be entitled to receive the payment of the fair value of their Dissenting Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Act.

Treatment of Company Equity Awards (Page 71)

At the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans. In addition, at the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each Company RSU that is then outstanding, whether or not vested, will be treated as described below.

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In connection with the Merger, each Company Equity Award that is outstanding immediately prior to the Effective Time will be treated as follows: (a) each Company Equity Award held by certain key employees or the Rollover Shareholders will be cancelled and treated as follows: (i) a portion of such holder’s Company Equity Awards vested as of April 30, 2026 equal to the Cash-out Percentage will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes), from the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (A) the Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying the portion being cashed out (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such portion will be cancelled without payment), and (B) in the case of any other Company Equity Award, including the Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying the portion being cashed out; (ii) the remaining vested portion (after deducting the cash-out portion) will be cancelled and replaced with a vested award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; and (iii) each Company Equity Award unvested as of April 30, 2026 held by such holder will be cancelled and replaced with an award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; (b) each Company Equity Award vested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and converted into the right to receive a cash payment (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (i) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying such Vested Company Option (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such Vested Company Option will be cancelled without payment), and (ii) in the case of any Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying such award; and (c) each Company Equity Award unvested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and cease to exist without payment of any consideration or distribution therefor.

Purposes and Effects of the Merger (Page 45)

The purpose of the Merger is to enable HoldCo to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders and ADS holders, other than holders of Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that HoldCo will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 45 for additional information.

The ADSs are currently quoted on OTC under the symbol “RAASY”. Following the consummation of the Merger, the Company will cease to be a publicly traded company and will be a privately held company wholly owned by HoldCo. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including OTC. See “Special Factors — Effects of the Merger on the Company” beginning on page 45 for additional information.

Plans for the Company after the Merger (Page 48)

The Buyer Group anticipates that, after the Effective Time, the Company’s operations will be conducted substantially as they are currently being conducted, except that (a) the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of HoldCo, and (b) Parent will have incurred indebtedness under a term loan facility in connection with the Merger, and the Surviving Company will be expected to make distributions to Parent to service such indebtedness.

Following the completion of the Merger and the anticipated deregistration of the Shares and the ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance requirements of OTC and the related direct and indirect costs and expenses.

Recommendation of the Special Committee and the Board (Page 35)

The Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the terms of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions are fair to, and in the best interests of, the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the unaffiliated security holders (as such term is defined in Rule 13e-3 of the Exchange Act, the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions and (b) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the Limited Guarantees substantially in the form presented to the Special Committee, and recommended the approval of the consummation of the Transactions by the shareholders of the Company, and unanimously recommended such to the Board and its audit committee and compensation committee.

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The Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the terms of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, are fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and to consummate the Transactions, (b) resolved that the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions be and each of them was, authorized and approved, and (c) resolved to direct that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions be submitted to the shareholders of the Company for their approval and authorization at an extraordinary general meeting of the Company’s shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER, THE LIMITED GUARANTEES AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, THE VARIATION OF CAPITAL AND THE ADOPTION OF AMENDED M&A, FOR THE PROPOSAL TO AUTHORIZE EACH DIRECTOR OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER, THE LIMITED GUARANTEES AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, THE VARIATION OF CAPITAL AND THE ADOPTION OF AMENDED M&A, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and in determining that the Merger is fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the Unaffiliated Security Holders, see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors — Effects of the Merger on the Company — Primary Benefits and Detriments of the Merger” beginning on page 47. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group Members as to the Fairness of the Merger (Page 40)

Each Buyer Group member believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under “Special Factors — Position of Buyer Group Members as to the Fairness of the Merger” beginning on page 40.

Financing of the Merger (Page 49)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$111 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of Excluded Shares. This amount includes the cash to be paid to the holder of Shares and ADSs (other than the Rollover Shareholders) and to the holders of Vested Company Options and the Vested Company RSUs, as well as the related costs and expenses, in connection with the Transactions, including the Merger. The Buyer Group expects to provide this amount through a combination of (a) cash contributions contemplated by the equity commitment letters, dated as of May 12, 2026, between Parent and each EC Investor (each, an “Equity Commitment Letter”), and (b) proceeds from a committed term loan facility contemplated by the CMB Debt Commitment Letter, by and between Parent and China Merchants Bank Co., Ltd. Shanghai Branch (the “Lender”).

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See “Special Factors — Financing of the Merger” beginning on page 49 for additional information.

Support Agreement (Page 51)

Concurrently with the execution and delivery of the Merger Agreement, the Founder and Rollover Shareholders entered into the Support Agreement with HoldCo, pursuant to which, among other things, each Rollover Shareholder agreed, upon the terms and subject to the conditions set forth therein, (a) to vote the Supporting Shares held by such holders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) to subscribe for or otherwise receive shares of HoldCo at or immediately prior to the Effective Time in consideration of, and receive no cash consideration for, the cancellation of the Rollover Shares held by such holders in accordance with the terms of the Merger Agreement.

On July 30, 2026, HoldCo entered into separate joinder agreements with each of Mirae Asset LP and Mirae Asset Growth 1, respectively, pursuant to which each of Mirae Asset LP and Mirae Asset Growth 1 acknowledged, agreed and confirmed that it would be deemed to be a party to, and a Rollover Shareholder and a Supporting Shareholder under, the Support Agreement as of the date thereof, and would have all rights and obligations of a Rollover Shareholder and a Supporting Shareholder as if it had executed the Support Agreement.

As of the date of this proxy statement, the Rollover Shareholders beneficially own in the aggregate approximately 32.21% of the total issued and outstanding Shares and approximately 60.41% of the total voting power of the outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof).

Limited Guarantees (Page 51)

Concurrently with the execution and delivery of the Merger Agreement, each of Cloopen Co, Trustbridge Partners VII and RTA executed and delivered a Limited Guarantee in favor of the Company. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent and HoldCo under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent and HoldCo under certain circumstances as set forth in the Merger Agreement.

Interim Investors Agreement (Page 51)

Concurrently with the execution and delivery of the Merger Agreement, Trustbridge Partners VII, the Founder, Parent, HoldCo and Merger Sub, and each of the other EC Investors entered into an interim investors agreement (the “Interim Investors Agreement”), which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the earlier of the Effective Time and the termination of the Merger Agreement.

The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (a) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, (b) the mechanism for making decisions relating to the equity and debt financing pending consummation of the Merger, and (c) the arrangement for the sharing of certain fees and expenses among EC Investors.

The Interim Investors Agreement also provides for (a) exclusivity obligations of the parties thereto, (b) obligations of the applicable investor to fund any equity financing shortfall amount resulting from a failure of an EC Investor affiliated with such investor to fund in full such EC Investor’s applicable cash equity commitment, and (c) obligations of each investor to, and to cause its affiliated EC Investor to, use reasonable best efforts to obtain applicable governmental consents and approvals.

See “Special Factors — Interim Investors Agreement” beginning on page 51 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 42)

Pursuant to an engagement letter dated January 7, 2026 and the addendum to the engagement letter dated April 29, 2026 (the “D&P Engagement Letter”), the Special Committee engaged Kroll, LLC (“Kroll”), operating through its Duff & Phelps Opinions Practice, to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On May 12, 2026, Kroll rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Kroll’s written opinion, dated as of May 12, 2026, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Kroll as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Class A Ordinary Shares or ADSs other than in their capacity as holders of Class A Ordinary Shares or ADSs).

The opinion of Kroll was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Class A Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Kroll in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Kroll in preparing its opinion. We encourage holders of Shares and ADSs to read carefully the full text of the written opinion of Kroll. However, the opinion of Kroll, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 42 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 52)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

●	the beneficial ownership of equity interests in Parent by Cloopen Co, which is wholly owned by the Founder as a result of the Merger (if approved and consummated);

●	the potential enhancement or decline of the share value of the Surviving Company, of which the Founder will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

●	continued indemnification rights which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger; and

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●	the potential continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this proxy statement, the directors and executive officers of the Company hold an aggregate of 10,789,978 Class A Ordinary Shares, 25,649,839 Class B Ordinary Shares, of which 3,900,000 Company options or Company restricted shares are vested or will be vested within 60 days after the date of this proxy statement.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

Conditions to the Merger (Page 86)

The obligations of Parent, HoldCo and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by HoldCo, of the following conditions:

●	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

●	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

●	the aggregate amount of available cash of the Company and its subsidiaries on a consolidated basis equals or exceeds US$85,000,000 (or its RMB equivalent);

●	there not having been any Company Material Adverse Effect (as defined below) or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below), since the date of the Merger Agreement;

●	the Company having delivered to HoldCo a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions;

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions;

●	the representations and warranties of Parent, HoldCo and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement, subject to certain qualifications;

●	Parent, HoldCo and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

●	HoldCo having delivered to the Company a certificate dated the closing date, signed by a director of HoldCo, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 87)

The Merger Agreement may be terminated at any time prior to the Effective Time:

●	by mutual written consent of HoldCo and the Company; or

●	by either the Company (acting upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent if its failure to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), upon:

○	a Termination Date Termination Event;

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○	a Permanent Order Termination Event; or
○	a No-Vote Termination Event;

●	by the Company (acting upon the recommendation of the Special Committee), upon:

○	a Parent Breach Termination Event;
○	a Parent Failure to Close Termination Event;
○	a Superior Proposal Termination Event; or
○	an Intervening Event Termination Event;

●	by HoldCo, upon:

○	a Company Breach Termination Event; or
○	a Change in the Company Recommendation Termination Event;

each as defined in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87.

U.S. Federal Income Tax Considerations (Page 57)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will generally be a taxable transaction for U.S. federal income tax purposes. We believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for our 2025 taxable year and may continue to be classified as a PFIC for our 2026 taxable year, which may result in adverse U.S. federal income tax consequences to U.S. investors, including increased tax liability on gains on the disposition of the Shares and/or ADSs pursuant to the Merger and additional reporting requirements. See “Special Factors — U.S. Federal Income Tax Considerations” beginning on page 57. The tax consequences of the Merger to an owner of Shares or ADSs will depend upon its particular circumstances. Each U.S. Holder should consult its tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger.

PRC Income Tax Consequences (Page 60)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of Merger consideration for the Shares or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise, or whether the receipt of the Merger consideration for the Shares or ADSs should otherwise be subject to PRC income tax. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise under the EIT Law, or that the receipt of the Merger consideration for the Shares or ADSs should otherwise be subject to PRC income tax, then gains recognized on the receipt of Merger consideration for the Shares or ADSs pursuant to the Merger by the holders of such Shares or ADSs who are not PRC tax residents under the EIT Law could be treated as PRC-sourced income that would be subject to PRC enterprise income tax at a rate of 10% in the case of enterprises or individual income tax at a rate of 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, regardless of whether the Company is considered a PRC resident enterprise, gains recognized on the receipt of Merger consideration for the Shares or ADSs will be subject to PRC income tax if the holders of such Shares or ADSs are PRC tax residents. It is unclear whether in practice non-PRC holders of such Shares or ADSs will be able to obtain the benefits of any applicable tax treaties if the Company is considered a resident enterprise for PRC tax purposes.

The Company does not believe that the Merger (or the Company’s offshore structure, if applicable) is without reasonable commercial purpose for purposes of the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, and, as a result, the Company does not intend to withhold any PRC enterprise income tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of the Shares or ADSs. You should consult your own advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

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Please see “Special Factors — PRC Income Tax Consequences” beginning on page 60 for additional information.

Cayman Islands Tax Consequences (Page 61)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought into or executed or produced before a court in the Cayman Islands, (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Variation of Capital and the Adoption of Amended M&A, and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 56)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws, (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette, and (c) the filing, permits, authorizations, consents and approvals as may be required under any applicable PRC laws.

Litigation Related to the Merger (Page 56)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.

Accounting Treatment of the Merger (Page 56)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations”, initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: When and where will the extraordinary general meeting be held?

A: The extraordinary general meeting will take place on      , at       a.m. (Beijing Time) at         .

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Q: What am I being asked to vote on?

A: You will be asked to consider and vote on the following proposals:

●	as a special resolution, that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, be authorized and approved;

●	as an ordinary resolution, that each of the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

●	if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q: What is the Merger?

A: The Merger is a going private transaction pursuant to which Parent will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the Surviving Company. If the Merger is consummated, the Company will continue its operations as a privately held company wholly owned by HoldCo and, as a result of the Merger, the ADSs will no longer be quoted on OTC.

Q: When do you expect the Merger to be completed?

A: We are working toward consummating the Merger as soon as possible and currently expect the Merger to close in the fourth quarter of 2026, after all conditions to the Merger have been satisfied or waived.

Q: How does the Board recommend that I vote on the proposals?

A: After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board recommends you to vote:

●	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;

●	FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

●	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q: What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A: An affirmative vote of holders of Shares (including Class A Ordinary Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting (as opposed to total outstanding Shares) in person or by proxy (or in the case of corporations, by their duly authorized representatives), as a single class at the extraordinary general meeting of the Company or any adjournment thereof is required to authorize and approve the Merger Agreement and the Plan of Merger, the Limited Guarantees, and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

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Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Supporting Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, which, as of May 12, 2026, collectively represent approximately 57.26% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date of this proxy statement).

Q: What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A: An affirmative vote of holders of Shares representing a simple majority of the votes cast by such holders entitled to vote, present and voting in person or by proxy (or in the case of corporations, by their duly authorized representatives), as a single class at the extraordinary general meeting is required.

Q: How do I vote if my Shares are registered in my name?

A: If Shares are registered in your name as of 5:00 p.m. New York City time on                  , the (“Share Record Date”), you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than                 a.m. (Beijing Time),                  , which is the deadline to lodge your proxy card for it to be valid, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q: How do I vote if I own ADSs?

A: If you own ADSs as of the close of business in New York City on the ADS Record Date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Class A Ordinary Shares underlying your ADSs) (either directly if ADSs are held directly on the books and records of the ADS Depositary or indirectly through a bank, brokerage or other securities intermediary if ADSs are held by any of them on behalf of a holder of ADSs) how to vote the Class A Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible (in the case of ADSs held directly on the books of the ADS Depositary) or by following the instructions provided by your broker or other securities intermediary (in the case of ADSs held through a broker or other intermediary). The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on                   in order to ensure the Class A Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold ADSs through a broker or other securities intermediary, you must follow the instructions you receive from that intermediary has to how to give instructions and the cutoff date and time by which those instructions must be received, which will be earlier than the date and time specified above.

Alternatively, if you own ADSs, you may vote at the extraordinary general meeting directly if you surrender your ADSs for cancellation to the ADS Depositary and become a holder of the Class A Ordinary Shares underlying your ADSs prior to the close of business in the New York City on the Share Record Date.

Q: If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A: Your broker, bank or other securities intermediary will only vote your Shares or give voting instruction with respect to Class A Ordinary Shares underlying your ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, those Shares or ADSs will not be voted.

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Q: What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A: If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other securities intermediary, your vote will not be counted.

Q: May I change my vote?

A: Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

●	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China. Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

●	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than a.m. (Beijing Time) on , which is the deadline to lodge your proxy card.

●	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Registered holders of ADSs may endeavor to revoke their voting instructions or may endeavor to revise and replace their voting instructions by providing written notification to the ADS Depositary with the relevant voting instruction control details or a request for a new voting instruction card, in each case sufficiently in advance of the ADS voting instruction cut-off date and time. The ADS Depositary will make reasonable efforts to accommodate any timely received request to revoke or replace a voting instruction, however it cannot be assured and the ADS Depositary will not be responsible for any failure to do so.

If you hold your Shares or ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares or ADSs, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.

Q: What should I do if I receive more than one set of voting materials?

A: If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q: If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A: No, please do NOT send in your certificates or ADRs now. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Similarly, after the Merger is completed, ADR holders will be sent a form of letter of transmittal with detailed written instructions for exchanging your ADRs for the Per ADS Merger Consideration.

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All holders of uncertificated Shares and uncertificated ADSs whose Shares or ADSs are held in book entry will automatically receive their net Merger consideration shortly after the Merger is completed without any further action required on the part of such holders. If your ADSs are held in a securities account with a broker or other securities intermediary, your broker or other securities intermediary will credit the net Merger consideration to your account.

Q: Am I entitled to dissenters’ rights?

A: Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of each of their Shares determined in accordance with the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights for and on behalf of the ADS holders with respect to any of the Class A Ordinary Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for cancellation, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Class A Ordinary Shares in the Company’s register of members, and become registered holders of Class A Ordinary Shares prior to the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Act.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 90 as well as “Annex E — Cayman Islands Companies Act (As Revised) — Section 238” to this proxy statement carefully. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q: Will any proxy solicitors be used in connection with the extraordinary general meeting?

A: No.

Q: Who can help answer my questions?

A: If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at ir@yuntongxun.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

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SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described below occurred primarily in the PRC and Hong Kong. Accordingly, all dates and times referenced in this Background of the Merger, including events that may have occurred in different time zones, refer to China Standard Time unless otherwise indicated.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company. The Founder, as an existing beneficial owner of the Company, has also from time to time evaluated the Company’s business and financial condition, market conditions and other developments relevant to the Company and its prospects.

In late 2025, representatives of Trustbridge Partners VII held preliminary discussions with the Founder to explore the possibility of a potential going-private transaction with respect to the Company. During these initial exploratory communications, the Founder and Trustbridge Partners VII did not engage in any detailed discussions or negotiations, or enter into any agreement or understanding, due to, among other reasons, the preliminary nature of the evaluation and the uncertainty of value.

On December 22, 2025, Trustbridge Partners VII and Cloopen Co entered into a consortium agreement regarding cooperation, participation and exclusivity in the evaluation, negotiation and consummation of a going-private transaction with respect to the Company.

On the same day, the Founder and Trustbridge Partners VII submitted to the Board a preliminary non-binding proposal (the “Proposal”) to acquire all of the outstanding Shares (including Shares represented by ADSs) that are not already beneficially owned by the Founder and Trustbridge Partners VII or their affiliates, for a proposed purchase price of US$0.4940 per Share, or US$2.9641 per ADS, in cash in a going private transaction (the “Proposed Transaction”).

On December 24, 2025, the Company issued a press release announcing the receipt of the Proposal.

On December 25, 2025, a meeting of the Board was convened. During the meeting, the Board determined that it was in the best interests of the Company to establish the Special Committee consisting of Mr. Adam Zhao, Mr. Tim Yimin Liu and Mr. Ziguang Gao, with Mr. Zhao serving as the chair of the Special Committee. The Board meeting was adjourned without any further discussion or votes relating to the Proposed Transaction. The Special Committee was granted by the Board on February 11, 2026, the power and authority to (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the Proposed Transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (ii) respond to any communications, inquiries or proposals regarding the Proposed Transaction or any alternative transaction, (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the Proposed Transaction or any alternative transaction, (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate, (v) recommend to the Board and the Company whether the Proposed Transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate), (vi) recommend rejection or approval of the Proposed Transaction or any alternative transaction to the Board, (vii) effect or recommend to the Board the consummation of the Proposed Transaction or any alternative transaction, (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the Proposed Transaction or any alternative transaction, (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan, (x) investigate the Company and any prospective acquirers, the Proposed Transaction or alternative transaction and matters related thereto as it deems appropriate, (xi) review and comment upon any and all documents and other instruments used in connection with the Proposed Transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, (xii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the Special Committee considers appropriate regarding the Proposed Transaction or any alternative transaction or consideration thereof, and (xiii) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

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On December 29, 2025, the Company issued a press release announcing the formation of the Special Committee and furnished to the SEC such press release and the press release announcing the receipt of the Proposal as exhibits to a current report on Form 6-K.

Between December 25, 2025 and January 8, 2026, the Special Committee reached out to and was approached by multiple prospective advisors, including financial advisors and legal counsels, and solicited and received proposals with respect to the prospective services to be rendered to the Special Committee in connection with the Proposed Transaction.

On January 5, 2026, the Special Committee determined to retain Hogan Lovells (“Hogan”) as its U.S. legal counsel to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Hogan’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going-private transactions, and its significant history of working with Asia-based companies.

The Special Committee considered the proposals of various candidate investment banks. After discussion, the Special Committee decided to engage Kroll as its financial advisor. Among the reasons for Kroll’s selection were their extensive experience in mergers and acquisitions transactions, their strong reputation, their industry knowledge, and their lack of existing material relationships with the Company or the Buyer Group. The Special Committee, on behalf of the Company, entered into an engagement letter with Kroll on January 7, 2026 and amended by an addendum dated April 29, 2026.

On January 8, 2026, the Company issued a press release regarding the Special Committee’s appointment of Kroll as its financial advisor and Hogan as its U.S. legal counsel and furnished the press release as an exhibit to a current report on Form 6-K.

On January 19, 2026, the Special Committee convened an organizational meeting by video conference with Hogan and Kroll. Hogan led the Special Committee in a discussion of its key duties and responsibilities in the context of a going-private transaction and suggested key guidelines for the Special Committee to consider in this context. Thereafter, the Special Committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value. Kroll then briefly discussed the financial advisor’s responsibilities in the Proposed Transaction and the financial due diligence work it needed to conduct in order to perform its financial analysis of the Company and assess the offer. Then the Special Committee discussed with its advisors regarding the communication protocol with respect to potential investor questions and market inquires. After discussion, the Special Committee decided that all questions from external parties should be addressed to Kroll and Hogan who should consult the Special Committee in responding to such questions.

During the ensuing days, the Special Committee considered draft communications and confidentiality guidelines prepared by Hogan for directors, officers and employees of the Company to follow in light of and in connection with the Proposed Transaction and any alternative transaction, including guidelines on what information can and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided. The guidelines were adopted by the Special Committee and subsequently delivered to the management of the Company on January 21, 2026.

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On February 2, 2026, the Special Committee held a video conference meeting with Hogan and Kroll. Hogan reported to the Special Committee that Hogan and Kroll had meetings via video conference with certain significant shareholders of the Company, including representatives of Trustbridge Partners VII on January 26, 2026, and the Founder on January 27, 2026, respectively. During such meetings, the Founder confirmed, on behalf of the Buyer Group consisting of himself and Trustbridge Partners VII, that the Buyer Group is interested only in acquiring the outstanding shares of the Company that the Buyer Group does not already own, and that the Buyer Group does not intend to sell its shares in the Company to any third party in the foreseeable future. Trustbridge Partners VII explained that the Proposed Transaction is expected to be financed with a combination of the Buyer Group’s own existing cash, a debt facility from one or more financial institutions and funding from additional equity investors. The amount and financing terms of such financing are under discussion.

Kroll then provided the Special Committee with an update on the progress being made to complete its preliminary financial analysis.

During the meeting, the Special Committee was informed of and considered the comments from investors, and instructed its advisors to keep monitoring comments from investors and take all relevant factors, including such comments, into consideration while assisting the Special Committee in evaluating the Proposed Transaction.

The Special Committee further discussed with its advisors whether to perform a market check. After robust discussion with its advisors, and taking into consideration all available facts, including (i) the Buyer Group owned shares in the Company representing approximately 53.98% of the outstanding voting power as of the date of the Proposal, (ii) the Buyer Group’s clear indication that it was committed to the current proposal and not any potential proposal from a third party, (iii) third parties may approach the Special Committee proactively to express an interest in a transaction with the Company, the Special Committee then came to the view that although it would not pursue a market check at this stage of the privatization process, it would remain open to any competing bids received or alternative transactions available.

Between February and early March 2026, representatives of Trustbridge Partners VII engaged in preliminary, high-level discussions from time to time with Investor A, and the Founder engaged in preliminary, high-level discussions from time to time with Dmall, to explore their respective preliminary interest in the Proposed Transaction. During these preliminary communications, no confidential information of the Company was shared, and no agreement, arrangement, or understanding was reached with any of such parties.

Between early February and early March 2026, with the assistance of Hogan, the Special Committee on behalf of the Company negotiated and entered into confidentiality agreements with Trustbridge Partners VII to facilitate its due diligence and the debt financing for the Proposed Transaction. Interested debt financing banks commenced due diligence shortly after executing the confidentiality agreement.

During March 2026, the Founder and representatives of Trustbridge Partners VII engaged in preliminary discussions with several existing shareholders to explore the possibility of rolling over their equity interests in the Company in connection with the Proposed Transaction. To facilitate further discussions and the sharing of confidential information, Trustbridge Partners VII sought and obtained the prior consent of the Special Committee to engage with such parties as potential rollover shareholders and to designate them as “Representatives” under the existing confidentiality agreement between the Company and Trustbridge Partners VII. Subsequently, Trustbridge Partners VII entered into back-to-back confidentiality letters with Novo, Parantoux, and Image Frame, pursuant to which such parties agreed to be bound by the confidentiality obligations thereunder. During the same period, Trustbridge Partners VII also entered into a back-to-back confidentiality letter with another existing shareholder (“Rollover Shareholder A”); however, following preliminary discussions, Rollover Shareholder A ceased further engagement with respect to the Proposed Transaction and did not proceed further.

On March 1, 2026, Han Kun Law Offices (“Han Kun”), in its capacity as legal counsel to the Buyer Group, sent an initial draft of the Merger Agreement to Hogan.

On March 9, 2026, the Special Committee held a video conference meeting with Hogan and Kroll. During the meeting, Hogan provided the Special Committee with an overview of the principal issues contained in the initial draft of the Merger Agreement, which include, among other things, (i) the Buyer Group’s plan to finance the Proposed Transaction through a combination of rollover financing from the rollover shareholders and debt financing, (ii) the absence of a “majority of the minority vote” requirement, (iii) the closing condition for the benefit of the Buyer Group that shareholders representing no more than 5% of the outstanding shares had exercised dissenters rights, (iv) the closing condition for the benefit of the Buyer Group that the cash of the Company and its subsidiaries on a consolidated basis (which, for the avoidance of doubt, shall include cash, restricted cash, term deposits, and short-term investments) solely to the extent that such amounts are freely convertible into cash within seven (7) business days without penalty, net of issued but uncleared checks, in each case available free of any lien (the “Available Cash”) of the Company immediately prior to closing equals to or exceeds US$130,000,000, and (v) certain trigger events for the termination of the Merger Agreement and the payment of termination fees.

Then the Special Committee discussed with its advisors regarding the possibility of using the Company cash in the Proposed Transaction. The Special Committee noted that, among other things, (i) the Company’s anticipated capital expenditures, indebtedness and insolvency are among the factors that the Company shall consider as to whether to permit the use of Company cash in a going-private transaction, (ii) the availability of cash (e.g. the amount and the circumstances under which such cash shall be maintained by the Company prior to the closing of the going-private transaction) shall be taken into account from the deal certainty perspective, and (iii) the availability of financing (with or without Company cash) should not be a condition for the Buyer Group to complete the Proposed Transaction.

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After lengthy discussion and considering the views of its advisors, the Special Committee agreed on a proposed response to the key issues in the Merger Agreement, including, among other things, requesting the “majority of the minority vote”, rejecting the closing condition relating to the exercise of dissenters rights, rejecting the Available Cash closing condition, and requesting the ability for the Company to terminate the agreement if it received a superior proposal following execution of a definitive agreement or an intervening event occurs.

On March 11, 2026, Hogan sent the revised draft of the Merger Agreement to Han Kun.

Also on the same day, Han Kun circulated drafts of the Limited Guarantee and Equity Commitment Letter to Hogan.

On March 16, 2026, the Special Committee held a video conference meeting with Hogan and Kroll during which Kroll communicated to the Special Committee with respect to its preliminary financial analysis performed to date. The Special Committee instructed Kroll to adopt a balanced approach in gauging all relevant factors, respectively and holistically, to assess the reasonableness of the assumptions of management financial projections.

On March 19, 2026, Hogan provided Han Kun with comments to the Limited Guarantee and Equity Commitment Letter.

On March 21, 2026, a revised draft of the Merger Agreement was sent by Han Kun to Hogan. The revised Merger Agreement proposed, among other things, the Buyer Group’s proposed treatment of the Company’s share incentive awards, a compromise position on the fiduciary out construct and a reduced scope of the Company’s obligations between signing and closing of the Proposed Transaction. The draft also reiterated the Buyer Group’s position on requesting closing conditions relating to the exercise of dissenters rights and the Available Cash, and rejecting the “majority of the minority vote”.

On March 25, 2026, Han Kun sent the initial drafts of the Support Agreement and Interim Investors Agreement to Hogan.

On March 31, 2026, Han Kun circulated revised drafts of the Limited Guarantee and Equity Commitment Letter to Hogan.

On April 2, 2026, Hogan sent the revised draft of the Merger Agreement to Han Kun which generally made the agreement more favourable to the Company.

On April 9, 2026, Hogan provided Han Kun with comments to the Limited Guarantee, Equity Commitment Letter, Support Agreement and Interim Investors Agreement.

On April 10, 2026, Han Kun provided Hogan with a draft of the debt commitment letter (the “CMBC Debt Commitment Letter”) to be issued by China Minsheng Banking Corp., Ltd. Shanghai Pilot Free Trade Zone Branch (“Minsheng Bank”) to Parent, setting forth Minsheng Bank’s commitment to provide a term facility in an amount up to US$ 42,000,000 or its equivalent in RMB for the Merger, upon the terms set forth in the letter.

On April 12, 2026, Hogan provided Han Kun with comments to the CMBC Debt Commitment Letter.

On April 13, 2026, Han Kun sent revised drafts of the Merger Agreement, Support Agreement and Interim Investors Agreement to Hogan.

On April 13, 2026, the Special Committee discussed with its advisors regarding the request for the Buyer Group to increase its offer price. The Special Committee deliberated all relevant factors, including but not limited to, (i) the slowdown in China’s economic growth is considered temporary, and it is expected to rebound in the future, (ii) the competition in the operating environment of the Company’s CPaaS business is expected to ease up in the long run, and (iii) the Company’s revenue is expected to have substantial growth due to its investment in Cloud-based CC and Cloud-based UC&C business, and its profitability is expected to improve over time. The Special Committee then decided that it is timely to seek an improvement to the offer price from the Buyer Group, and instructed Kroll to ask the Buyer Group to increase its offer price. On April 14, 2026, Kroll sent to Han Kun an email to relay the Special Committee’s request for the Buyer Group to revert with an increased offer price.

Between March and April 2026, The Founder and Trustbridge Partners VII continuously evaluated the possibility of introducing additional equity sponsors to the Buyer Group, driven by their financing plan and preliminary discussions with prospective investors, including Dmall. On April 15, 2026, at the instruction of the Founder, Han Kun contacted Dmall to inquire whether Dmall would be interested in participating in the Buyer Group as an equity sponsor. Later that day, Dmall expressed its interest and requested a draft confidentiality agreement. Han Kun promptly notified the Special Committee of Dmall’s intention. The Special Committee required Dmall to enter into a separate, direct confidentiality agreement with the Company on substantially the same terms, without further renegotiation. On April 16, 2026, Han Kun circulated the draft confidentiality agreement to Dmall, which was subsequently executed by Dmall Digital Assets Limited, a wholly-owned subsidiary of Dmall and the Company on April 17, 2026. Later on April 17, 2026, Han Kun shared the drafts of the transaction documents with Dmall and its U.S. and Hong Kong legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP. Following the execution of the confidentiality agreement and the sharing of transaction documents, Dmall confirmed its interest in participating in the going-private transaction as an equity investor. As a result, the Buyer Group expanded to include Dmall, and from this point forward.

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On April 17, 2026, Han Kun sent to Kroll an email setting out that the Buyer Group declined to increase its offer price at this time in consideration of, among other things, the highly speculative macroeconomic environment, the CPaaS competitive dynamics being intensified by both traditional competitors and emerging AI-driven communication solutions, and the Company’s Cloud UC&C expansion, though strategically sound, requiring substantial capital and disciplined execution in a competitive environment, which may challenge the sustained margin improvement constrained by competitive intensity and customer acquisition costs.

From mid-April to early May 2026, Hogan and Han Kun continued to negotiate the Merger Agreement while simultaneously advancing the related ancillary documents, including the Equity Commitment Letter and Limited Guarantee. Through multiple draft exchanges, the negotiations during this period focused not only on the core terms of the Merger Agreement, but also on key ancillary provisions such as the scope of the Guarantors’ waivers and the several and not joint nature of their obligations.

On May 7, 2026, Hogan sent the revised draft of the Merger Agreement to Han Kun which among other things, (i) did not include the “majority of the minority vote” provision considering that such condition was not required under Cayman Islands law, (ii) excluded the closing condition for the Buyer Group relating to the exercise of dissenters rights, and (iii) contained the closing condition of the Available Cash in the amount of US$85,000,000 in relation to the facility drawdown condition under the CMBC Debt Commitment Letter.

On May 11, 2026, Hogan and Han Kun traded cleanup comments on the various transaction documents in preparation of agreed forms of the Merger Agreement and other transaction documents.

On May 12, 2026, Minsheng Bank issued the then-existing CMBC Debt Commitment Letter to Parent, a copy of which was provided by Han Kun to Hogan on the same day.

On May 12, 2026, the Special Committee held a video conference meeting with Hogan and Kroll. The Special Committee noted that it had remained open to any competing bids that it may receive although no other alternative offers have been received to date. Hogan then reviewed the fiduciary duties applicable to the Special Committee in connection with the Proposed Transaction and the key terms in the Merger Agreement and the related transaction documents. Kroll then presented its financial analysis to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and is attached hereto as Annex D, to the effect that, as of May 12, 2026, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” for additional information regarding the financial analysis performed by Kroll and the opinion rendered by Kroll to the Special Committee. After considering the presentations of Hogan and Kroll, including Kroll’s fairness opinion, and taking into account the other factors described below under the heading titled “Special Factors–Reasons for the Merger and Position of the Special Committee and the Board,” the Special Committee then unanimously (a) determined that it was fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares), and declared it advisable, for the Company to enter into the Merger Agreement, the Plan of Merger and the other documents being entered into in connection with the Merger to which it is a party, including, without limitation, the Limited Guarantees (together, the “Transaction Agreements”), and consummate the Transactions, (b) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger and the Transaction Agreements to which the Company is a party, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the shareholders at the shareholders’ meeting and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Following the meeting of the Special Committee, the Board convened a meeting with Hogan and Kroll. The Special Committee provided to the Board an overview of the Proposed Transaction and presented its recommendation to the Board. After considering the proposed terms of the Merger Agreement, the other Transaction Agreements and the unanimous determination and recommendation of the Special Committee, (a) the Board, on behalf of the Company, determined that it was fair (both substantively and procedurally) to and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares), and declares it advisable, for the Company to enter into, deliver and perform the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transaction Agreements to which the Company is a party and consummate the Transactions, including the Merger, (b) the Board, on behalf of the Company, determined that the Per Share Merger Consideration was not less than the fair value of the shares for purposes of section 238(8) of the Cayman Islands Companies Act, (c) the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transaction Agreements to which the Company is a party, and the consummation of the Transactions, including the Merger, be, and each of them hereby was, authorized and approved, and (d) the Board, recommended the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees, and the consummation of the Transactions, including the Merger, by the shareholders at the shareholders’ meeting and directs that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. See “Special Factors–Reasons for the Merger and Position of the Special Committee and the Board” for a full description of the resolutions of the Board at this meeting.

Later on May 12, 2026 (U.S. Eastern Time), the Company, Parent, HoldCo and Merger Sub executed and delivered the Merger Agreement and the applicable parties executed the related ancillary documents.

Later that day, the Company issued a press release announcing that it has entered into a definitive Merger Agreement with Parent, HoldCo and Merger Sub, and furnished the press release as an exhibit to a current report on Form 6-K.

In mid-May 2026, representatives of Tencent Holdings Limited contacted representatives of Trustbridge Partners VII and proposed that THL H Limited transfer 1,249,998 Class A Ordinary Shares held by it to Image Frame, each a wholly-owned subsidiary of Tencent Holdings Limited, for the purpose of streamlining Tencent Holdings Limited’s holding structure in connection with the Transactions. Because THL H Limited was subject to the confidentiality and standstill obligations under the back-to-back confidentiality letter entered into in connection with the Proposed Transaction, Trustbridge Partners VII sought the prior consent of the Special Committee to permit the proposed transfer. On May 15, 2026, Hogan informed Han Kun that the Special Committee had consented to the proposed transfer.

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On May 22, 2026, following receipt of such consent, THL H Limited transferred 1,249,998 Class A Ordinary Shares to Image Frame for no consideration. The transfer was effected as a private, off-market transaction between affiliates. Following the transfer, Image Frame directly held an aggregate of 13,049,682 Class A Ordinary Shares, all of which constitute Rollover Shares under the Support Agreement.

On June 2, 2026, the Company and the Buyer Group jointly filed a Schedule 13E-3 transaction statement in connection with the Merger.

In early June 2026, representatives of Mirae Asset LP and Mirae Asset Growth 1 contacted representatives of Trustbridge Partners VII and expressed their interest in rolling over the securities in the Company held by them. To facilitate further discussions and the sharing of confidential information, Trustbridge Partners VII sought and obtained the prior consent of the Special Committee to engage separately with Mirae Asset LP and Mirae Asset Growth 1 as potential rollover shareholders and to designate each of them as a “Representative” under the existing confidentiality agreement between the Company and Trustbridge Partners VII. Subsequently, Trustbridge Partners VII entered into separate back-to-back confidentiality letters with Mirae Asset LP and Mirae Asset Growth 1, respectively, pursuant to which each of them agreed to be bound by the confidentiality and standstill obligations thereunder. During the ensuing weeks, representatives of Trustbridge Partners VII and each of Mirae Asset LP and Mirae Asset Growth 1 engaged in discussions regarding the terms of their respective proposed rollovers.

To optimize the financing terms and enhance the transaction certainty, following the execution of the Merger Agreement, representatives of Trustbridge Partners VII began discussions with representatives of China Merchants Bank Co., Ltd. Shanghai Branch, the Lender, regarding the possibility of the Lender providing the debt financing for the Merger in substitution for the debt financing previously committed by Minsheng Bank. In connection therewith, in early July of 2026, Han Kun approached Hogan regarding the possibility of replacing Minsheng Bank with China Merchants Bank Co., Ltd. Shanghai Branch, the Lender, as the debt financing source for the Parent to consummate the Merger.

On July 9, 2026, Han Kun provided Hogan with a draft of the CMB Debt Commitment Letter to be issued by the Lender, setting forth, among other things, a committed term loan facility to Parent in an aggregate principal amount of up to the lower of (i) RMB300 million and (ii) 40% of the aggregate amount of the Merger consideration and the related fees, costs, expenses and taxes incurred by Parent, HoldCo and Merger Sub in connection with the Merger, financial and operation covenants on the Company before and upon completion of the Merger. During the ensuing days, Hogan and Han Kun exchanged comments on the draft CMB Debt Commitment Letter.

On July 24, 2026, the Special Committee held a video conference meeting with Hogan. During the meeting, Hogan presented the major terms and conditions of the draft CMB Debt Commitment Letter proposed to be issued by the Lender, including the commitment amount, tenor, operation covenants, financial covenants, facility drawdown conditions and collateral package, etc., as well as the corresponding terms in the CMBC Debt Commitment Letter. After discussion, the Special Committee noted that the draft CMB Debt Commitment Letter proposed to be issued by the Lender contains terms and conditions that are not less favorable to Parent than those described in the CMBC Debt Commitment Letter. The Special Committee further noted that among other things, in consideration of and assuming the rollover equity to be supplemented by Mirae Asset LP and Mirae Asset Growth 1, (i) the aggregate proceeds of the cash financing would be sufficient for Parent, HoldCo and Merger Sub to pay the Merger consideration upon the terms and conditions contemplated by the Merger Agreement and (ii) the alternative financing by the Lender would not prevent, materially delay or materially impede or impair the ability of Parent, HoldCo and Merger Sub to consummate the Merger. The Special Committee then instructed Hogan to finalize the definitive agreements for the rollover and alternative financing with the Buyer Group and its counsel.

During the ensuing days, Hogan and Han Kun exchanged comments on, and finalized, the definitive agreements for the respective rollovers of Mirae Asset LP and Mirae Asset Growth 1, and the CMB Debt Commitment Letter to be issued by the Lender.

On July 30, 2026, Parent entered into the CMB Debt Commitment Letter with the Lender, pursuant to which the Lender committed, subject to the terms and conditions set forth therein, to provide a committed term loan facility to Parent in an aggregate principal amount of up to the lower of (i) RMB300 million and (ii) 40% of the aggregate amount of the Merger consideration and the related fees, costs, expenses and taxes incurred by Parent, HoldCo and Merger Sub in connection with the Merger. On July 31, in connection with the execution of the CMB Debt Commitment Letter, Parent delivered a notice to Minsheng Bank terminating the CMBC Debt Commitment Letter dated May 12, 2026 between Parent and Minsheng Bank in accordance with its terms.

Also on July 30, 2026, HoldCo entered into separate joinder agreements with each of Mirae Asset LP and Mirae Asset Growth 1, respectively, pursuant to which each of Mirae Asset LP and Mirae Asset Growth 1 acknowledged, agreed and confirmed that it would be deemed to be a party to, and a Rollover Shareholder and a Supporting Shareholder under, the Support Agreement as of such date and would have all of the rights and obligations of a Rollover Shareholder and a Supporting Shareholder as if it had executed the Support Agreement on May 12, 2026.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The Board, acting upon the unanimous recommendation of the Special Committee, which the Special Committee formed based in part on the advice and assistance of its financial and legal advisors, and on behalf of the Company, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on May 12, 2026, the Special Committee unanimously recommended that the Company’s Board adopt resolutions that:

●	determined that it was fair (both substantively and procedurally) to and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares), and declared it advisable, for the Company to enter into the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transaction Agreements and consummate the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;

●	determined that the Per Share Merger Consideration was not less than the fair value of the Shares for purposes of section 238(8) of the Cayman Islands Companies Act;

●	resolved to direct the authorization and approval of the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transaction Agreements and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

●	recommended the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A by the shareholders at an extraordinary general meeting of shareholders and directs that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A be submitted to a vote of the shareholders of the Company for authorization and approval.

On May 12, 2026, the Board approved and adopted the resolutions recommended by the Special Committee.

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In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

●	the Per Share Merger Consideration of US$0.4940 per Ordinary Share, or the Per ADS Merger Consideration of US$2.9641 per ADS, each representing a premium of approximately 51.23% to the closing price of the ADSs on December 19, 2025, the last trading day prior to the Company’s receipt of the Proposal on December 22, 2025; and a premium of approximately 110.22% over the closing price of ADSs on May 11, 2026, the last trading day prior to the date of execution of the Merger Agreement;

●	the all-cash merger consideration, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

●	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following discussion with the Buyer Group, US$0.4940 per Ordinary Share or US$2.9641 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration, tenor and process of negotiations and the experience of the Special Committee’s advisors;

●	the financial analysis prepared by Kroll and reviewed by Kroll, with the Special Committee on May 12, 2026, as well as the oral opinion of Kroll rendered to the Special Committee on May 12, 2026 (which was subsequently confirmed in writing by delivery of Kroll’s written opinion addressed to the Special Committee dated May 12, 2026), that the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) pursuant to the Merger Agreement are fair, from a financial point of view, to such holders, as of the date of such opinion, based upon and subject to the assumptions, qualifications, limitations and other matters considered by Kroll in preparing its opinion. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” for additional information. The Special Committee notes that the opinion delivered by Kroll addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares). Such holders may include the Company’s director and officer security holders (other than the Founder). The Company’s director and officer security holders who may receive consideration as a result of the Merger (other than the Founder) are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, as the Unaffiliated Security Holders. As such, the Special Committee does not believe the inclusion of these director and officer security holders (other than the Founder) in the opinion affects its ability to rely on the opinion of Kroll as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. The Special Committee has not made any separate determination as to the fairness of the Merger to any security holder who is an affiliate of the Company, such as the director and officer stockholders identified in the preceding sentence. The Special Committee and the Board expressly adopted these analyses and opinions of Kroll as their own in their entirety, among other factors considered, in reaching their respective determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger;

●	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown globally and regional instabilities and the challenges in the macroeconomic environment;

●	the trends in the Company’s industry, including competition;

●	the increased costs of regulatory compliance for public companies;

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●	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

●	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

●	the belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

●	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

○	the absence of an express financing condition in the Merger Agreement;

○	the fact that each of Trustbridge Partners VII, RTA and Cloopen Co delivered or cause to be delivered an Equity Commitment Letter, committing sufficient equity financing to complete the Merger;

○	the fact that Parent had obtained debt financing commitment for the Merger from reputable financing source on reasonable terms and conditions;

○	the Company’s ability, as set out in the Merger Agreement and the Equity Commitment Letters, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements;

○	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion; and

○	the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a US$3,202,319 termination fee and the guarantee of such payment obligation by the Buyer Group members pursuant to the Limited Guarantees; and

●	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the fact that the members of the Buyer Group and other Rollover Shareholders hold approximately 57.26% of the aggregate voting power of the Company as of May 12, 2026 and their express intent not to sell or offer to sell their Shares to any third party or vote in favor of an alternative transaction pursuant to the Support Agreements.

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In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

●	in considering the Merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its advisors on behalf of such Unaffiliated Security Holders;

●	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), and (iii) the director’s indemnification and liability insurance rights, including under the Merger Agreement;

●	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Kroll as its financial advisor and Hogan as its legal advisor, each reporting solely to the Special Committee in connection with the Merger;

●	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

●	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the Merger;

●	the Special Committee held multiple video conference meetings to consider and review the terms of the Merger Agreement and the Merger;

●	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

●	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement and Plan of Merger”) subject to compliance with the terms and conditions of the Merger Agreement;

●	the ability of the Company to terminate the Merger Agreement in connection with a “superior proposal” or an “intervening event” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement and Plan of Merger”) subject to compliance with the terms and conditions of the Merger Agreement; and

●	the availability of dissenters’ rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights (as further explained under the caption “Special Factors – Dissenters’ or Appraisal Rights”).

The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders given, among other things, (i) that various safeguards and protective measures as discussed above in this section have been adopted to ensure the procedural fairness of the Transactions, (ii) that Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by a majority of the Unaffiliated Security Holders, (iii) that the “majority of the minority vote” requirement is not customary in going-private transactions involving Cayman Islands companies, and (iv) the financial analysis performed by Kroll.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

●	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

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●	the restrictions on the conduct of the Company’s business prior to the completion of the Merger. Please see “The Merger Agreement and Plan of Merger” for additional information;

●	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

●	the Company will be required to, under certain circumstances, pay Parent a termination fee of US$1,601,160 in connection with the termination of the Merger Agreement;

●	the Merger Agreement precludes the Company from actively soliciting alternative transaction proposals;

●	the fact that the Founder may have interests in the transaction that are different from, or in addition to, those of the Unaffiliated Security Holders, as well as the other interests of the Company’s directors and officers in the Merger. Please see “Special Factors – Interests of Certain Persons in the Merger” for additional information;

●	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and service personnel; and

●	the taxability of an all-cash transaction to the Unaffiliated Security Holders.

The forgoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transaction Agreements and the consummation of the Transactions, based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Kroll as an indication of the going concern value of the Company. These analyses included, among others, a selected public companies analysis, a selected transactions analysis and a discounted cash flow analysis. All of the material analyses as presented to the Special Committee on May 12, 2026 are summarized under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor”. The Special Committee expressly adopted these analyses and the opinion of Kroll in their entirety, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming and involve substantial costs, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize and involve substantial costs, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the Per Share Merger Consideration and Per ADS Merger Consideration offered by the Buyer Group appropriately reflects the intrinsic present value of Shares, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger. Each of the Special Committee and the Board also considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares and ADSs”. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in that industry.

In reaching its determination that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” including the analyses and opinions of Kroll. The Board expressly adopted the analyses and opinions of Kroll as its own in their entirety, and expressly adopted the recommendations and analysis of the Special Committee as its own in their entirety.

During its consideration of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including the Founder, has interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger.” Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors – Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction, as applicable.

For the foregoing reasons, each of the Special Committee and the Board believes that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, are substantively and procedurally fair to and in the best interests of the Company and the Unaffiliated Security Holders.

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Position of Buyer Group Members as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each Buyer Group member is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each Buyer Group member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group members as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger. The Buyer Group members which are shareholders and/or ADS holders of the Company have interests in the Merger that are different from, and/or in addition to, those of the other shareholders or ADS holders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “— Interests of Certain Persons in the Merger — Interests of Buyer Group Members” beginning on page 52.

The Buyer Group members believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group members attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders.

Furthermore, none of the Buyer Group members or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Security Holders. No financial advisor provided any Buyer Group member or its affiliates with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “— Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group members believe that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders:

●	the Per Share Merger Consideration of US$0.4940 and the Per ADS Merger Consideration of US$2.9641 represents a premium of approximately 51.23% to the closing price of the ADSs on December 19, 2025, the last trading day prior to the Company’s receipt of the Proposal on December 22, 2025; and a premium of approximately 110.22% over the closing price of ADSs on May 11, 2026, the last trading day prior to the date of execution of the Merger Agreement;

●	notwithstanding that the fairness opinion of Kroll was delivered to the Special Committee only and none of the affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion dated May 12, 2026 from Kroll to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Kroll as set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger is fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs);

●	the Merger consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares and ADSs, without incurring brokerage and other costs typically associated with market sales;

●	the Special Committee consists solely of directors who are unaffiliated with any Buyer Group member or any member of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than such directors’ (a) receipt of Board compensation in the ordinary course, (b) receipt of compensation in connection with their evaluation of the Merger and other strategic alternatives of the Company (which compensation is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), and (c) rights as members of the Board, including as members of the Special Committee, to the directors’ indemnification and liability insurance rights under the Merger Agreement;

●	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

●	the Special Committee retained and was advised by independent legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions, namely Hogan Lovells as U.S. legal counsel and Kroll as financial advisor, each of which reported solely to the Special Committee;

●	the Special Committee held multiple video conference meetings to consider and review the terms of the Merger Agreement, the Plan of Merger, the Limited Guarantees, the other transaction documents and the Transactions, including the Merger;

●	the terms and conditions of the Merger Agreement, the Plan of Merger, the Limited Guarantees, the other transaction documents, and the Transactions, including the Merger, were the product of robust arm’s-length negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, conducted over a period of several months from December 2025 through May 2026;

●	the Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger; and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board;

●	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposed Transaction and the Transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any other strategic alternative could be made by or on behalf of the Company without prior approval from the Special Committee, and there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the Merger;

●	the Special Committee and the Board each had no obligation to recommend the authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees, and the Transactions, including the Merger, or any other transaction;

●	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

●	the Special Committee and the Board were each fully informed about the extent to which the interests of certain shareholders and/or ADS holders of the Company who are Buyer Group members in the Merger differed from those of the Unaffiliated Security Holders;

●	the Merger was unanimously approved by the Special Committee;

●	the ability of the Company (subject to certain limitations and restrictions set forth in the Merger Agreement), in certain circumstances relating to an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (as defined below), prior to obtaining the Requisite Company Vote, to furnish information to and engage or participate in discussions or negotiations with persons making such proposal or offer if the Special Committee determines in good faith that such proposal or offer constitutes result in a Superior Proposal (subject to certain conditions and limitations set forth in the Merger Agreement);

●	prior to obtaining the Requisite Company Vote, the Board (upon recommendation of the Special Committee) is permitted to effect a Change in the Company Recommendation (as defined below) and terminate the Merger Agreement (a) with respect to a bona fide written proposal or offer with respect to a Competing Transaction that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (subject to certain conditions and limitations set forth in the Merger Agreement), and/or (b) in response to an Intervening Event if the Board determines in good faith that failure to do so would be inconsistent with its fiduciary duties under applicable laws (subject to certain conditions and limitations set forth in the Merger Agreement);

●	the Merger is not conditioned on any financing being obtained by Parent, HoldCo or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

●	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement;

●	the Merger Agreement requires HoldCo to pay a reverse termination fee of US$3,202,319 if the Merger Agreement is terminated under certain circumstances, which is twice the amount of the termination fee of US$1,601,160 payable by the Company to HoldCo if the Merger Agreement is terminated under certain other circumstances, and each Guarantor has executed a Limited Guarantee guaranteeing a portion of Parent’s and HoldCo’s payment obligations under the Merger Agreement; and

●	under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined in accordance with Section 238 of the Cayman Islands Companies Act.

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The Buyer Group members’ consideration of the factors described above reflects their assessment of the fairness of the Per Share Merger Consideration and the Per ADS Merger Consideration in relation to the going-concern value of the Company on a stand-alone basis. However, the Buyer Group members did not seek to establish a pre-Merger going concern value for the Shares and ADSs to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure.

In their consideration of the fairness of the Merger, the Buyer Group members did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders as the Buyer Group members did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger. Moreover, the Buyer Group members believe that the value of the Company’s assets that might be realized in a liquidation would be less than its going-concern value.

The Buyer Group members did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per ADS Merger Consideration of US$2.9641 and the Per Share Merger Consideration of US$0.4940 are substantially higher than the net book value of the Shares disclosed in the Company’s 2025 Form 20-F for the fiscal year ended December 31, 2025. Please see “Where You Can Find More Information” beginning on page 97 for a description of how to obtain a copy of the Company’s 2025 Form 20-F.

Except as otherwise disclosed in this proxy statement, the Buyer Group members are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company. Except as otherwise disclosed in this proxy statement, the Buyer Group members did not make any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.

Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group members. As a result of the procedural safeguards described above, the Buyer Group members concluded that the Merger is procedurally fair to the Unaffiliated Security Holders.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group members in connection with their evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group members to include all material factors considered by them. The Buyer Group members did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group members believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by any Buyer Group member to any Unaffiliated Security Holder as to how such Unaffiliated Security Holder should vote with respect to the approval and adoption of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger.

Certain Financial Projections

The following table sets forth the Management Projections prepared by the Company’s management and considered by the Special Committee and Kroll in connection with their analysis of the Proposed Transaction:

Management Projections
	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P
(in RMB millions except percentages)
Revenue	607	670	734	787	837	882	911	938
Cost of Revenue	(398)	(422)	(450)	(473)	(496)	(520)	(535)	(550)
Gross Profit	210	248	284	314	341	362	376	388
Margin %	34.5%	37.0%	38.7%	39.9%	40.7%	41.0%	41.3%	41.3%
EBIT	(108)	(38)	(7)	16	35	49	56	61
Margin %	-17.8%	-5.7%	-1.0%	2.0%	4.2%	5.5%	6.1%	6.5%
Capital Expenditures	4	4	4	4	4	4	4	4
Net Working Capital	(153)	(142)	(142)	(142)	(143)	(143)	(144)	(145)

Notes:

(1)	“EBIT” means the Company’s earnings before interest and taxes.
(2)	Capital expenditures include acquisition of property, plant and equipment.

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Opinion of the Special Committee’s Financial Advisor

Pursuant to the D&P Engagement Letter, Kroll was retained to serve as the Special Committee’s independent financial advisor and to provide a fairness opinion in connection with the Merger. Kroll is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on May 12, 2026, Kroll rendered its oral opinion (which was confirmed in writing by the delivery of Kroll’s written opinion, dated as of May 12, 2026, addressed to the Special Committee) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Class A Ordinary Shares or ADSs other than in their capacity as holders of Class A Ordinary Shares or ADSs). No limitations were imposed by the Special Committee upon Kroll with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Kroll dated May 12, 2026, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of Kroll set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of Class A Ordinary Shares and ADSs are urged to read the opinion in its entirety. Kroll’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than the Excluded Shares, Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) and does not constitute, a recommendation to any holder of Class A Ordinary Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter. Kroll did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or Per ADS Merger Consideration was the best price possibly attainable under any circumstances. Kroll has consented to the inclusion of its opinion in its entirety, the presentation materials, and the descriptions thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Kroll has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable Kroll to render its opinion. Kroll also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Kroll’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

●	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission for the years ended December 31, 2021 through December 31, 2025;

●	reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2021 through December 31, 2025, provided to Kroll by the management of the Company and which the management of the Company identified as being the most current financial statements available;

●	reviewed a detailed financial projection model for the Company for the years ending December 31, 2026 through December 31, 2033, prepared and provided to Kroll by the management of the Company, upon which Kroll has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

●	reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Kroll by the management of the Company;

●	reviewed a letter dated May 8, 2026 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

●	reviewed a draft of the Merger Agreement dated May 7, 2026;

●	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

●	discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

●	reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Kroll deemed relevant;

●	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Kroll deemed relevant, and an analysis of selected transactions that Kroll deemed relevant; and

●	conducted such other analyses and considered such other factors as Kroll deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Kroll, with the Company’s and the Special Committee’s consent:

●	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

●	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken, and did not independently verify such information;

●	assumed that the Management Projections and any other estimates, evaluations, forecasts and projections furnished to Kroll, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Kroll expresses no opinion with respect to such estimates, evaluations, forecasts or projections, including, without limitation, the Management Projections, or the underlying assumptions thereof;

●	assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

●	assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

●	assumed that the final versions of all documents reviewed by Kroll in draft form conform in all material respects to the drafts reviewed;

●	assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Kroll, and that there is no information or facts that would make the information reviewed by Kroll incomplete or misleading;

●	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

●	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Kroll’s opinion is based prove to be untrue in any material respect, Kroll’s opinion cannot and should not be relied upon. Furthermore, in Kroll’s analysis and in connection with the preparation of its opinion, Kroll has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Kroll has prepared its opinion effective as of May 12, 2026. Its opinion was necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of May 12, 2026, and Kroll disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Kroll after May 12, 2026.

Kroll did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Kroll has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Kroll has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Kroll did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Kroll is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) prior to or after the announcement or the consummation of the Merger. Kroll’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Kroll has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Kroll was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Kroll’s opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger. Kroll’s opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration in the Merger is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which its opinion is based. Kroll’s opinion should not be construed as creating any fiduciary duty on the part of Kroll to any party.

Kroll’s opinion is solely that of Kroll, and Kroll’s liability in connection with its opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Kroll’s opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the D&P Engagement Letter.

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Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Kroll in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Kroll’s opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Kroll deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Kroll. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Kroll did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kroll believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Kroll was based on all analyses and factors taken as a whole, and also on the application of Kroll’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Kroll’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Kroll’s financial analyses.

Discounted Cash Flow Analysis

Kroll performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2026 through December 31, 2033, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders, which is determined by adjusting EBITDA for taxes, capital expenditures, and changes in working capital. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Kroll used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 41. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.

Kroll estimated the net present value of all cash flows attributable to the Company after fiscal year 2033 (the “Terminal Value”) using a perpetuity growth formula assuming terminal growth rate of 3.5%, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Kroll used discount rates ranging from 16.0% to 18.0%, reflecting Kroll’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Kroll estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Kroll believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Kroll’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 8.10 million to RMB 50.90 million and a range on implied values of the Company’s ADS of US$2.69 to US$2.80.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Kroll analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Kroll does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis. Kroll compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the software industry that Kroll deemed relevant to its analysis. For purposes of its analysis, Kroll used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The eight companies included in the selected public company analysis in the software industry were:

● Aurora Mobile Limited

● Beijing Xunzhong Communication Technology Co., Ltd.

● TI Cloud Inc.

● 8x8, Inc.

● Five9, Inc.

● IBEX Limited

● RingCentral, Inc.

● Twilio Inc.

Kroll selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2026 and 2027 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Kroll reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN
	3-YR				3-YR				3-YR
Company Name	CAGR	LTM	2026	2027	CAGR	LTM	2026	2027	AVG	LTM	2026	2027

Aurora Mobile Limited	4.5%	18.6%	NA	NA	NM	NM	NA	NA	-3.2%	1.6%	NA	NA
Beijing Xunzhong Communication Technology Co., Ltd.	3.7%	-1.5%	NA	NA	9.0%	42.4%	NA	NA	9.2%	10.5%	NA	NA
TI Cloud Inc.	12.8%	8.6%	NA	NA	NA	83.2%	NA	NA	3.8%	9.8%	NA	NA
8x8, Inc.	3.9%	1.4%	2.3%	1.0%	NM	13.6%	-7.1%	15.0%	3.6%	6.7%	6.9%	7.9%
Five9, Inc.	13.8%	9.3%	9.2%	9.6%	NM	226.5%	33.2%	27.0%	2.0%	11.4%	11.3%	13.1%
IBEX Limited	4.2%	17.0%	5.7%	NA	19.4%	16.8%	8.9%	NA	11.8%	12.4%	12.3%	NA
RingCentral, Inc.	8.1%	4.8%	4.5%	4.2%	NM	50.9%	17.5%	8.8%	8.8%	14.2%	16.0%	16.7%
Twilio Inc.	9.8%	15.7%	9.9%	8.9%	NM	92.6%	37.9%	30.7%	2.9%	8.3%	9.2%	11.0%

Mean	7.6%	9.2%	6.3%	5.9%	14.2%	75.1%	18.1%	20.4%	4.9%	9.4%	11.1%	12.2%
Median	6.3%	8.9%	5.7%	6.6%	14.2%	50.9%	17.5%	21.0%	3.7%	10.1%	11.3%	12.1%

The Company	-3.4%	-6.6%	13.4%	10.3%	NM	NM	NM	NM	-46.1%	-40.4%	-14.7%	-5.0%

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ENTERPRISE VALUE AS MULTIPLE OF
	LTM	2026	2027	LTM	2026	2027
Company Name	EBITDA	EBITDA	EBITDA	Revenue	Revenue	Revenue

Aurora Mobile Limited	3.5x	NA	NA	0.05x	NA	NA
Beijing Xunzhong Communication Technology Co., Ltd.	NM	NA	NA	4.51x	NA	NA
TI Cloud Inc.	2.5x	NA	NA	0.27x	NA	NA
8x8, Inc.	12.9x	12.4x	10.8x	0.86x	0.86x	0.85x
Five9, Inc.	13.6x	12.9x	10.1x	1.56x	1.46x	1.33x
IBEX Limited	5.4x	5.2x	NA	0.68x	0.64x	NA
RingCentral, Inc.	15.0x	12.8x	11.7x	2.13x	2.04x	1.96x
Twilio Inc.	NM	NM	NM	5.73x	5.46x	5.01x

Mean	8.8x	10.8x	10.9x	1.97x	2.09x	2.29x
Median	9.2x	12.6x	10.8x	1.21x	1.46x	1.64x

Notes:

The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets)

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

NM = Not Meaningful

NA = Not Available

Source: Capital IQ, Bloomberg, company Filings, annual and interim Reports.

Selected M&A Transactions Analysis. Kroll compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected software industry transactions indicated enterprise value to LTM revenue multiples ranging from 0.40x to 2.69x with a median of 1.69x and enterprise value to LTM EBITDA multiples ranging from 7.1x to 21.2x with a median of 18.2x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Kroll did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transaction Analysis
(US$ in millions)
			Enterprise	LTM	LTM	EBITDA	EV /		EV /
Announced	Target Name	Acquirer Name	Value	Revenue	EBITDA	Margin	Revenue		EBITDA
2/24/2026	SessionM, Inc.	Capillary PTE. Ltd	$20	$51	NA	NA	0.40	x	NA
6/12/2025	CureVac N.V.	BioNTech SE	$230	$90	NA	NA	2.56	x	NA
2/7/2025	Mitsubishi Tanabe Pharma Corporation	Bain Capital Private Equity, LP	$69	$26	$3	12.7%	2.69	x	21.2	x
3/13/2025	Endo, Inc.	Keenova Therapeutics plc	$2,018	$894	$111	12.4%	2.26	x	18.2	x
3/29/2023	GreenLight Biosciences, Inc.	Fall Line Capital, LLC; Fall Line Endurance Fund, Lp	$22	$20	$3	15.7%	1.12	x	7.1	x
12/20/2021	Sanofi-Aventis Pakistan Limited	Packages Limited; Ali Gohar & Co. (Pvt) Ltd; IGI Investments (Private) Limited	$167	NA	NA	NA	NA		NA
1/21/2021	Sanofi Bangladesh Limited	Beximco Pharmaceuticals Limited (nka:Beximco Pharmaceuticals PLC.)	$38	$79	NA	NA	0.48	x	NA
Mean							1.58	x	15.5	x
Median							1.69	x	18.2	x

Notes:

LTM = Latest Twelve Months

Source: Capital IQ, Bloomberg, company filings, press releases

Summary of Selected Public Companies /M&A Transactions Analyses

Kroll noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Financial Analysis

The range of estimated enterprise values for the Company that Kroll derived from its discounted cash flow analysis was within a range of RMB 8.10 million to RMB 50.90 million based on the analyses described above.

Based on the concluded enterprise value, Kroll estimated the range of common equity value of the Company to be RMB 1,004.63 million to RMB 1,047.43 million by:

●	adding proceeds from exercise of options of RMB 1.29 million;

●	adding cash and cash equivalents, restricted cash, term deposits and short-term investments of RMB 919.59 million;

●	adding long-term investments of RMB 75.65 million.

Based on the foregoing analysis, Kroll estimated the value of each ADS to range from US$2.69 to US$2.80 as of the date of its fairness opinion.

Kroll noted that the Per Share Merger Consideration to be received by the holders of Class A Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger was higher than the range of the per Share value and the per ADS value, respectively, indicated in its analyses.

Kroll’s opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

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Fees and Expenses

As compensation for Kroll’s services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Kroll a fee of US$$600,000, consisting of a nonrefundable retainer of US$225,000 payable upon engagement, and US$375,000 payable upon Kroll rendering the opinion whether orally or in writing to the Special Committee.

No portion of Kroll’s fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Kroll for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Kroll for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$50,000.

The terms of the fee arrangements with Kroll, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements.

Other than this engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, in matters unrelated to the Proposed Transaction, Kroll has provided certain valuation services to an affiliate of Trustbridge Partners (an affiliate of Parent) and received fees, expense reimbursement, and indemnification of approximately US$30,000 for such engagement.

Purposes of and Reasons for the Merger

Buyer Group Members

Under the rules governing going-private transactions, each Buyer Group member is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the Unaffiliated Security Holders. Each Buyer Group member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group members, the purpose of the Merger is to enable the Buyer Group members to collectively acquire, directly or indirectly, 100% control of the Company in a transaction in which the Company’s holders of Shares and ADSs other than the Rollover Shareholders will be cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, so that the Buyer Group members will benefit from the rewards and bear the risks of ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations.

The Buyer Group members believe that the operating environment has changed significantly since the Company’s initial public offering, and that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term financial performance and strategic positioning without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The Company faces a number of challenges in the marketplace, including, among others, the following:

●	the cloud-based communications solutions market in the PRC has become increasingly competitive, with both established telecommunications operators and emerging technology companies expanding into CPaaS, cloud-based contact center and cloud-based UC&C services, some of which may possess greater resources than the Company;

●	the factors noted under the heading “Risk Factors” in the Company’s 2025 Form 20-F are incorporated by reference hereto; and

●	the recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth and other key operating and financial metrics.

These factors have increased the uncertainty and volatility inherent in the business of the Company and companies in the cloud-based communications industry. As a result, the Buyer Group members are of the view that there is potential for considerably greater short and medium-term volatility in the Company’s financial results and growth trajectory. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term financial performance and competitive position. The Buyer Group members believe that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term financial performance and competitive position without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, requirements and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract from management’s time and attention to the effective operation and improvement of the business.

In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (a) the increased costs of regulatory compliance as an SEC reporting company and (b) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Buyer Group members decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain committed debt and equity financing in connection with the Merger.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$0.4940 per Share and US$2.9641 per ADS (less US$5.00 per 100 ADSs (or portion thereof) cancellation fee and the annual depositary servicing fee of $0.05 per ADS, payable pursuant to the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, which represents (i) a premium of 51.23% to the closing trading price of the ADSs on December 19, 2025, the last trading day prior to the Company’s receipt of the “going-private” proposal on December 22, 2025, (ii) a premium of 74.87% and 86.22% to the volume-weighted average closing price during the last 15 and 30 trading days prior to the date of the Proposal and (iii) a premium of 110.22% to the closing price of the ADSs on May 11, 2026, the last trading day prior to the execution of the Merger Agreement. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Class A Ordinary Shares are currently quoted on OTC under the symbol “RAASY”. It is expected that, following the consummation of the Merger, the Company’s ADS program for Class A Ordinary Shares maintained pursuant to the Deposit Agreement will be terminated, and the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group.

Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including OTC, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Class A Ordinary Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Class A Ordinary Shares are not listed on a national securities exchange or quotation system and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Class A Ordinary Shares under the Exchange Act will be terminated and/or suspended and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

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Upon completion of the Merger, (a) each Share, other than Excluded Shares, the Dissenting Shares and the Class A Ordinary Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration in cash per Share without interest, and (b) each ADS (other than ADSs representing Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less US$5.00 per 100 ADSs (or portion thereof) cancellation fee and the ADS Depositary’s servicing fee of $0.05 per ADS, payable pursuant to the terms of the Deposit Agreement, expenses, taxes and other governmental charges), in cash, without interest. At the Effective Time, (a) Excluded Shares (including Excluded Shares represented by ADSs) will be cancelled for no cash consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of the Company upon completion of the Merger and the ADSs will represent only a right to receive cash consideration. As a result, the Company’s shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

In addition to the foregoing, at the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans. In addition, at the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each Company RSU that is then outstanding, whether or not vested, will be treated as described below.

In connection with the Merger, each Company Equity Award that is outstanding immediately prior to the Effective Time will be treated as follows: (a) each Company Equity Award held by certain key employees or the Rollover Shareholders will be cancelled and treated as follows: (i) a portion of such holder’s Company Equity Awards vested as of April 30, 2026 equal to the Cash-out Percentage will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes), from the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (A) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying the portion being cashed out (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such portion will be cancelled without payment), and (B) in the case of a Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying the portion being cashed out; (ii) the remaining vested portion (after deducting the cash-out portion) will be cancelled and replaced with a vested award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; and (iii) each Company Equity Award unvested as of April 30, 2026 held by such holder will be cancelled and replaced with an award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; (b) each Company Equity Award vested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and converted into the right to receive a cash payment (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (i) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying such Vested Company Option (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such Vested Company Option will be cancelled without payment), and (ii) in the case of any Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying such award; and (c) each Company Equity Award unvested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and cease to exist without payment of any consideration or distribution therefor.

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Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association in the form attached as Appendix II to the Plan of Merger. In addition, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time and/or such other persons as designated by HoldCo shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by HoldCo prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

●	the receipt by such Unaffiliated Security Holders of US$0.4940 per Share or US$2.9641 per ADS, in each case, in cash, representing (i) a premium of 51.23% to the closing price of the ADSs on December 19, 2025, the last trading day prior to the Company’s receipt of the “going-private” proposal on December 22, 2025, (ii) a premium of 74.87% and 86.22% to the volume-weighted average closing price during the last 15 and 30 trading days prior to the date of the Proposal, and (iii) a premium of 110.22% to the closing price of the ADSs on May 11, 2026, the last trading day prior to the execution of the Merger Agreement; and

●	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

●	such Unaffiliated Security Holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws; as a result, a U.S. Holder (as defined under “— U.S. Federal Income Tax Considerations”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs. Additional adverse consequences will also result if the Company were treated as a passive foreign investment company for U.S. federal income tax purposes for the current or any previous taxable year during which the U.S. Holder owned the Shares or ADSs.

The primary benefits of the Merger to the Buyer Group members include the following:

●	if the Company successfully executes its business strategies, the value of the equity investment of the Buyer Group members in the Company could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group members as indirect shareholders of the Surviving Company;

●	the Company will have more flexibility to make strategic investment decisions, including with respect to R&D expenditure, product development, capital allocation and pricing strategies, to attract and retain enterprise customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short term results, but which may not, over the long term, lead to a maximization of its equity value;

●	the Company will have more freedom to focus on long-term strategic planning in a highly competitive cloud-based communications market; and

●	there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. Such cost savings will directly benefit the Buyer Group members following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains private.

47

The primary detriments of the Merger to the Buyer Group members include the following:

●	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group members;

●	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group members;

●	the business risks facing the Company will be borne by the Buyer Group members;

●	any equity investment in the Surviving Company by the Buyer Group members following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, and following the Merger, there will be no trading market for the Surviving Company’s equity securities;

●	following the Merger, Parent will bear substantially more debt than the Company currently has as a result of financing incurred in connection with the Merger, and the Surviving Company may be required to make distributions to Parent to service such debt; and

●	following the Merger, the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

The Company’s Net Book Value and Net Earnings

After the closing of the Merger, each member of Buyer Group will have a direct or indirect interest in the Company’s net book value and net earnings in proportion to such member’s direct or indirect ownership interest in the Surviving Company. The Company’s net losses attributable to shareholders for the fiscal year ended December 31, 2025 was approximately US$34.23 million and the Company’s net book value attributable to shareholders as of December 31, 2025 was approximately US$120.32 million.

The table below sets forth the indirect beneficial interest in the Company’s net book value and net earnings for the members of the Buyer Group and other Rollover Shareholders before and after the Merger, based on the historical net book value and net losses of the Company as of and for the fiscal year ended December 31, 2025.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Losses		Net Book Value		Net Losses
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Dmall Filing Persons	—		—		40,915.57	34.01%	11,639.83	34.01%
Trustbridge Filing Persons	14,282.03	11.87%	4,063.01	11.87%	55,419.25	46.06%	15,765.90	46.06%
Founder Filing Persons	11,901.10	9.89%	3,385.67	9.89%	11,212.29	9.32%	3,189.72	9.32%
Other Rollover Shareholders(2)	12,573.75	10.45%	3,577.03	10.45%	12,768.89	10.61%	3,632.55	10.61%
Total	38,756.88	32.21%	11,025.72	32.21%	120,316.00	100.00%	34,228.00	100.00%

(1)	Ownership percentages prior to the Merger are based on 324,121,401 Shares issued and outstanding as of the date of this proxy statement.
(2)	Represents the beneficial interest held by Novo Investment HK Limited, Image Frame Investment (HK) Limited, Parantoux Vintage PE Ltd., Mirae Asset LP and Mirae Asset Growth 1.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (a) cease to be a publicly traded company and will instead be beneficially owned by the Buyer Group members which or whose affiliates will become shareholders of Parent, which wholly owns HoldCo and, in turn, wholly owns the Surviving Company and (b) be indirectly subject to additional debt obligations, as Parent will have incurred indebtedness under a term loan facility in connection with the Merger. The increase in debt for the Parent following the completion of the Merger reflects the borrowing under a term loan facility denominated in RMB in an aggregate principal amount of up to the lower of (i) RMB300 million and (ii) 40% of the aggregate amount of the Merger consideration and the fees, costs and expenses, stamp, registration and other taxes incurred by Parent, HoldCo and Merger Sub in connection with the Merger, as part of the financing by the Buyer Group of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the Merger consideration to the Unaffiliated Security Holders. The Buyer Group has discussed the possibility of internal reorganization involving the Company’s subsidiaries for improving the Company’s corporate and capital structure.

Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act or the compliance requirements of the OTC and the related direct and indirect costs and expenses, and may experience positive effects on financial performance as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

●	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries;

●	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

●	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

However, the Buyer Group has discussed the possibility of engaging in future strategic transactions or relisting the Company in mainland China, Hong Kong or another non-U.S. stock exchange, and the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties, mergers, reorganization or other extraordinary transactions involving the Company or its subsidiaries, as well as the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future development.

Alternatives to the Merger

The Special Committee was formed on December 25, 2025 in response to the Board’s receipt on December 22, 2025 of the Proposal. The Special Committee noted that the Proposal was publicly announced on December 24, 2025, third parties may approach the Special Committee proactively to express an interest in a transaction with the Company. The Special Committee further noted that the Buyer Group owned shares in the Company representing approximately 53.98% of the outstanding voting power as of the date of the Proposal, and during the process the Buyer Group clearly indicated that it was committed to the Proposal and not any potential proposal from a third party. Taking these considerations into account, the Special Committee decided that although it would not pursue a market check, it would remain open to any competing bids received or alternative transactions available. As of May 12, 2026, the Special Committee has not received any other alternative offers. The Special Committee then decided that there was no viable alternative to the proposed sale of the Company to the Buyer Group. See “Special Factors – Background of the Merger.”

The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

The Special Committee and the Board also considered the advisability of rejecting the Proposal and allowing the Company to remain as a publicly-traded company. However, based on the considerations set forth in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee and the Board concluded that remaining as a public company would be less favorable than the Merger as a means to enhance the value of the Unaffiliated Security Holders’ interests in the Company.

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Effects on the Company if the Merger Is Not Completed

The Company is not currently aware of any reason why the Merger will not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, however, holders of Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) would not receive the Per Share Merger Consideration or Per ADS Merger Consideration that is contemplated by the Merger Agreement and the Plan of Merger. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be quoted on OTC for the foreseeable future. The Unaffiliated Security Holders would therefore continue to be subject to opportunities and risks similar to those to which they are currently subject with respect to their ownership of the Shares and ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Shares and ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.

If the Merger Agreement is terminated under specified circumstances, the Company may be required to pay HoldCo a termination fee equal to US$1,601,160 plus HoldCo’s reasonable costs and expenses actually incurred by HoldCo (including reasonable fees and expenses of counsel) on or prior to the termination of the Merger Agreement or HoldCo may be required to pay the Company a termination fee equal to US$3,202,319 plus, Company’s reasonable costs and expenses actually incurred by Company (including reasonable fees and expenses of counsel) on or prior to the termination of the Merger Agreement, in each case as described under the caption “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 89.

If the Merger were not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$111 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of Excluded Shares. This amount includes the cash to be paid to the holders of Shares and ADSs (other than the Rollover Shareholders) and to the holders of Vested Company Options and Vested Company RSUs, as well as the related costs and expenses, in connection with the Transactions, including the Merger.

The Buyer Group expects to provide this amount through a combination of (a) cash contributions contemplated by the Equity Commitment Letters, dated as of May 12, 2026, between Parent and each EC Investor, and (b) proceeds from a committed term loan facility contemplated by the CMB Debt Commitment Letter, dated as of July 30, 2026, by and between Parent and the Lender.

Under the terms and subject to the conditions of the Equity Commitment Letters, the EC Investors will provide equity financing in an aggregate amount of up to approximately US$72.3 million to Parent to complete the Merger.

Under the terms and subject to the conditions of the CMB Debt Commitment Letter, the Lender committed to underwrite, provide and fund a term loan facility in RMB in an aggregate principal amount of up to the lower of (i) RMB300 million and (ii) 40% of the aggregate amount of the Merger consideration and the fees, costs and expenses, stamp, registration and other taxes incurred by Parent, HoldCo and Merger Sub in connection with the Merger.

Equity Financing

Pursuant to the Equity Commitment Letters, the EC Investors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Parent, at or prior to the Effective Time, for aggregate cash consideration of up to approximately US$72.3 million.

The amount of each EC Investor’s equity commitment under its Equity Commitment Letter is approximately US$36 million by Trustbridge Partners VII, US$36 million by RTA, US$0.3 million by Cloopen Co, with such funds to be used by Parent solely for the purpose of financing such portion of the funds required to complete the Transactions, including the Merger.

The funding of each EC Investor’s equity commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction in full or waiver, if permissible, of the conditions to Parent’s, HoldCo’s and Merger Sub’s obligation to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the debt financing described below and/or any alternative financing (if applicable) having been funded or will be funded at the closing of the Merger (in an amount that, when the funded portion of the debt financing and/or the alternative financing (if applicable) is added to the aggregate commitments under the Equity Commitment Letters, is sufficient to pay the closing payments) if the equity financing is funded, (c) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letters and (d) the substantially contemporaneous consummation of the closing of the Merger.

Each Equity Commitment Letter and the obligation of each EC Investor to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, at which time such obligation will be discharged but subject to the performance of such obligation, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company or any Company related party (which, for the purpose of this sentence, shall exclude the Guarantor, any other Guarantor, any Rollover Shareholder, any management party and any affiliate of the foregoing), or any person claiming by, through or for the benefit of any of the foregoing, asserting in writing a claim that (i) such EC Investor’s, Parent’s or any of their respective affiliates’ liability under or in respect of such EC Investor’s Equity Commitment Letter, the Merger Agreement, the relevant Limited Guarantee, any of the transactions contemplated thereby and/or any related matters is not limited to the amount of the relevant commitment (in case of such Equity Commitment Letter) or the relevant cap (in the case of the relevant Limited Guarantee) or that the limitation of such liability to the amount of such commitment or cap is illegal, invalid or unenforceable, in whole or in part, or (ii) the liability of such EC Investor (as the Guarantor) under or in respect of the relevant Limited Guarantee is not limited in accordance with the limitations set forth therein, or that any of such limitations is illegal, invalid or unenforceable, in whole or in part, and (d) the Company or any Company related party (which, for the purpose of this sentence, shall exclude the Guarantor, any other Guarantor, any Rollover Shareholder, any management party and any affiliate of the foregoing), or any person claiming by, through or for the benefit of any of the foregoing, asserting in writing a claim against the EC Investor or any non-recourse party under or in connection with such Equity Commitment Letter or any other transaction document or any of the transactions contemplated hereby or thereby and/or any related matters, other than the Company or any Company related party asserting any retained claim against any non-recourse party(ies) against which such retained claim may be asserted pursuant to the relevant Limited Guarantee.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments. Each EC Investor may, subject to the terms and conditions set forth in its Equity Commitment Letter and the Interim Investors Agreement, assign, delegate or otherwise transfer its rights, benefits or obligations set forth therein, including its obligation to fund its commitment, in whole or in part to its affiliates to which it has allocated all or a portion of its commitment, so long as such assignment, delegation or transfer does not relieve such EC Investor of its obligations thereunder.

Debt Financing

On May 12, 2026, Parent entered into a CMBC Debt Commitment Letter, together with the term sheet attached thereto, with Minsheng Bank, pursuant to which Minsheng Bank committed, subject to the terms and conditions therein and the entry into the facility agreement and related security documents and ancillary documents, to provide a committed term loan facility to Parent in an amount in the RMB equivalent of no more than US$42 million, and in any event, not exceeding 35% of the cash portion of the Merger consideration and the payment of all fees, costs and expenses in connection with the Merger.

On July 30, 2026, Parent entered into the CMB Debt Commitment Letter together with the term sheet attached thereto (collectively, the “Debt Commitment Documents”) with China Merchants Bank Co., Ltd. Shanghai Branch, the Lender, pursuant to which the Lender has committed, subject to the terms and conditions therein and the entry into the facility agreement and related security documents and ancillary documents (together, the “Finance Documents”), to provide a committed term loan facility (the “Term Facility” and the loans thereunder, the “Term Facility Loans”) to Parent in an aggregate principal amount of up to the lower of (i) RMB300 million and (ii) 40% of the aggregate amount of the Merger consideration and all fees, costs and expenses, stamp, registration and other taxes incurred by Parent, HoldCo and Merger Sub in connection with the Merger (the “Merger Costs”). The CMB Debt Commitment Letter reflects Parent’s current debt financing arrangements, and the Buyer Group expects to obtain debt financing for the Merger pursuant to the CMB Debt Commitment Letter.

On July 31, Parent delivered a notice to Minsheng Bank terminating the CMBC Debt Commitment Letter.

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Use of Proceeds. The Term Facility may be applied toward the payment of the Merger consideration and the Merger Costs.

Availability, Tenor and Repayment. The Term Facility is a non-revolving facility denominated in RMB. The availability period for the Term Facility commences on the date of the facility agreement and ends on the earlier of (i) the date falling six months after the date of the facility agreement and (ii) the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms, or the Merger is abandoned or terminated for any other reason. Only one utilization is permitted under the Term Facility, and Parent may not reborrow any part of the Term Facility that is prepaid or repaid. The Term Facility will mature twelve months from the utilization date. Twenty percent (20%) of the utilized amount is repayable on the date falling six months after the utilization date, and the remaining outstanding balance is repayable on the maturity date. Voluntary prepayments are permitted after three months from the utilization date, without premium or penalty, subject to prior notice and minimum amounts, integral multiples and other terms as agreed in the facility agreement.

Mandatory Prepayments. The Lender has the right to require Parent to prepay the Term Facility in full if the closing of the Merger has not taken place or become effective within three months after the utilization date, or if Parent ceases to directly or indirectly control HoldCo, (before the closing of the Merger) the Merger Sub, or (after the closing of the Merger) the Company. In addition, Parent is required to apply in prepayment of the Term Facility (i) all proceeds from any sale, transfer or other disposal by Parent or any of its subsidiaries of any shares of any material subsidiary, including the Company after the closing of the Merger, or any material assets to any third party other than Parent or its subsidiaries, after deducting reasonable transaction costs and taxes, and (ii) all dividends attributable to and received by Parent directly or indirectly from HoldCo and/or the Company, excluding dividends attributable to and payable to other rollover shareholders of HoldCo. The Finance Documents will also include customary mandatory prepayment provisions, including with respect to illegality.

Interest. Interest on the Term Facility accrues at a rate equal to the one-year Loan Prime Rate plus a margin to be mutually agreed by Parent and the Lender in the facility agreement. Interest periods are three months, and interest is payable quarterly on March 21, June 21, September 21 and December 21 of each calendar year. The Debt Commitment Documents provide for default interest at 130% of the applicable interest rate on unpaid amounts and 150% of the applicable interest rate on misappropriated loan proceeds.

Security / Credit Enhancement. The Term Facility is supported by the following security and account control arrangements: (i) a first-ranking charge over all shares of Parent held by all of its shareholders; (ii) a first-ranking charge over all shares of HoldCo held by Parent; (iii) a first-ranking charge over certain shares of Merger Sub held by HoldCo, with the percentage of shares to be charged equal to Parent’s percentage shareholding in HoldCo as of the date of the facility agreement, which charge will be automatically released and discharged on the closing date of the Merger; (iv) account control arrangements over free trade non-resident accounts opened with the Lender by the Company and/or its designated subsidiaries, into which offshore deposits in an aggregate amount of not less than RMB320 million or its equivalent are required to be deposited prior to utilization (which shall not be subject to any security in favor of any party other than the Lender); and (v) deposit pledges over account and deposits to be entered into and perfected after the closing of the Merger within the periods specified in the Debt Commitment Documents. Parent is also required to open and maintain with the Lender a loan disbursement account, a debt service reserve account and a dividend collection account. The loan disbursement account is for receiving and disbursing the loan proceeds of the Term Facility and Parent’s equity contribution proceeds. The debt service reserve account is required to maintain a balance of not less than the amount of interest payable for the coming three months. Each of HoldCo and Merger Sub is also required to open and maintain a dividend collection account with the Lender, and dividends received by Parent, HoldCo or Merger Sub from HoldCo, Merger Sub, the Company or any of its subsidiaries, as applicable, are required to be paid into the applicable dividend collection account and applied toward the prepayment or payment of the Term Facility, subject to the exceptions set forth in the Debt Commitment Documents.

Conditions Precedent. The availability of the Term Facility is conditioned upon, among other things: (i) receipt by the Lender of a countersigned copy of the CMB Debt Commitment Letter; (ii) execution of the facility agreement reflecting the terms and conditions set forth in the term sheet; and (iii) satisfaction or waiver of the conditions precedent set forth in the term sheet. Such conditions precedent include, among other things, delivery of customary corporate authorization documents, execution of the Finance Documents required to be delivered on or prior to utilization, delivery of customary legal opinions, delivery of the executed and effective Merger Agreement, the paying agent agreement and other customary documents evidencing the Merger consideration and the Merger Costs, evidence that Parent’s equity contribution from legitimate sources of funds is not less than 60% of the aggregate amount of the Merger consideration and the Merger Costs and has been deposited into the loan disbursement account opened with the Lender, delivery of a closing certificate confirming satisfaction or waiver of the conditions to closing under the Merger Agreement, including that the SEC has no further comments and the resolutions of the extraordinary general meeting of shareholders approving the Merger, and that Parent’s equity contribution and the Term Facility are sufficient to pay the Merger consideration and the Merger Costs, delivery of copies of the audited consolidated annual financial statements of the Company and its subsidiaries for the year ended December 31, 2025, funds flow statements, customary “know your client” information, evidence of appointment of a Hong Kong process agent, a group structure chart assuming the closing of the Merger has occurred, evidence of the opening of required bank accounts, evidence that the balance of the debt service reserve account is not less than the required debt service reserve amount, and evidence that the relevant account of the Company and/or its designated subsidiaries has been opened with the Lender and the balance standing to the credit of such account, for which the Lender has not received any notice or order from any court or authority in respect of any legal action, is not less than RMB320 million or its equivalent.

Certain Funds. The Debt Commitment Documents provide that the Term Facility is made on a certain funds basis during the period from the date of the facility agreement until the last day of the availability period. During such period, the Lender may not exercise any right of cancellation, acceleration, enforcement, rescission, termination or set-off or any other right to affect or prevent the making of any utilization of the Term Facility, other than as expressly provided in the Debt Commitment Documents. During such period, utilization of the Term Facility is subject only to the limited conditions expressly set forth in the Debt Commitment Documents, including the absence of certain specified events of default, no change of control and no illegality. The Debt Commitment Documents further provide that neither the Debt Commitment Documents, the facility agreement nor the other Finance Documents will contain any material adverse effect condition with respect to the commitments.

Lender Approvals. The Lender has confirmed in the CMB Debt Commitment Letter that its credit committee and all other internal bodies or committees have given full and final approval for underwriting and/or funding the Term Facility on the terms set forth in the Debt Commitment Documents, that it has completed all approval processes and received all final internal approvals required to execute the Debt Commitment Documents, and that it has no further due diligence requirements, outstanding approvals or other internal impediments in respect of the Term Facility, other than those specified in the term sheet.

Covenants and Events of Default. The Finance Documents will contain customary representations, information undertakings, general undertakings and events of default, subject to customary materiality, qualifications, thresholds, grace periods and exceptions to be agreed in the Finance Documents. In addition, Parent will agree, among other things, that it will not, and will procure that its subsidiaries will not, transfer or dispose of, or create or permit to exist any pledge, mortgage or other security interest over, any shares of any material subsidiary or any material asset in favor of any third party without the Lender’s prior written consent, subject to the mandatory prepayment provisions described above. Parent will also agree not to, and to procure that its subsidiaries will not, incur or permit to remain outstanding any financial indebtedness or provide any guarantee without prior written notice to and consent from the Lender, other than financial indebtedness existing before the closing date of the Merger or financial indebtedness incurred to refinance the Term Facility in full. Parent will be required to notify the Lender of certain material litigation, arbitration, administrative proceedings and governmental or regulatory penalties, and to provide evidence of the use of proceeds of the Term Facility within five business days after utilization, or such longer period as agreed by the Lender acting reasonably. The Finance Documents will include customary events of default, including non-payment, breach of mandatory prepayment requirements, breach of other obligations, misrepresentation, cross-default, insolvency, insolvency proceedings, creditors’ process, invalidity and unlawfulness, cessation of business, expropriation, material proceedings and any seizure, freeze, attachment, expropriation or other legal action with similar legal effect against any account of the Company or its designated subsidiaries or deposits therein. Upon and at any time after the occurrence of an event of default, the Lender may cancel the Term Facility, declare all or part of the utilized amount, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, immediately due and payable, and/or exercise its rights and remedies under the Finance Documents.

Illegality. If (a) it becomes illegal in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by the Debt Commitment Documents or to fund or issue the Term Facility, or (b) the Lender is prohibited from providing debt financing for merger transactions of the same nature as the Merger by any applicable PRC rules issued by any PRC regulators, the Lender shall (i) promptly notify Parent upon becoming aware of that event and (ii) in consultation with Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in the Term Facility not being available including (but not limited to) transferring its rights and obligations under the Debt Commitment Documents to one or more of its affiliates.

Termination. Following acceptance by Parent, the Debt Commitment Documents will terminate with immediate effect upon the earlier of: (a) Parent notifying the Lender that (i) it has conclusively and definitively withdrawn and terminated its and its affiliates’ bid for the relevant shares of the Company, (ii) the Special Committee has notified Parent that Parent’s and its affiliates’ offer for the Company and its subsidiaries has been conclusively and definitively rejected, (iii) the Special Committee has conclusively and definitively terminated the Merger process or (iv) the Merger Agreement has been terminated in accordance with its terms; (b) Parent or the Sponsors on its behalf notifying the Lender that Parent has used, is obligated to use, or has irrevocably decided to use financing commitments from any financial institution other than the Lender to finance the Merger consideration; (c) the facility agreement having been executed by all parties thereto and Parent having made the initial utilization under the facility agreement; and (d) the date falling twelve (12) months after the date of the CMB Debt Commitment Letter, as such later time and date may be agreed by Parent and the Lender in writing from time to time.

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Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, each Guarantor executed and delivered a Limited Guarantee. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent and HoldCo under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent and HoldCo under certain circumstances as set forth in the Merger Agreement.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Founder and Rollover Shareholders entered into the Support Agreement with HoldCo, pursuant to which, among other things, each Rollover Shareholder agreed, upon the terms and subject to the conditions set forth therein, (a) to vote the Supporting Shares held by such holders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) to subscribe for or otherwise receive shares of HoldCo at or immediately prior to the Effective Time in consideration of, and receive no cash consideration for, the cancellation of the Rollover Shares held by such holders in accordance with the terms of the Merger Agreement.

On July 30, 2026, HoldCo entered into separate joinder agreements with each of Mirae Asset LP and Mirae Asset Growth 1, respectively, pursuant to which each of Mirae Asset LP and Mirae Asset Growth 1 acknowledged, agreed and confirmed that it would be deemed to be a party to, and a Rollover Shareholder and a Supporting Shareholder under, the Support Agreement as of the date thereof, and would have all rights and obligations of a Rollover Shareholder and a Supporting Shareholder as if it had executed the Support Agreement.

As of the date of this proxy statement, the Rollover Shareholders beneficially own in the aggregate approximately 32.21% of the total issued and outstanding Shares and approximately 60.41% of the total voting power of the outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof).

Interim Investors Agreement

Concurrently with the execution of the Merger Agreement, Trustbridge Partners VII, the Founder, Parent, HoldCo and Merger Sub, and each of the other EC Investors entered into the Interim Investors Agreement.

The Interim Investors Agreement governs until the earlier of the Effective Time and the termination of the Merger Agreement (subject to, as applicable, the survival of certain provisions), among other matters, the actions of and the relationship among Parent Parties and EC Investors with respect to the Merger Agreement and the Transactions.

The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (a) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (b) the mechanism for making decisions with respect to equity and debt financing pending consummation of the Merger, and (c) certain fees and expenses sharing arrangements among EC Investors.

Pursuant to the Interim Investors Agreement, from and after the date of the Interim Investors Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, each party to the Interim Investors Agreement:

(a)	is required to and is required to cause such party’s respective affiliates and representatives to work exclusively with the other parties to implement the Transactions;

(b)	may not, without the written consent of Trustbridge Partners VII, directly or indirectly, either alone or with or through any of such party’s affiliates or representatives: (i) make a competing proposal or join with, or invite, any other person to be involved in the making of any competing proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a competing proposal; (iii) finance or offer to finance any competing proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transactions; (v) acquire (other than pursuant to share incentive plans of the Company or the exercise of options) or dispose of any Company securities, or directly or indirectly (A) transfer or permit any direct or indirect transfer by any of their respective affiliates of an interest in any Company securities, in each case, except as expressly contemplated under relevant transaction documents, (B) enter into any contract, option or other arrangement or understanding with respect to a transfer or limitation on voting rights of any of the Company securities, or any right, title or interest thereto or therein, or (C) deposit any Company securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company securities (in each case except for limited exceptions specified in the Interim Investors Agreement); (vi) take any action that would or would reasonably be expected to have the effect of preventing, disabling or delaying such party from performing its obligations under the Interim Investors Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding with any other person regarding the matters described in sub-clauses (i) through (vi) above;

(c)	is required to immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by such party or any of such party’s affiliates or representatives) with all persons conducted heretofore with respect to a competing proposal; and

(d)	is required to notify the other parties promptly if such party or any of such party’s affiliates or representatives receives any approach or communication with respect to any competing proposal and shall promptly disclose to the other parties the identity of any other person involved and the nature and content of the approach or communication, and promptly provide the other parties with copies of any such written competing proposal.

From and after the date of the Interim Investors Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, the Founder is required to and is required to cause any of his affiliates that hold Rollover Shares to vote all of their Rollover Shares against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger or the consummation of the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger.

The Interim Investors Agreement also provides for (a) Trustbridge Partners VII’s right to adjust the allocation of cash equity commitments among EC Investors and, if required, the obligation of the investor affiliated with a failing EC Investor to provide additional cash equity commitments to cover the resulting shortfall, and (b) obligations of each party to cause its affiliated EC Investor to use reasonable best efforts to obtain applicable governmental consents and approvals required in connection with the funding of its Commitment

The Interim Investors Agreement further provides that, concurrently with the closing, (i) the EC Investors or their applicable affiliates will enter into a shareholders agreement governing the relationship among the shareholders of Parent following the Effective Time, and (ii) each EC Investor and Rollover Shareholder, or their respective applicable affiliates, will enter into a shareholders agreement governing the relationship among the shareholders of HoldCo following the Effective Time. The terms of such shareholders agreements have not been finalized as of the date of this proxy statement.

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Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the EC Investors to be funded at any time or to effect the closing of the Merger, is, however, subject to (a) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s, HoldCo’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (b) Parent, HoldCo or Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (d) the Company having irrevocably confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded, the closing of the Merger will occur.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent group (including the Buyer Group members and their affiliates), on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) a termination fee of US$3,202,319 and US$1,601,160, respectively, (b) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (c) the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions.

Interests of Buyer Group Members

As the result of the Merger, HoldCo will own 100% of the equity interest in the Surviving Company at the Effective Time. Parent owns 100% of the equity interest in HoldCo.

Following the Effective Time, the equity interests in Parent will be held by Trustbridge Partners VII, RTA and Cloopen Co, with each of Trustbridge Partners VII and RTA holding approximately 49.78% and Cloopen Co holding approximately 0.44% of the equity interests in Parent, in each case subject to adjustments set forth in the Interim Investors Agreement. In addition, HoldCo will be held by Parent and the Rollover Shareholders (whose Rollover Shares will be cancelled in exchange for newly issued shares of HoldCo pursuant to the Support Agreement). The specific allocation of equity interests in HoldCo among Parent and the Rollover Shareholders will be determined based on the number of Rollover Shares contributed by each Rollover Shareholder relative to the total consideration paid in the Merger, in accordance with the terms of the Support Agreement and the Interim Investors Agreement. Because of Parent’s equity interest in HoldCo and HoldCo’s equity interest in the Surviving Company, each Buyer Group member will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by the Buyer Group members as Merger consideration for the Company’s Shares (including Shares represented by ADSs) that are not Excluded Shares or Dissenting Shares. The Buyer Group members will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, and the Buyer Group members will have no certainty of any future opportunity to sell their Shares at an attractive price.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group members, including improved financial performance due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group members, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

●	the beneficial ownership of equity interests in the Surviving Company by Cloopen Co, which is wholly owned by the Founder, and the potential increase or decrease in value of the shares of the Surviving Company of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

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●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

●	the compensation of US$20,000 per month for the chairman of the Special Committee and US$15,000 per month for the other member of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the approval or consummation of the Merger or any alternative transaction); and

●	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Company Equity Awards

In addition to the foregoing, at the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans. In addition, at the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each Company RSU that is then outstanding, whether or not vested, will be treated as described below.

In connection with the Merger, each Company Equity Award that is outstanding immediately prior to the Effective Time will be treated as follows: (a) each Company Equity Award held by certain key employees or the Rollover Shareholders will be cancelled and treated as follows: (i) a portion of such holder’s Company Equity Awards vested as of April 30, 2026 equal to the Cash-out Percentage will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes), from the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (A) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying the portion being cashed out (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such portion will be cancelled without payment), and (B) in the case of a Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying the portion being cashed out; (ii) the remaining vested portion (after deducting the cash-out portion) will be cancelled and replaced with a vested award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; and (iii) each Company Equity Award unvested as of April 30, 2026 held by such holder will be cancelled and replaced with an award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; (b) each Company Equity Award vested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and converted into the right to receive a cash payment (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (i) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying such Vested Company Option (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such Vested Company Option will be cancelled without payment), and (ii) in the case of any Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying such award; and (c) each Company Equity Award unvested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and cease to exist without payment of any consideration or distribution therefor.

The table below sets forth the numbers of outstanding Shares (including Shares represented by ADSs), Company Options and Company RSUs (in each of the foregoing cases, excluding Excluded Shares) beneficially held as of the date of this proxy statement by the directors and executive officers of the Company and the amounts of cash that such directors and executive officers will receive pursuant to the Merger Agreement.

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	Shares (Excluding Excluded Shares)		Company Options (Excluding Excluded Shares)			Company Restricted Share Units (Excluding Excluded Shares)		Total Cash Payment at
Name	Shares beneficially owned	Cash Payment (US$)	Underlying Shares	Exercise Price (US$)	Cash Payment (US$)	Underlying Shares	Cash Payment (US$)	Effective Time (US$)
Changxun Sun(1)	2,000,000 Class A Ordinary Shares 25,649,839 Class B Ordinary Shares	—	—	—	—	—	—	—
Yipeng Li(2)	*	1,383,200	—	—	—	—	—	1,383,200
Xiegang Xiong(2)	*	179,433	*	0.38	34,200	*	148,200	361,833
Cheng Luo(2)	*	59,280	—	—	—	*	222,300	281,580
Pengfei Yuan(2)	*	121,030	—	—	—	*	59,280	180,310
Yuanqi Wang	—	—	—	—	—	—	—	—
Zi Yang	—	—	—	—	—	—	—	—
Adam Zhao	*	7,031	—	—	—	—	—	7,031
Tim Yimin Liu	—	—	—	—	—	—	—	—
Ziguang Gao	*	108,682	—	—	—	—	—	108,682
Total		1,858,656			34,200		429,780	2,322,636

* Represents less than 1% of our total outstanding shares on an as converted basis.

(1) Represents (1) 25,649,839 Class B Ordinary Shares held by Cloopen Co., Ltd., a company wholly-owned by Mr. Changxun Sun, and (2) 2,000,000 Class A Ordinary Shares held by Flawless Success Limited, a nominee of an employee incentive trust that holds such shares for and on behalf of the grantees under our share incentive plans issued due to exercise of options under the 2016 Share Incentive Plan. The registered address of Cloopen Co., Ltd. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Flawless Success Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

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(2) Represents Class A Ordinary Shares held by Flawless Success Limited and Flawless Wisdom Limited, nominees of two employee incentive trusts that hold such shares for and on behalf of the grantees under our share incentive plans, respectively, and Class A Ordinary Shares the person has the right to acquire within 60 days of the date of this proxy statement. The registered address of Flawless Success Limited and Flawless Wisdom Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Indemnification; Directors’ and Officers’ Insurance

See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 83.

The Special Committee

On December 25, 2025, the Board established the Special Committee to consider the Proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of the Proposal. The Special Committee is composed of three independent directors, Messrs. Adam Zhao, Tim Yimin Liu, and Ziguang Gao, who are free from any affiliation with the Buyer Group and none of them has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) their receipt of the Board compensation in the ordinary course as members of the Board, (ii) Special Committee members’ compensation in connection with the Special Committee’s evaluation of the Proposal and evaluation and negotiation of the terms and conditions of the Merger Agreement, the Plan of Merger, the Limited Guarantees, and the Transactions, including the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), and (iii) their rights as members of the Board, including as members of the Special Committee, to the directors’ indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company compensates US$20,000 per month for the chairman of the Special Committee and US$15,000 per month for the other member of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the approval or consummation of the Merger or any alternative transaction).

Position with the Surviving Company

At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time and/or such other persons as designated by HoldCo shall become the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by HoldCo prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2023, 2024 and 2025, see “Item 7. Major Shareholders and Related Party Transactions — 7.B. Related Party Transactions” included in the 2025 Form 20-F, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 97 for a description of how to obtain a copy of the 2025 Form 20-F.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount (US$)
Legal fees and expenses	US$
Financial advisory fees and expenses	US$
Filing fees	US$
Special Committee compensation	US$
Miscellaneous (e.g., ADS program termination fees, printer and mailing costs)	US$
Total	US$

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These expenses (other than the ADS cancellation fees at US$5.00 per 100 ADSs (or portion thereof) and the ADS Depositary’s servicing fee of $0.05 per ADS) will not reduce the Merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Supporting Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the date hereof, collectively represent approximately 60.41% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof). Accordingly, based on                      Class A Ordinary Shares and               Class B Ordinary Shares expected to be issued and outstanding on                     , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”),                      Class A Ordinary Shares owned by the shareholders (including ADS holders) of the Company other than the Supporting Shares as of the Share Record Date must be voted in favor of the execution of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the Cayman Islands Companies Act and the memorandum and articles of association of the Company, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting and the Rollover Shareholders will vote all Supporting Shares in favor of such special resolution.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger, the Limited Guarantees or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations”, initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws, and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette, and (c) the filing, permits, authorizations, consents and approvals as may be required under any applicable PRC laws.

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Dissenters’ Rights

Registered holders of Shares who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex E to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex E to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax consequences generally applicable to the exchange of Shares or ADSs for cash pursuant to the Merger or as a result of the exercise of dissenters’ rights by a U.S. Holder (as defined below) that holds the Shares or ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this statement. This discussion is based upon applicable provisions of the Code, Treasury Regulations promulgated thereunder, and judicial decisions and interpretive rulings of the Internal Revenue Service, or the “IRS,” all of which are subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, the alternative minimum tax, and other non-income tax considerations, the Medicare tax on certain net investment income, or any state, local and non-U.S. tax considerations, relating to the exchange of Shares or ADSs for cash pursuant to the Merger or as a result of the exercise of dissenters’ rights. In addition, this summary does not address the tax consequences with respect to the Company Equity Awards, Excluded Shares, or Rollover Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;
●	insurance companies;
●	pension plans;
●	cooperatives;
●	regulated investment companies;
●	real estate investment trusts;
●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;
●	certain former U.S. citizens or long-term residents;
●	tax-exempt entities (including private foundations);
●	holders who acquired their Shares or ADSs pursuant to any employee share option or otherwise as compensation;
●	investors that hold their Shares or ADSs as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;
●	investors that have a functional currency other than the U.S. dollar;
●	persons that directly, indirectly or constructively own 10% or more of our Shares or ADSs (by vote or value);
●	Rollover Shareholders;
●	the Buyer Group; or
●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Shares or ADSs through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

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For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Shares or ADSs that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares (including Shares represented by ADSs), the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares (including Shares represented by ADSs) should consult its own tax advisor.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of the ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Shares for ADSs will generally not be subject to U.S. federal income tax.

ALL U.S. HOLDERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of the Merger to U.S. Holders

The receipt of cash by a U.S. Holder in exchange for its Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in the Merger and its adjusted tax basis in the Shares or ADSs surrendered. Subject to the rules discussed below under “—  Passive Foreign Investment Company Rules,” such gain or loss will generally be long-term capital gain or loss if a U.S. Holder has held its Shares or ADSs, as applicable, for more than one year as of the effective date of the Merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for its Shares or ADSs. If a U.S. Holder acquired different blocks of Shares or ADSs, as applicable, at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of Shares or ADSs, respectively.

However, as discussed below under “— Passive Foreign Investment Company Rules,” we believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for our 2025 taxable year and may continue to be classified as a PFIC for our 2026 taxable year. Accordingly, it is expected that any gain on the disposition of a U.S. Holder’s Shares or ADSs pursuant to the Merger will not be treated as capital gain, and the preferential rates for long-term capital gains will not be available. The deductibility of capital losses is subject to limitations under the Code. If a U.S. Holder acquired different blocks of Shares or ADSs at different times or different prices, the adjusted tax basis and holding period must be separately determined with respect to each block of such Shares or ADSs.

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As described below under “Special Factors — PRC Income Tax Consequences,” in the event that we are treated as a PRC “resident enterprise” under the EIT Law and gain from the disposition of Shares or ADSs is subject to PRC income tax, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC (the “Treaty”), may be able to elect to treat such gain as PRC-source income under the Treaty. However, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Shares. The rules regarding foreign tax credits and the deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be considered as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the Company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. Although the law in this regard is unclear, we treat the affiliated entities, as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements.

If we were classified as a PFIC for any taxable year during which a U.S. Holder held our Shares or ADSs, the PFIC tax rules discussed generally herein will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we ceased to be classified a PFIC.

We believe that we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2025, and may continue to be classified as a PFIC for our taxable year ending December 31, 2026. The determination of whether we will be or become a PFIC will depend upon the composition of our income and assets and the value of our assets, including the value of our unbooked intangibles (which may be determined by reference to the market price of our ADSs from time to time).

If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs, such U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares or ADSs), and (ii) any gain realized on the sale or other disposition of Shares or ADSs. Under these PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs;
●	such amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;
●	amounts allocated to each prior taxable year, other than a pre-PFIC year: (i) will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, and (ii) will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such other taxable year (an “interest charge”).

If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs and any of our non-U.S. subsidiaries were also PFICs, such holder will be treated as having owned a proportionate amount (by value) of the shares of such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

If we are or were a PFIC for any taxable year in which a U.S. Holder held ADSs (but not Shares directly) and certain conditions relating to the regular trading of ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares directly) may have been able to make a so called “mark-to-market” election with respect to its ADSs (as described in the 2025 Form 20-F at “Item 10. Additional Information — E. Taxation — United States Federal Income Tax Considerations — Passive foreign investment company rules”). If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described above, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because the prices of the ADSs are currently quoted on the OTC market, we do not believe mark-to-market treatment of the ADSs is available for as long as the ADSs continue to be delisted from, or not regularly traded on, the NYSE or any other qualified stock exchange. Further, because a mark-to-market election cannot be made for any of our subsidiaries that is or may have been a PFIC, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

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If a U.S. Holder owns the Shares or ADSs during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual report. Each U.S. Holder should consult its tax advisors regarding the U.S. federal income tax consequences of owning and disposing of the Shares or ADSs.

Backup Withholding and Information Reporting

The receipt of cash pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). For example, information reporting will apply to proceeds from the sale or other disposition of the Shares or ADSs by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption.

To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a refund or credit against the U.S. federal income tax liability of U.S. Holder by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. The IRS may impose a penalty upon a U.S. Holder that fails to provide the correct taxpayer identification number.

PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008 and was most recently amended on December 29, 2018, enterprises established in accordance with the law of a foreign country (region) but with “de facto management bodies” located in China are considered “resident enterprises” for PRC enterprise income tax purposes, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Implementation Regulations for Enterprise Income Tax Law, as amended on April 23, 2019 and December 6, 2024, which defines “de facto management bodies” as an establishment that has substantial all of the management and control over an enterprise’s production, business operations, personnel, accountings and properties, etc. The State Taxation Administration issued the Notice on Issues Concerning the Determination of Chinese-Controlled Offshore Incorporated Enterprises as Resident Enterprises on the Basis of Effective Management (“Circular 82”) issued on April 22, 2009, and as amended on January 29, 2014. Circular 82 provides certain specific criteria for determining whether the “de facto management bodies” of a PRC controlled offshore incorporated enterprise is located in China.

Under the EIT Law and its Implementation Rules, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-PRC resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a “de facto management body” in the PRC and also (a) does not have an establishment or a place of business in the PRC or (b) has an establishment or a place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business. Under the Individual Income Tax Law, an individual who disposes a capital asset (including equity in a PRC resident enterprise) in China is subject to PRC individual income tax at the rate of 20% (applicable to both resident individuals and non-resident individuals). Reduction of or relief from these taxes may be sought under applicable tax treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of Merger consideration for your Shares or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents. However, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of Merger consideration for the Shares or ADSs would otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents.

In addition, under the Bulletin 7 and the Bulletin 37, if a non-PRC resident enterprise transfers PRC taxable assets (including PRC resident enterprises’ equity) indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, PRC tax authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% enterprise income tax on the gain from such offshore share transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market, (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement, and/or (iii) the Merger is done with a reasonable commercial purpose as recognized or accepted by the PRC tax authorities.

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According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors should be taken into consideration to assess whether the transfer or offshore holding arrangements would be deemed as having a reasonable commercial purpose. Pursuant to the Tax Collection and Administration Law, Bulletin 37 and related regulations, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws, also the transferee may be obliged to pay taxes in arrears. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-resident enterprise shareholders or ADSs holders were involved, if the Merger (or the Company’s offshore structure) is determined by the PRC tax authorities to lack reasonable commercial purpose.

The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser) does not intend to withhold any PRC income tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of the Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 and Bulletin 7 and impose tax on the receipt of Merger consideration for the Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s shareholders who are non-resident enterprises could be treated as PRC-sourced income and thus be subject to PRC enterprise income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought into or executed or produced before a court in the Cayman Islands, (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital, and the Adoption of Amended M&A, and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs quoted on OTC under the symbol “RAASY” for the periods indicated:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly
2024
First quarter	0.9000	0.0000
Second quarter	0.8800	0.0000
Third quarter	0.7500	0.0001
Fourth quarter	0.7500	0.0000
2025
First quarter	1.5500	0.0000
Second quarter	1.6000	0.1111
Third quarter	1.6600	0.5126
Fourth quarter	2.2200	0.3610
2026
First quarter	2.3400	1.4300
Second quarter	2.5200	1.1800
Third quarter (through August 10, 2026)	2.1000	1.9900

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The Merger Consideration represents a premium of 51.23% to the closing price of the ADSs on December 19, 2025, the last trading day prior to the Company’s receipt of the “going-private” proposal on December 22, 2025, a premium of 74.87% and 86.22% to the volume-weighted average closing price during the last 15 and 30 trading days prior to the date of the proposal, and a premium of 110.22% to the closing price of the ADSs on May 11, 2026, the last trading day prior to the execution of the Merger Agreement. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

As of the date of this proxy statement, the Company has not declared or paid any dividends and it does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the Board will have discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, the Company’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Board. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is paid. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends on the Shares, the Company will pay those dividends which are payable in respect of the Shares underlying the ADSs to the ADS Depositary, as the registered holder of such Shares, and the ADS Depositary then will pay such amounts to the ADS holders in proportion to the Class A Ordinary Shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including net of the fees and expenses, taxes and any governmental charges payable thereunder.

Cloopen Group Holding Limited is a holding company incorporated in the Cayman Islands. It may rely on dividends from its subsidiaries in China for cash requirements, including any payment of dividends to its shareholders. PRC regulations may restrict the ability of the Company’s PRC subsidiaries or the affiliated entities to pay dividends to the Company. For more detailed discussions about the Company’s dividend policy, see “Item 8. Financial Information — 8.A. Consolidated Statements and Other Financial Information — Dividend Policy” in the 2025 Form 20-F.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                                    , at               a.m. (Beijing Time) at                           .

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Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

●	as a special resolution:

THAT the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, be authorized and approved; and

●	as an ordinary resolution:

THAT each of the directors of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

●	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each ordinary share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs, shall be cancelled in exchange for the right to receive US$0.4940 in cash per Share without interest and net of any applicable withholding taxes, and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled in exchange for the right to receive US$2.9641 in cash per ADS, without interest and net of any applicable withholding taxes and other governmental charges and fees and expenses provided under the Deposit Agreement, in accordance with the terms and conditions set forth in the Merger Agreement. Excluded Shares shall be cancelled and cease to exist without payment of any cash consideration or distribution therefor. The Dissenting Shares shall thereafter represent only the right to receive the fair value of each Share determined in accordance with Section 238 of the Cayman Islands Companies Act.

In addition to the foregoing, at the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans. In addition, at the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each Company RSU that is then outstanding, whether or not vested, will be treated as described below.

In connection with the Merger, each Company Equity Award that is outstanding immediately prior to the Effective Time will be treated as follows: (a) each Company Equity Award held by certain key employees or the Rollover Shareholders will be cancelled and treated as follows: (i) a portion of such holder’s Company Equity Awards vested as of April 30, 2026 equal to the Cash-out Percentage will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes), from the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (A) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying the portion being cashed out (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such portion will be cancelled without payment), and (B) in the case of a Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying the portion being cashed out; (ii) the remaining vested portion (after deducting the cash-out portion) will be cancelled and replaced with a vested award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; and (iii) each Company Equity Award unvested as of April 30, 2026 held by such holder will be cancelled and replaced with an award comprised of other rights or property, subject to substantially equivalent terms and conditions, as reasonably determined by both HoldCo and the Company; (b) each Company Equity Award vested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and converted into the right to receive a cash payment (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to (i) in the case of a Vested Company Option, the product of the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Company Option and the number of Shares underlying such Vested Company Option (provided that if the exercise price equals or exceeds the Per Share Merger Consideration, such Vested Company Option will be cancelled without payment), and (ii) in the case of any Vested Company RSUs, the product of the Per Share Merger Consideration and the number of Shares underlying such award; and (c) each Company Equity Award unvested as of April 30, 2026 held by any holder other than a Rollover Shareholder or certain key employees will be cancelled and cease to exist without payment of any consideration or distribution therefor.

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The Board’s Resolutions and Recommendation

The Board, acting on the unanimous recommendation of the Special Committee:

●	determined that the execution of the Merger Agreement and the Plan of Merger, the Limited Guarantees and consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, are fair to, and in the best interests of, the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares and holders of ADSs representing Excluded Shares) and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger, the Limited Guarantees and consummate the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A,

●	authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and

●	resolved to direct that the authorization and approval of the execution, delivery and performance of the Merger Agreement and the Plan of Merger, the Limited Guarantees and the consummation of the Transactions be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 5:00 p.m. New York City time on the Share Record Date. If you own Shares as of 5:00 p.m. New York City time on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than                 a.m. (Beijing Time) on                                                                                                                                                               .

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Class A Ordinary Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) (either directly if ADSs are held directly on the books and records of the ADS Depositary or indirectly through a bank, brokerage or other securities intermediary if ADSs are held by any of them on behalf of a holder of ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than         12:00 p.m. (New York City time) on                     in order to ensure the Class A Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting. Each broker and other intermediary will announce its own cutoff date and time by which voting instructions must be received, which will be earlier than the date and time specified above.

Each registered holder of Shares has one vote for each Class A Ordinary Share and ten votes for each Class B Ordinary Share held as of 5:00 p.m. New York City time on the Share Record Date. We expect that, as of the Share Record Date, there will be                       Class A Ordinary Shares and                 Class B Ordinary Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting — Procedures for Voting” below for additional information.

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Quorum

A quorum shall be one or more shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote at such general meeting presenting.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

Vote Required

Under the Cayman Islands Companies Act, the memorandum and articles of association of the Company and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act and the memorandum and articles of association of the Company) of the Company passed by an affirmative vote of holders of Shares (including Class A Ordinary Shares represented by ADSs) representing at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof (the “Requisite Company Vote”). If this vote is not obtained, the Merger will not be effective. The consummation of the Transactions is not structured so that the approval of at least a majority of the Unaffiliated Security Holders is required.

As of the date of this proxy statement, there are 298,471,562 Class A Ordinary Shares, 25,649,839 Class B Ordinary Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Procedures for Voting”. We expect that, as of the Share Record Date, there will be                          Class A Ordinary Shares and                         Class B Ordinary Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting”.

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Supporting Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the date hereof, collectively represent approximately 60.41% of the voting power of the total issued and outstanding Shares (excluding for the purpose of this calculation, the Shares they may acquire through the exercise of Company Equity Awards within 60 days of the date hereof). Accordingly, based on                             Class A Ordinary Shares and                          Class B Ordinary Shares expected to be issued and outstanding on                               , the Share Record Date,                            Class A Ordinary Shares owned by the shareholders (including ADS holders) of the Company other than the Supporting Shares as of the Share Record Date must be voted in favor of the execution of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders as, being entitled to do so, present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the Cayman Islands Companies Act and the memorandum and articles of association of the Company, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting and the Rollover Shareholders will vote all Supporting Shares in favor of such special resolution.

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Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company as of 5:00 p.m. New York City time on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 5:00 p.m. New York City time on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5:00 p.m. New York City time on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered holder of Shares has one vote for each Class A Ordinary Share and ten votes for each Class B Ordinary Share held as of 5:00 p.m. New York City time on the Share Record Date.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than                    a.m. (Beijing Time) on                                      , the deadline to lodge the proxy card for it to be valid. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at ir@yuntongxun.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on the ADS Record Date (New York City time) (who do not surrender such ADSs for cancellation and become registered holders of the Class A Ordinary Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Class A Ordinary Shares underlying the ADSs (either directly if ADSs are held directly on the books and records of the ADS Depositary or indirectly through a bank, brokerage or other securities intermediary if ADSs are held by any of them on behalf of a holder of ADSs) by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the form or by following the instructions provided by their respective brokers or other securities intermediaries. In the case of registered holders of ADSs, the ADS Depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on                         . The ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with the voting instructions timely received from holders of ADSs as of the ADS Record Date. The ADS Depositary will not itself exercise any voting discretion in respect of any Class A Ordinary Shares represented by ADSs and it will not vote any Class A Ordinary Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder. Each broker and other intermediary will announce its own cutoff date and time by which voting instructions must be received, which will be earlier than the date and time specified above.

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Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs to the ADS Depositary for cancellation and delivery of the corresponding, Class A Ordinary Shares and become registered in the Company’s register of members as holders of Class A Ordinary Shares prior to the close of business in the New York City on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation and attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation sufficiently prior to                                , together with (a) delivery instructions for the corresponding Class A Ordinary Shares represented by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of such Class A Ordinary Shares), and (b) payment of ADS Depositary’s fees associated with such cancellation (US$5.00 per 100 ADSs (or portion thereof) and the ADS Depositary’s servicing fee of $0.05 per ADS, plus a wire fee of US $17.50 per transaction), which will not be borne by the Company, and any applicable expenses, taxes, and other governmental charges. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct the custodian holding the Shares underlying the ADSs, to deliver, or cause the delivery of, the number of Class A Ordinary Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. If after the registration of Class A Ordinary Shares in your name you wish to receive a certificate evidencing the Class A Ordinary Shares registered in your name, you will need to request the Company to issue and mail, or cause to be issued and mailed, a certificate to your attention. It is uncertain how long re-registration of Class A Ordinary Shares upon surrenders of ADSs will take. Therefore, it you wish to do this, you should take action as soon as possible. If the Merger is not completed, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be quoted on the OTC. Class A Ordinary Shares are not listed and cannot be traded on any stock exchange other than on the OTC, and in such case only as represented by ADSs. As a result, if you have surrendered your ADSs for cancellation to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Class A Ordinary Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 per 100 ADSs (or portion thereof) issued), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of 5:00 p.m. New York City time on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another person or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it may be more difficult for the Company to obtain required votes described in “The Extraordinary General Meeting — Vote Required”. Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

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If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary will not vote or attempt to exercise the right to vote any Class A Ordinary Shares underlying such holders’ ADSs. Brokers, banks and other securities intermediaries that hold ADSs in “accounts” for their customers generally do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Class A Ordinary Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other securities intermediaries do not receive specific voting instructions from the beneficial owner of ADSs, they generally will not provide the ADS Depositary with voting instructions on how to vote the Class A Ordinary Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

●	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

●	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than a.m. (Beijing Time) on , the deadline for shareholders to lodge proxy cards for them to be valid.

●	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder attends and actually votes in person at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Registered holders of ADSs may endeavor to revoke their voting instructions or may endeavor to revise and replace their voting instructions by providing written notification to the ADS Depositary with the relevant voting instruction control details or a request for a new voting instruction card, in each case sufficiently in advance of the ADS voting instruction cut-off date and time. The ADS Depositary will make reasonable efforts to accommodate any timely received request to revoke or replace a voting instruction, however it cannot be assured and the ADS Depositary will not be responsible for any failure to do so.

If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.

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Rights of Shareholders Who Wish to Dissent from the Merger

Shareholders who dissent from the Merger in accordance with the requirements of the Cayman Islands Companies Act will have the right to seek appraisal and payment of the fair value of their Shares determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex E to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares determined in accordance with the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE CLASS A ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS FOR AND ON BEHALF OF THE ADS HOLDERS WITH RESPECT TO ANY OF THE CLASS A ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION SUFFICIENTLY PRIOR TO                                      TO THE ADS DEPOSITARY FOR DELIVERY OF CLASS A ORDINARY SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING CLASS A ORDINARY SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING CLASS A ORDINARY SHARES, AND BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO SURRENDER THEIR ADSs FOR DELIVERY OF CLASS A ORDINARY SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF CLASS A ORDINARY SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF CLASS A ORDINARY SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE QUOTED ON THE OTC. THE COMPANY’S CLASS A ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN ON THE OTC, AND IN SUCH CASE ONLY AS REPRESENTED BY ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS CLASS A ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS CLASS A ORDINARY SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND OTHER APPLICABLE CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

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Whom to Contact for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at ir@yuntongxun.com.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board of the Company and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of the Company’s Shares that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, HoldCo, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 97.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company. The closing of the Merger will occur as soon as practicable, but in any event no later than the 15th business day following the day the last of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, if permissible, waiver of such conditions) is satisfied or waived, or such other date as the Company and Parent may agree in writing. On the closing date, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other documents required under the Cayman Islands Companies Act to effect the Merger with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Act.

We currently expect that the Merger will close in the fourth quarter of 2026, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.

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Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association in the form that will be attached as Appendix II to the Plan of Merger will be adopted and become the memorandum and articles of association of the Surviving Company.

At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time and/or such other persons as designated by HoldCo will be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company.

Merger Consideration

At the Effective Time:

(a) Each Class A Ordinary Share and each Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled and cease to exist in exchange for the right to receive US$0.4940 in cash, without interest, in accordance with the terms and conditions set forth in the Merger Agreement;

(b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), each representing six (6) Class A Ordinary Shares, together with the Class A Ordinary Shares represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$2.9641 in cash, without interest, in accordance with the terms and conditions set forth in the Merger Agreement and the Deposit Agreement;

(c) each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(d) each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act.

The Merger consideration will not be paid to holders of Shares or ADSs who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members maintained by the Company or the ADS Depositary, as applicable, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed, or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary, as applicable, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to holders of Shares or ADSs who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of such holders. Monies unclaimed after a period of three (3) years from the closing date will be forfeited and will revert to the Surviving Company.

Treatment of Company Equity Awards

At the Effective Time, the Company will (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans and (b) cause each Company Equity Award that is outstanding immediately prior to the Effective Time to be treated in accordance with the Merger Agreement.

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In connection with the Merger, (a) each Company Equity Award vested as of April 30, 2026 held by certain key employees or the Rollover Shareholders will be treated as follows: (i) a portion of such vested awards equals to the Cash-out Percentage will be converted into the right to receive a cash amount equal to, in the case of a Vested Company Option, the product of (x) the excess, if any, of US$0.4940 over the applicable per share exercise price and (y) the number of Shares underlying such Vested Company Options, and in the case of other vested Company Equity Awards (including Company RSUs), the product of US$0.4940 and the number of underlying Shares; (ii) the remaining vested portion will be cancelled in exchange for an award comprised of other rights or property subject to substantially equivalent terms; (b) and each unvested Company Equity Award held by such holders will be cancelled and exchanged for an award comprised of other rights or property subject to substantially equivalent terms and conditions; (c) each Company Equity Award vested as of April 30, 2026 held by any other holder (other than certain key employees or Rollover Shareholders) will be converted into the right to receive a cash payment equal to, in the case of a Vested Company Option, the product of (i) the excess, if any, of US$0.4940 over the applicable per share exercise price and (ii) the number of Shares underlying such Vested Company Option; and in the case of other vested Company Equity Awards, the product of US$0.4940 and the number of underlying Shares; and (d) each unvested Company Equity Award held by such holders will be cancelled without any payment therefor.

Exchange Procedures

Prior to the Effective Time, HoldCo will enter into a paying agent agreement with a bank or trust company to serve as paying agent with respect to the Merger in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, HoldCo will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of Shares and ADSs (other than Excluded Shares and the Dissenting Shares), the exchange fund sufficient for the paying agent to pay the Merger consideration.

Promptly after the Effective Time, the Surviving Company will cause the paying agent to mail to each registered holder of Shares (other than Shares represented by ADSs, Excluded Shares and the Dissenting Shares, as the case may be) (a) a letter of transmittal specifying the manner in which the Per Share Merger Consideration will be paid out of the exchange fund to registered holders of Shares and containing such other provisions as Parent and the Company may mutually agree, and (b) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates) or any steps to be taken in respect of non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon the surrender of, if applicable, Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of a duly executed letter of transmittal, each registered holder of Shares represented by such Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) and each registered holder of Uncertificated Shares will be entitled to receive in exchange therefor, a check, in an amount equal to (i) the number of Shares represented by such Share Certificates (or affidavit and indemnity of loss in lieu of the share certificate) or the number of Uncertificated Shares multiplied by (ii) the Per Share Merger Consideration, subject to applicable withholding. The Share Certificates so surrendered will forthwith be marked as cancelled.

If any Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the paying agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the paying agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled.

Prior to the Effective Time, HoldCo and the Company will establish procedures with the paying agent and ADS Depositary to ensure that, as promptly as reasonably practicable after the Effective Time, (a) the paying agent will transmit to the ADS Depositary an amount equal to the product of (i) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (ii) the Per ADS Merger Consideration, and (b) the ADS Depositary will distribute the Per ADS Merger Consideration (less any fees and other amounts owing under the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. To the extent required by the terms of the Deposit Agreement, the ADSs holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs.

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Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent, HoldCo and Merger Sub and representations and warranties made by Parent, HoldCo and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by (a) a disclosure schedule delivered by the Company to Parent, HoldCo and Merger Sub contemporaneously with the execution of the Merger Agreement, (b) the Company’s public disclosure with the SEC after February 9, 2021 and prior to the date of the Merger Agreement, subject to certain exceptions, and (c) the actual knowledge of certain Rollover Shareholders after reasonable inquiry and investigation.

The representations and warranties made by the Company to Parent, HoldCo and Merger Sub include representations and warranties relating to, among other things:

●	due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

●	no violation in any material respect of the organizational documents of the Company and its subsidiaries;

●	capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company’s shareholders;

●	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions, including the Merger, the enforceability of the Merger Agreement against the Company, and the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	upon unanimous recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

●	the receipt of a fairness opinion from Kroll, LLC, operating through its Duff & Phelps Opinions Practice, as the financial advisor to the Special Committee;

●	the absence of violations of, or conflict with, the governing documents of the Company or any of its subsidiaries, laws applicable to the Company or any of its subsidiaries or by which their respective properties or assets are bound or affected, and certain material contracts or obligations to which the Company or any of its subsidiary is a party or by which their respective properties or assets are bound as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

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●	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	compliance with applicable laws, licenses and permits;

●	the Company’s SEC filings for the past three (3) years and the financial statements included therein;

●	compliance with the Sarbanes-Oxley Act of 2002;

●	the Company’s disclosure controls and procedures and internal controls over financial reporting;

●	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

●	the absence of any Company Material Adverse Effect (as defined below) or certain other changes or events since December 31, 2025;

●	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

●	employee benefits plans and labor and employment matters;

●	lease and title to assets;

●	intellectual property;

●	privacy and data security;

●	products and absence of material claim relating to products;

●	tax matters;

●	the absence of secured creditors;

●	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

●	insurance;

●	interested party transactions;

●	the absence of a shareholder rights agreement and the inapplicability of any takeover statute to the Company, the Shares, the Merger and other Transactions;

●	the absence of any undisclosed brokerage, finder’s or other fees or commission;

●	power and authority to execute and deliver, to perform its obligations under, the series of agreements and documents with respect to the variable interest entities controlled by the Company, by the parties thereto; and

●	an acknowledgement by Parent, HoldCo and Merger Sub as to the absence of any other representations and warranties by the Company.

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Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with other facts, events, circumstances, changes, conditions, occurrences or effects, is or could reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of the Merger; provided, however, that the determination of whether a Company Material Adverse Effect has occurred under clause (i) above will not take into account any fact, event, circumstance, change, condition, occurrence or effect following or resulting from:

(a)	geopolitical conditions, any outbreak or escalation of war, regional conflicts, military or similar operations, or major hostilities or any act of terrorism or natural or man-made disasters;

(b)	changes in Laws, GAAP or interpretation thereof, in each case after the date of the Merger Agreement;

(c)	changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate;

(d)	changes in the financial, general economic, business, or political conditions;

(e)	any announcement or consummation of the Transactions;

(f)	any action taken by the Company or any of its subsidiaries at the written request of Parent, HoldCo or Merger Sub, or expressly required by the Merger Agreement;

(g)	any failure to meet any internal or public projections, forecasts (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of the proviso);

except, in the case of clause (a), (b), (c) or (d), to the extent having a disproportionate effect on the Company and its subsidiaries taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operates.

The representations and warranties made by Parent, HoldCo and Merger Sub to the Company include representations and warranties relating to, among other things:

●	due organization, valid existence and good standing and power and authority of Parent, HoldCo and Merger Sub to carry on its business;

●	each of Parent’s, HoldCo’s and Merger Sub’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, the Plan of Merger and/or any other transaction document to which such party is a party, and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against Parent, HoldCo and Merger Sub;

●	the absence of violations of, or conflict with, the governing documents of Parent, HoldCo or Merger Sub, laws applicable to Parent, HoldCo or Merger Sub or by which its properties or assets are bound or affected, and any contracts or obligations to which Parent, HoldCo or Merger Sub is a party or by which its properties or assets are bound as a result of Parent, HoldCo or Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

●	governmental consents and approvals;

●	the accuracy of the information provided by Parent, HoldCo or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

●	the absence of legal proceedings and governmental orders against Parent, HoldCo or Merger Sub;

●	the absence of any undisclosed brokerage, finders’ or other fees or commission;

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●	sufficiency of funds in the financing to complete the Transactions, including the Merger, subject to certain assumptions;

●	each Limited Guarantee being in full force and effect and the lack of any default thereunder;

●	the absence of undisclosed Shares and other securities of, any other economic interest in, or any other rights to acquire the Shares and other securities of the Company, beneficially owned by the Rollover Shareholders;

●	capitalization, ownership structure and operations;

●	delivery of true, correct and complete copies of that certain consortium agreement, dated as of December 22, 2025, by and among the Trustbridge Partners VII and Cloopen Co., Ltd., the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees and the Support Agreement (collectively, the “Parent Group Contracts”);

●	independent investigation conducted by Parent, HoldCo and Merger Sub;

●	an acknowledgment by Parent, HoldCo and Merger Sub as to its non-reliance on any estimate, projection, forecast, plan and budget provided by the Company; and

●	an acknowledgement by the Company as to the absence of any other representations and warranties by Parent, HoldCo or Merger Sub.

Conduct of Business by the Company Pending the Merger

The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, (a) the business of the Company and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice; and (b) the Company will use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current key officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing partners, customers, suppliers and other persons with which any of the Company or its subsidiaries has material business relations as of the date of the Merger Agreement.

Except as required by applicable law or expressly contemplated or permitted by the Merger Agreement or as disclosed in Company Disclosure Schedule, the Company will not and will not permit its subsidiaries to do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes that are ministerial or administrative in nature within the ordinary course of business of the Company or such subsidiary;

(b)	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of (i) any shares of any class of the Company or any of its subsidiaries, with limited exceptions as set forth in the Merger Agreement, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000, except in the ordinary course of business, or (iii) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

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(c)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries consistent with past practice);

(d)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital;

(e)	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions, including the Merger;

(f)	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$2,000,000;

(g)	make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$2,000,000 in aggregate;

(h)	incur, assume, refinance, alter, amend or modify any indebtedness, or guarantee any indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of indebtedness under the existing credit facilities of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, (ii) not in an aggregate amount in excess of US$6,000,000, or (iii) the intercompany Indebtedness between the Company and its wholly owned Subsidiaries;

(i)	other than expenditures (or any obligations or liabilities in respect thereof) necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Company and its subsidiaries taken as a whole;

(j)	except as required pursuant to any employee benefit plan of the Company or the Merger Agreement, (i) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries other than the hiring or termination of employees with an aggregate annual compensation of less than US$300,000, (ii) grant or provide any severance or termination payments or benefits to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries, in each case, in excess of US$100,000, other than in accordance with applicable law or pursuant to contracts that are in force as of the date of the Merger Agreement, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than one percent (1%), (iv) establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding awards, (v) take any action to accelerate the vesting or payment of compensation or benefits under the employee benefit plan, or (vi) forgive any loans to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries;

(k)	issue or grant any Company Option or awards of other types to any person under the Company Share Plan, except any issuance or grant to any person that are in the ordinary course of business consistent with past practice and pursuant to the terms of the Company Share Plan;

(l)	make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

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(m)	enter into any contract between the Company or any of its subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its subsidiaries, on the other hand, in excess of US$700,000, except for contracts solely between the Company and/or its wholly owned subsidiaries；

(n)	terminate or cancel, let lapse, or amend or modify (other than renewals in the ordinary course of business) any insurance policies maintained by it;

(o)	enter into, amend, modify, consent to the termination of, or waive, release, compromise or assign any material rights or claims under, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date of the Merger Agreement) that calls for annual aggregate payments of US$500,000 or more or with a term longer than one year which cannot be terminated without material surviving obligations or material penalty upon notice of 30 days or less;

(p)	settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (i) for an amount in excess of US$500,000, (ii) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (iii) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries;

(q)	permit any material intellectual property owned by the Company or any of its subsidiaries to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of material intellectual property owned by the Company or any of its subsidiaries, or grant or license or transfer to any third party any material intellectual property owned by the Company or any of its subsidiaries, in each case, except in the ordinary course of business consistent with past practice;

(r)	fail in any material respect to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933, as amended or the Exchange Act or the rules and regulations promulgated thereunder;

(s)	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries to any person, other than payments in the ordinary course of business;

(t)	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

(u)	make or change any material tax election, amend any material tax return, enter into any material closing agreement or seek any ruling from any governmental authority with respect to material taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, enter into any material sharing agreements, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, change any method of tax accounting or tax accounting period, initiate any voluntary tax disclosure to any governmental authority or incur any material amount of taxes outside of the ordinary course of business; or

(v)	announce an intention, enter into any agreement or otherwise make a binding commitment, to do any of the foregoing.

During the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, the Company will ensure that the Company and each of its subsidiaries will conduct its business in compliance with all applicable laws in all material respects, and obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filing with or notifications to, the relevant governmental authority or other person required in respect of the due and proper establishment and operations of the Company or such subsidiary in accordance with applicable laws.

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Shareholders’ Meeting

The Company will establish a Share Record Date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company’s shareholders to be held to consider the authorization and approval of, and to authorize and approve, the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A (the “Shareholders’ Meeting”), in consultation with Parent and will not change such Share Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of HoldCo, unless required to do so by applicable law or the memorandum and articles of association of the Company. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable law or the memorandum and articles of association of the Company, the Company will implement such adjournment or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting without the approval of Parent.

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than 14 business days after such confirmation, the Company will (a) mail or cause to be mailed this proxy statement to the holders of Shares, including Shares represented by ADSs, as of the Share Record Date, and (b) instruct the ADS Depositary to (i) fix the Share Record Date as the record date for determining the holders of ADSs who will be entitled to give instructions for the exercise of the voting power pertaining to the Shares represented by ADSs at the Shareholders’ Meeting, (ii) provide all proxy solicitation materials to all such holders of ADSs, and (iii) vote all Shares represented by ADSs in accordance with the instructions of such holders of ADSs.

As soon as practicable but in any event no later than 40 days after the date of mailing this proxy statement, the Company will hold the Shareholders’ Meeting. The Company may, after consultation in good faith with Parent, and the Company will, upon written request of Parent, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (b) as otherwise required by applicable law, or (c) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company will convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter. The Company may not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five business days prior to the Termination Date (as defined below).

The authorization and approval of the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger and, upon the Merger becoming effective, the Adoption of Amended M&A, are subject to the Requisite Company Vote.

No Solicitation of Transactions

Until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will, and the Company will use commercially reasonable efforts to cause its and its subsidiaries’ representatives, not to, in each case, directly or indirectly:

(a)	solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes or may reasonably be expected to lead to any Competing Transaction;

(b)	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

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(c)	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any written letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction, or requiring the Company to abandon the Merger Agreement or any of the Transactions, including the Merger; or

(d)	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover statute.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or to which 25% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 25% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 25% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 25% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of any class of equity securities of the Company, (e) any other transaction having an effect similar to the foregoing, or (f) any combination of the foregoing.

The Company has agreed to notify Parent as promptly as practicable, in writing, of any proposal or offer regarding a Competing Transaction, specifying (a) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (b) the identity of the party making such proposal or offer or inquiry or contact.

The Company is required to provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company is required to, and is required to cause its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties, with respect to a Competing Transaction and immediately revoke or withdraw access of any third party to any data room containing any nonpublic information concerning the Company or any of its subsidiaries and request, and use its commercially reasonable efforts to cause, all such third parties to promptly return or destroy all such non-public information; the Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party that prohibits the Company from providing such information to Parent.

At any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement described above, the Company and its representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:

(a)	provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company received from the person so requesting such information an executed a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements (i.e. the confidentiality agreement, dated March 4, 2026, by and between the Company and Trustbridge Partners VII, as amended and restated from time to time, and the confidentiality agreement, dated April 16, 2026, by and between the Company and Dmall Digital Assets Limited, as amended and restated from time to time); provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement (the “Acceptable Confidentiality Agreement”) (provided that the Company is required to concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives); and

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(b)	engage or participate in any discussions or negotiations with such person;

provided that, prior to taking any actions described in clauses (a) and (b) above, the Special Committee must have (i) determined, in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) that, in light of such Superior Proposal, failure to take such action would be in breach of the fiduciary duties of the Board under applicable law, and (iii) provided written notice to Parent at least 48 hours prior to taking any such action.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of 50% or more of the assets (on a consolidated basis), or 50% or more of the equity securities, of the Company that the Board (with the approval of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses); provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (A) the proposal or offer is conditional upon any due diligence in respect of the Company or its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or the receipt of any such financing is a condition to the consummation of such transaction, or (C) the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement.

No Change of Recommendation

The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement and the Transactions, including the Merger. Subject to certain exceptions (described below), under the terms of the Merger Agreement, neither the Board nor any committee thereof may:

●	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to make the Company Recommendation or fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof, provided that a customary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction, (f) fail to publicly reaffirm the Company Recommendation within 10 business days after Parent so requests in writing, or (g) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”); or

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●	recommend or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement.

From the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the “no-solicitation” obligations under the Merger Agreement described above and the Board determines, in its good faith judgment, upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be in breach of the directors’ fiduciary duties under applicable law, the Board may (upon the recommendation of the Special Committee) (a) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (b) with respect to such Superior Proposal, authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but in each case only if:

●	the Company has complied with the “no-solicitation” obligations under the Merger Agreement described above with respect to such proposal or offer;

●	the Company has (a) provided at least four business days’ written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement; (b) negotiated with and caused its financial advisor and legal counsel to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal; and (c) permitted Parent and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such third party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal will be deemed a new Superior Proposal and the Company will be required to again comply with the “no-solicitation” obligations under the Merger Agreement; provided, further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three (3)-business-day period rather than the four (4)-business-day period described above; and

●	following the end of such four (4)-business-day period or three (3)-business-day period (as applicable), the Board has determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to the Merger Agreement and the financing proposed by Parent in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, if at any time prior to obtaining the Requisite Company Vote, the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that the failure to take such action would be in breach of the directors’ fiduciary duties under applicable law, the Board may, upon the recommendation of the Special Committee, (a) effect a Change in the Company Recommendation with respect to an Intervening Event (as defined below) and (b) concurrently authorize the Company to terminate the Merger Agreement, but only if:

●	if an Intervening Event (as defined below) has occurred;

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●	at least four (4) business days have elapsed since the Company has given notice to Parent advising that it intends to take such actions and specifying in reasonable detail the reasons therefor;

●	during such four (4) business day period, the Company has negotiated with and caused its financial and legal advisors to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) regarding any adjustment or modification to the terms of the Merger Agreement proposed by Parent; and

●	following the end of such four (4) business day period, the Board again determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any proposed adjustment or modification to the terms of the Merger Agreement presented by Parent in writing to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” means any material event, material development or material change occurring after the date of the Merger Agreement that (i) did not result from any breach of the Merger Agreement by the Company or its subsidiaries or its or their representatives, (ii) materially affects the Company and its subsidiaries or their business, assets or operations of the Company and its subsidiaries taken as a whole, (iii) was unknown and not reasonably foreseeable to the Company, the Board or the Special Committee as of or prior to the date of the Merger Agreement, (iv) becomes known to the Company, the Board or the Special Committee after the date of the Merger Agreement and before the receipt of the Company Requisite Vote, and (v) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company or any of its subsidiaries (or to be refrained from being taken by the Company or any of its subsidiaries) pursuant to, the Merger Agreement, provided that in no event shall any of the following events, developments or changes constitute or be taken into account in determining the existence of an Intervening Event: (A) the receipt, existence or terms of a Competing Transaction or a Superior Proposal (which, for purposes of this definition, will be read without reference to any percentage set forth in the definitions of “Competing Transaction” or “Superior Proposal”) or any inquiry relating thereto or the consequences thereof, (B) any change in the price or trading volume of the Shares or ADSs, in and of itself, after the date of the Merger Agreement, (C) any change in applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (D) the fact that the Company meets or exceeds any internal or published forecasts or projections for any period, (E) any fact, event, development or change with respect to the Parent Group or any member thereof, or (F) any fact, event, development or change with respect to certain Buyer Group members or any of their respective affiliates.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, HoldCo and Surviving Company have agreed that:

●	The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

●	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and the Surviving Company will cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

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●	The Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable to the indemnified parties than those in effect as of the Effective Time; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance. If the annual premiums for such insurance exceeds 300% of the current annual premiums paid by the Company for such insurance, the Surviving Company will obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies mentioned above, the Company may, and at HoldCo’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed 300% of the current annual premiums paid by the Company for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will maintain the policy in full force and effect, and continue to honor the obligations thereunder.

●	From and after the Effective Time, the Surviving Company will and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the indemnified parties against any and all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of the Merger Agreement or the Transactions, including the Merger, or arising out of or pertaining to the Transactions, including the Merger, and actions to enforce this provision or any other indemnification or advancement right of any indemnified party) prior to or at the Effective Time, to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Act or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Parent Financing

Each of Parent, HoldCo and Merger Sub has agreed that it will use its reasonable best efforts to (a) obtain debt financing on the terms and conditions described in the CMBC Debt Commitment Letter or on other terms and conditions not less favorable to Parent than those described in the CMBC Debt Commitment Letter (in each case, as may be reasonably determined by Parent), (b) maintain in effect the CMBC Debt Commitment Letter until the Transactions are consummated, (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the CMBC Debt Commitment Letter applicable to Parent that are within its control; provided that Parent, HoldCo and Merger Sub may amend or modify the CMBC Debt Commitment Letter, and/or elect to replace all or any portion of the debt financing or increase the amount of debt financing to be obtained with alternative financing, in each case only so long as (i) the aggregate proceeds of the cash financing will be sufficient for Parent, HoldCo and Merger Sub to pay the Merger consideration upon the terms and conditions contemplated by the Merger Agreement and (ii) such amendment or modification or the alternative financing would not prevent, materially delay or materially impede or impair the ability of Parent, HoldCo and Merger Sub to consummate the Transactions. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the CMBC Debt Commitment Letter and to the extent is not replaced by any alternative financing, Parent is required to notify the Company promptly.

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The Company has agreed to use its commercially reasonable efforts to provide, and to cause each of its subsidiaries and each of their respective representatives to provide, to Parent, all reasonable cooperation as may be requested by Parent or its representatives in connection with the debt financing and/or any alternative financing and the Transactions, including:

●	participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

●	assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its representatives in connection with the debt financing or any alternative financing;

●	as promptly as practicable, furnishing Parent and any sources or prospective sources of the debt financing and/or alternative financing with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or any sources or prospective sources of the debt financing and/or any alternative financing and is reasonably available to the Company and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and any sources or prospective sources of the debt financing and/or any alternative financing;

●	reasonably cooperating with advisors, consultants and accountants of Parent or any sources or prospective sources of the debt financing and/or alternative financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

●	assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral;

●	(i) to the extent necessary for debt financing and/or any alternative financing and not prohibited by applicable laws, facilitating the granting of guaranty, security or pledging of collateral and (ii) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents;

●	taking all actions reasonably necessary to (i) permit the prospective sources of the debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements, subject to the terms of the Confidentiality Agreements, and (ii) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing;

●	furnishing Parent and its representatives, as well as any prospective sources of the debt financing and/or alternative financing, promptly with all documentation and other information required with respect to the debt financing and any alternative financing under applicable “know your customer” and anti-money laundering rules and regulations, subject to the terms of the Confidentiality Agreements;

●	using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approval of the debt financing and any alternative financing; and

●	taking all corporate actions reasonably necessary to permit the consummation of the debt financing and any alternative financing.

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Parent will (a) promptly upon request by the Company, reimburse the Company following the termination of the Merger Agreement in accordance with its terms for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by these financing covenants and (b) indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all direct liabilities or direct losses suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith; except in the event such liabilities, expenses or losses arose out of or result from the fraud or willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Other Covenants

Pursuant to the terms of the Merger Agreement, the Company, Parent, HoldCo and/or Merger Sub as applicable have agreed to certain additional covenants related to the following:

●	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

●	access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to applicable legal or contractual obligations and restrictions);

●	each party’s obligation to use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts to perform its obligations under the Merger Agreement and to consummate the Transactions, subject to certain limitations;

●	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

●	to the extent requested by HoldCo, the prompt delivery to HoldCo of the resignation of the directors of the Company or any of its subsidiaries designated by HoldCo;

●	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

●	removal of the quotation of the Shares and ADSs from OTC and the deregistration of the Shares and ADSs under the Exchange Act as promptly as reasonably practicable after the Effective Time;

●	elimination or minimization of the effects of certain takeover statutes;

●	the Company’s obligation to use commercially reasonable efforts to ensure that at the Effective Time the Company’s Available Cash equals or exceeds an aggregate amount not less than US$85,000,000 (or its RMB equivalent) (the “Available Cash Amount”);

●	the Company’s obligations to assist with applications in accordance with, and to cause its PRC subsidiaries to comply with, the applicable foreign exchange regulations of the PRC;

●	parties’ cooperation to determine whether any indirect capital gains tax will apply to the transactions and, if necessary, make any required tax filings in connection with the foregoing; and

●	agreement that Company will not be deemed to be in breach of any representations, warranty, covenant or agreement under the Merger Agreement if the alleged breach directly results from an action or inaction by the Company that is not required by the Merger Agreement and was specifically directed or approved by Parent, HoldCo or Merger Sub in writing.

Closing Conditions

The obligations of the Company, Parent, HoldCo and Merger Sub to complete the Merger are subject to the satisfaction, or waiver by Parent, HoldCo, Merger Sub and the Company, of the following conditions:

●	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being approved by the Requisite Company Vote;

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●	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions; and

The obligations of Parent, HoldCo and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by HoldCo, of the following conditions:

●	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

●	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

●	there not having been any Company Material Adverse Effect since the date of the Merger Agreement that is continuing;

●	the Company having delivered to HoldCo a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

●	the aggregate amount of available cash of the Company and its subsidiaries on a consolidated basis equals or exceeds US$85,000,000 (or its RMB equivalent).

The obligations of the Company to complete the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions;

●	the representations and warranties of Parent, HoldCo and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement, subject to certain qualifications;

●	Parent, HoldCo and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

●	HoldCo having delivered to the Company a certificate dated the closing date, signed by an officer of HoldCo, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

by mutual written consent of the Company and HoldCo;

by either the Company (acting upon the recommendation of Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied):

●	if the Merger shall have not completed on or before the date that is nine (9) months after the date of the Merger Agreement (the “Termination Date”) (a “Termination Date Termination Event”);

●	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions (a “Permanent Order Termination Event”); or

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●	the Requisite Company Vote shall have not been obtained at the Shareholders’ Meeting or any adjournment of the Shareholders’ Meeting (a “No-Vote Termination Event”);

by the Company (acting upon the recommendation of the Special Committee), if:

●	a breach of any representation, warranty, agreement or covenant of Parent, HoldCo or Merger Sub under the Merger Agreement shall have occurred, which breach (a) would give rise to the failure of a condition to the obligations of the Company to complete the Merger and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (b) is incapable of being cured or, if capable of being cured, is not cured by Parent, HoldCo or Merger Sub within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company is then not in breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent, HoldCo and Merger Sub to close (a “Parent Breach Termination Event”);

●	(a) all of the conditions to the obligations of Parent, HoldCo and Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (b) the Company has delivered to HoldCo an irrevocable written notice confirming that all of the conditions to the obligation of the Company to complete the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger, and (c) Parent, HoldCo and Merger Sub fails to complete the closing of the Merger within ten business days following the later of the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to HoldCo (a “Parent Failure to Close Termination Event”); or

●	prior to the receipt of the Requisite Company Vote, the Board made a Change in the Company Recommendation with respect to a Superior Proposal or with respect to an Intervening Event (a “Superior Proposal Termination Event” and an “Intervening Event Termination Event,” respectively); but in each case only if the Company (a) complies with the “no-solicitation” obligations under the Merger Agreement with respect to such Change in the Company Recommendation in all material respects and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complies with its obligations with respect to payment of termination fee and reimbursement of expenses under the Merger Agreement; or

by HoldCo, if:

●	a breach of any representation, warranty, agreement or covenant of the Company under the Merger Agreement shall have occurred, which breach (a) would give rise to the failure of a condition to the obligations of Parent, HoldCo and Merger Sub to complete the Merger and such condition is incapable of being satisfied prior to the Termination Date and (b) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from HoldCo (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that HoldCo is then not in breach of any representations, warranties, or covenants that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

●	the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

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Termination Fees and Reimbursement of Expenses

The Company is required to pay HoldCo a termination fee of US$1,601,160 in the event the Merger Agreement is terminated:

●	by the Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event; or

●	by HoldCo pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event.

HoldCo is required to pay the Company a termination fee of US$3,202,319 in the event the Merger Agreement is terminated:

●	by the Company pursuant to a Parent Breach Termination Event; or

●	by the Company pursuant to a Parent Failure to Close Termination Event.

In the event that the Company or HoldCo fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or HoldCo, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection of such unpaid termination fee or expenses, together with interest at the reference rate as reported in the FR 2420 Report of Selected Money Market Rates and published on the website of the Federal Reserve Bank of New York in effect on such date on such unpaid termination fee or expenses.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing to be funded at any time or to effect the closing of the Merger, is, however, subject to (a) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s, HoldCo’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (b) Parent, HoldCo or Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (d) the Company having irrevocably confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded, the closing of the Merger will occur.

While the parties may pursue both a grant of specific performance and monetary damages, neither of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent group (including the Buyer Group members and their affiliates), on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) a termination fee of US$3,202,319 and US$1,601,160, respectively, (b) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (c) reimbursement of the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

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Amendment or Waiver

The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent, HoldCo or Merger Sub, by or on behalf of their board of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee); provided that after approval of the Merger Agreement and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger.

At any time prior to the Effective Time, each of the parties may, by action taken (a) with respect to Parent, HoldCo or Merger Sub, by or on behalf of their board of directors and (b) with respect to the Company, by or on behalf of the Board (upon recommendation of the Special Committee), by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any Buyer Group member or (b) obtain counsel or appraisal services at the expense of the Company or any Buyer Group member.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Shares to dissent from the Merger and receive payment of the fair value of their Company Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such right. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to assert Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to seek appraisal and payment of the fair value of its, his or her Shares upon dissenting from the Merger in pursuant to Section 238 of the Cayman Islands Companies Act.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

●	You must give written notice of objection to the Merger (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger at the Shareholders Meeting. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the Shareholders Meeting.

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●	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a Notice of Objection.

●	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and classes of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds. Upon the giving of such Notice of Dissent, the dissenting shareholder will cease to have any of the rights of a shareholder, except for (a) the right to be paid the fair value of its, his or her Shares, (b) the right to participate fully in proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the Merger is unlawful or void.

●	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

●	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on the price to be paid for the Shares owned by the dissenting shareholder, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Company Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company and if a dissenting shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.

●	If a petition is timely filed and served, the Grand Court will determine at a hearing, at which dissenting shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Grand Court finds are involved together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, such notices and petitions must be executed by or for the fiduciary. If Shares are held by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in executing the notice or petition, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise the Dissenters’ Rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenter rights in respect of such shares. If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act with regard to the exercise of dissenter rights, you will not be entitled to exercise your Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantees and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to the Company’s offices at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, People’s Republic of China; Attention: Investor Relations Department.

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If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenters’ Rights with respect to your Company Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration represents at least or more than the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The selected consolidated financial information with respect to the Company set forth below is derived from the audited consolidated financial statements of the Company contained in the 2025 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the 2025 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

The selected financial information presented below as of and for the fiscal years ended December 31, 2024 and December 31, 2025 has been derived from the Company’s audited consolidated financial statements. The selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference therein.

	Year ended December 31,
	2024	2025
	RMB	RMB	US$
	(Amounts in thousands of RMB and US$, except for number of shares and per share data)

Revenues	573,566	535,709	76,605
Cost of revenues	(362,717)	(388,963)	(55,621)
Gross profit	210,849	146,746	20,984
Operating expenses
Selling and marketing expenses	(187,305)	(142,265)	(20,344)
General and administrative expenses	(93,916)	(111,061)	(15,882)
Other operating income	49,530	-	-
Research and development expenses	(177,000)	(139,081)	(19,888)
Total operating expenses	(408,691)	(392,407)	(56,114)

Operating loss	(197,842)	(245,661)	(35,130)
Interest income	42,151	10,656	1,524
Investment income	11,859	10,423	1,490
Share of gains (losses) of equity method investments	3	(1,638)	(234)
Impairment loss of long-term investments	-	(11,145)	(1,594)
Gains (losses) from disposal of subsidiaries, net	403	(1,743)	(249)
Foreign currency exchange gains (losses), net	(3,717)	(513)	(73)
Loss before income taxes	(147,143)	(239,621)	(34,266)
Income tax benefit	316	820	117
Net loss	(146,827)	(238,801)	(34,149)
Net income (loss) attributable to non-controlling interests	(4,070)	549	79
Net loss attributable to Cloopen Group Holding Limited	(142,757)	(239,350)	(34,228)
Net loss attributable to ordinary shareholders	(142,757)	(239,350)	(34,228)

Net loss	(146,827)	(238,801)	(34,149)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of nil income taxes	965	(7,246)	(1,036)
Total other comprehensive income (loss)	965	(7,246)	(1,036)

Comprehensive loss	(145,862)	(246,047)	(35,185)
Comprehensive income (loss) attributable to non-controlling interests	(4,070)	549	79
Comprehensive loss attributable to Cloopen Group Holding Limited	(141,792)	(246,596)	(35,264)

Net loss per ordinary share
Basic and diluted	(0.44)	(0.74)	(0.11)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
Basic and diluted	322,945,205	323,149,126	323,149,126

	As of December 31,
	2024	2025
	RMB	RMB	US$
	(Amounts in thousands of RMB and US$, except for number of shares and per share data)

Total current assets	1,435,679	1,236,166	176,769
Total non-current assets	142,700	140,102	20,034
Total assets	1,578,379	1,376,268	196,803
Total current liabilities	508,603	540,473	77,286
Total non-current liabilities	5,197	3,861	552
Total liabilities	513,800	544,334	77,838
Total shareholders’ deficit attributable to Cloopen Group Holding Limited	1,074,577	841,383	120,316
Non-controlling interests	(9,998)	(9,449)	(1,351)
Total liabilities, mezzanine equity and shareholders’ deficit	1,578,379	1,376,268	196,803

Net Book Value per Company Share

The net book value per Share as of December 31, 2025 was US$0.3516 based on 316,554,332 Class A Ordinary Shares (excluding treasury shares) and 25,649,839 Class B Shares outstanding as of that date, and the Renminbi to U.S. dollars exchange rate of RMB6.9931 to US$1.00, representing the certificated exchange rate published by the Federal Reserve Board.

TRANSACTIONS IN THE SHARES AND ADSS

Purchases by the Buyer Group

Other than the Merger Agreement and the agreements entered into in connection therewith, including the Interim Investors Agreement, the Support Agreements, the Limited Guarantees and the Equity Commitment Letters and the transactions contemplated thereby, there have been no purchases in Shares or ADSs by any Buyer Group member at any time during the past two years.

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Purchases by the Company

In September 2021, the Company authorized a share repurchase plan under which the Company could repurchase up to US$40 million of its Class A Ordinary Shares in the form of ADSs during a 120-month period commencing on November 22, 2021. The share repurchase program expired on November 21, 2022, and as of such date, the Company has repurchased 9,041,386 of the ADSs (or 3,013,795 ADSs if retroactively adjusted to reflect the ADS ratio change effected on March 15, 2023) for an aggregate purchase price of US$17.6 million pursuant to the share repurchase program.

The Company has not repurchased any Shares or ADSs during the two years prior to the date of this proxy statement.

Purchases by Other Directors and Officers of the Company

None of other directors or officers of the Company has purchased any Shares or ADSs during the two years prior to the date of this proxy statement.

Prior Public Offerings

In February 2021, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company of 23,000,000 ADSs (reflecting the exercise of the over-allotment option by the underwriters to purchase an additional 3,000,000 ADSs) representing 46,000,000 Class A Ordinary Shares.  The initial offering price was US$16.0 per ADS. The net proceeds to the Company from the IPO were approximately US$340.2 million.

The Company has not conducted any underwritten public offering of its securities for cash since then.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantees, the Interim Investors Agreement and the Equity Commitment Letters, and as disclosed above, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, the Buyer Group members or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information concerning the beneficial ownership of our Shares, as of the date of this proxy statement, for:

●	each of our directors and executive officers;
●	each person known to us to beneficially own 5% or more of our Shares; and
●	each filing person, as applicable.

The percentage of beneficial ownership in the table below is calculated based on 324,121,401 Shares, comprising 298,471,562 Class A Ordinary Shares (excluding treasury shares) and 25,649,839 Class B Ordinary Shares outstanding as of the date of proxy statement. To our knowledge, except as indicated in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

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Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this proxy statement, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

			Total	% of total
			ordinary	ordinary
			shares on	shares on	% of
	Class A	Class B	an as-	an as-	aggregate
	ordinary	ordinary	converted	converted	voting
	shares	shares	basis	basis††	power†††
Directors and Executive Officers†
Changxun Sun(1)	2,000,000	25,649,839	27,649,839	8.53%	46.58%
Yipeng Li(2)	*	-	*	*	*
Xiegang Xiong(2)	*	-	*	*	*
Cheng Luo(2)	*	-	*	*	*
Pengfei Yuan(2)	*	-	*	*	*
Qingsheng Zheng(3)	-	-	-	-	-
Ye Yuan(3)	-	-	-	-	-
Yuanqi Wang	-	-	-	-	-
Ming Zhao	-	-	-	-	-
Zi Yang	-	-	-	-	-
Adam Zhao	*	-	*	*	*
Tim Yimin Liu	-	-	-	-	-
Ziguang Gao	*	-	*	*	*
All directors and executive officers as a group	10,789,978	25,649,839	36,439,817	11.24%	48.16%
Principal Shareholders:
Main Access Limited(4)	55,677,341	-	55,677,341	17.18%	10.03%
HSG CV IV Holdco, Ltd and Max Honest Limited(5)	53,580,097	-	53,580,097	16.53%	9.65%
Trustbridge Partners V, L.P.(6)	38,474,611	-	38,474,611	11.87%	6.93%
Cloopen Co., Ltd.	-	25,649,839	25,649,839	7.91%	46.22%
Flawless Success Limited (7)	6,410,746	-	6,410,746	1.98%	1.16%

* Represents less than 1% of our total outstanding shares on an as converted basis.

† Except as indicated otherwise below, the business address of our directors and executive officers is 16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street, Chaoyang District, Beijing, People’s Republic of China.

†† Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

††† For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B Ordinary Shares held by such person or group with respect to all outstanding shares of our Class A and Class B Ordinary Shares as a single class. Each holder of our Class A Ordinary Shares is entitled to one vote per share. Each holder of our Class B Ordinary Shares is entitled to ten votes per share. Our Class B Ordinary Shares are convertible at any time by the holder into Class A Ordinary Shares on a one-for-one basis, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

(1) Represents (1) 25,649,839 Class B Ordinary Shares held by Cloopen Co., Ltd., a company wholly-owned by Mr. Changxun Sun, and (2) 2,000,000 Class A Ordinary Shares held by Flawless Success Limited, a nominee of an employee incentive trust that holds such shares for and on behalf of the grantees under our share incentive plans issued due to exercise of options under the 2016 Share Incentive Plan. The registered address of Cloopen Co., Ltd. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Flawless Success Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

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(2) Represents Class A Ordinary Shares held by Flawless Success Limited and Flawless Wisdom Limited, nominees of two employee incentive trusts that hold such shares for and on behalf of the grantees under our share incentive plans, respectively, and Class A Ordinary Shares the person has the right to acquire within 60 days of the date of this proxy statement. The registered address of Flawless Success Limited and Flawless Wisdom Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3) Mr. Qingsheng Zheng and Mr.Ye Yuan ceased to be our directors since February 5, 2026.

(4) Represents 55,677,341 Class A Ordinary Shares held by Main Access Limited, a company incorporated in British Virgin Islands, as reported in the Schedule 13G filed with the SEC on February 9, 2022. Main Access Limited is a wholly-owned subsidiary of Turbo Speed Technology Limited, which is a wholly-owned subsidiary of Success Bridge Limited, which is a wholly-owned subsidiary of Hi Sun Technology (China) Limited, a company listed on The Stock Exchange of Hong Kong Limited (Stock Code: 818). There is no ultimate controlling person of Main Access limited. Turbo Speed Technology Limited, Success Bridge Limited and Hi Sun Technology (China) Limited disclaim beneficial ownership of the securities other than to the extent of any pecuniary interest they may have therein. The registered office of Main Access Limited is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5) Represents (1) 27,528,456 Class A Ordinary Shares held by HSG CV IV Holdco, Ltd., a company incorporated in Cayman Islands with limited liability, and (2) 26,051,641 Class A Ordinary Shares held by Max Honest Limited, as reported in the Schedule 13G filed with the SEC on February 14, 2022. The sole shareholder of HSG CV IV Holdco, Ltd. is HSG CV IV Senior Holdco, Ltd. The sole shareholder of HSG CV IV Senior Holdco, Ltd. is HongShan Capital Venture Fund IV, L.P., the general partner of which is HSG Venture IV Management, L.P., whose general partner is HSG Holding Limited. HSG Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Neil Nanpeng Shen. The registered office of HSG CV IV Holdco, Ltd. is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The sole shareholder of Max Honest Limited is Beijing HongShan Mingde Equity Investment Center (L.P.), or, Mingde, whose general partner is Beijing HongShan Kunde Investment Management Center (Limited Partnership), or Kunde. The general partner of Kunde is Shanghai Huanyuan Investment Management Limited, or Huanyuan. Huanyuan is wholly owned by Mr. Kui Zhou and Ms. Xin Fu. The investment committee of Mingde, which includes Mr. Neil Nanpeng Shen and Mr. Kui Zhou, manages the decisions taken by Mingde to vote or to direct a vote, or to dispose, or direct the disposition of, the shares held by Mingde. As the management power is vested in the investment committee of which Mr. Neil Nanpeng Shen and Mr. Kui Zhou are members, Mr. Shen and Mr. Zhou may be deemed to share voting and dispositive power over the shares held by Mingde. The registered office of Max Honest Limited is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6) Represents 38,474,611 Class A Ordinary Shares, including 1,921,164 ADSs, held by Trustbridge Partners V, L.P., as reported in the Schedule 13G/A filed with the SEC on February 5, 2024. Trustbridge Partners V, L.P. is a Cayman registered private equity fund. The registered office of Trustbridge Partners V, L.P. is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(7) Represents 6,410,746 Class A Ordinary Shares (including those held in the form of ADSs) held by Flawless Success Limited, a nominee of an employee incentive trust that holds such shares for and on behalf of the grantees under our share incentive plans issued due to exercise of options under the 2016 Share Incentive Plan. The registered address of Flawless Success Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

To our knowledge, as of the date of this proxy statement, a total of 118,293,102 Class A Ordinary Shares are held by one record holder in the United States, which was The Bank of New York Mellon, the depositary of the ADSs, representing approximately 36.50% of our total outstanding shares. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes”, “anticipates”, “expects”, “estimates”, “intends”, “may”, “plans”, “predicts”, “projects”, “will”, “would”, and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to the consummation of the Merger;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

●	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

●	inability to manage the expanding operations effectively, which could harm our business;

●	inability to hire or retain key personnel;

●	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

●	our failure to comply with regulations and changes in regulations;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

●	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in the 2025 Form 20-F. See “Where You Can Find More Information” beginning on page 97 for additional information.

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Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You may also obtain free copies of the documents the Company files with the SEC by going to the “Financials” section of our website at ir.yuntongxun.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going private transaction, the Company and the Buyer Group members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The 2025 Form 20-F is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since May 8, 2026 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                                     . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

SPRINGX HOLDINGS LIMITED

AUTUMNX HOLDINGS LIMITED

SUMMERX HOLDINGS LIMITED

and

Cloopen Group Holding Limited

Dated as of May 12, 2026

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2026 (this “Agreement”), is entered into by and among SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“HoldCo”), and SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”), and Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, Parent, HoldCo and Merger Sub is referred to herein as a “Party,” and collectively the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company and cease to exist (the “Merger”), with the Company surviving and will continue as the surviving company (as defined in the Companies Act) in the Merger and becoming a wholly-owned subsidiary of HoldCo as a result of the Merger (the “Surviving Company”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board consisting of independent directors of the Company that are not affiliated with any of the Parent Parties and are not members of the management of the Company (the “Special Committee”), has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and consummate the transactions contemplated hereunder and thereunder, including the Merger (collectively, the “Transactions”), (b) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger, the Post-Closing M&A and any other Transaction Document to which the Company is a party, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, by the shareholders at the Shareholders’ Meeting and direct that this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval;

WHEREAS, (a) the respective board of directors of each of the Parent Parties has each (i) approved the execution, delivery and performance by the Parent Parties, respectively and as the case may be, of this Agreement, the Plan of Merger and any other Transaction Document to which such Parent Party is a party, and the consummation of the Transactions, including the Merger, and (ii) declared it advisable for the Parent Parties, respectively and as the case may be, to enter into this Agreement, the Plan of Merger and any other Transaction Document to which such Parent Party is a party, and consummate the Transactions, including the Merger; (b) Parent, as the sole shareholder of HoldCo, has authorized and approved the execution, delivery and performance by HoldCo of this Agreement and any other Transaction Document to which HoldCo is a party, and the consummation of the Transactions, including the Merger; and (c) HoldCo, as the sole shareholder of Merger Sub, has authorized and approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and any other Transaction Document to which Merger Sub is a party, and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions of this Agreement;

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WHEREAS, as a condition and inducement to the willingness of the Parent Parties to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Management Party, certain Supporting Shareholders and HoldCo have entered into a support agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Support Agreement”), pursuant to which, among other things, each Supporting Shareholder and/or its respective affiliated Management Party (if any), as the case may be, have agreed, upon the terms and subject to the conditions set forth therein, (a) to vote all Shares (including Shares represented by ADSs) held by such Supporting Shareholder, together with any Shares (including Shares represented by ADSs) acquired by such Supporting Shareholder or any of such Supporting Shareholder’s Affiliates following the date hereof and prior to the Closing, in favor of the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and (b) to subscribe for or otherwise receive shares of HoldCo at or immediately prior to the Closing in consideration of, and receive no cash consideration for, the cancellation of the Rollover Shares and the Company Equity Awards held by each Rollover Shareholder in accordance with the terms of this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsors or their respective Affiliates have executed and delivered an equity commitment letter to Parent (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”); and

WHEREAS, concurrently with the execution of this Agreement, the Sponsors or their respective Affiliates (each, a “Guarantor” and collectively, the “Guarantors”) have executed and delivered a limited guarantee in favor of the Company (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, each, a “Limited Guarantee” and collectively, the “Limited Guarantees”) with respect to certain obligations of Parent and HoldCo under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

The Merger

Section 1.01 The Merger

Upon the terms and subject to the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the register of companies in the Cayman Islands and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands, such that following the Merger, the Surviving Company will be a wholly-owned Subsidiary of HoldCo.

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Section 1.02 Closing; Closing Date

The closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifteenth (15th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived, or at such other date or place or time as may be mutually agreed to in writing between the Company and HoldCo (the date on which the Closing takes place, the “Closing Date”).

Section 1.03 Effective Time

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Exhibit A attached hereto and such Parties shall file or cause the filing of the Plan of Merger and other documents required under the Companies Act to effect the Merger with the Registrar of Companies in the Cayman Islands (the “Registrar”) as provided by Section 233 of the Companies Act and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the Companies Act in connection with the Merger. The Merger shall become effective at such date and time as it is registered with the Registrar as provided by Section 233(13) of the Companies Act (or at such later date as may be agreed by the Company and the Merger Sub in writing prior to the filing of the Plan of Merger and specified in the Plan of Merger, being not later than the ninetieth (90th) day after the date of the registration of the Plan of Merger by the Registrar) in accordance with Section 234 of the Companies Act (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.04 Effect of the Merger

At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall vest in the Surviving Company and the Surviving Company shall be liable for, and subject in the same manner as the Company and Merger Sub to, all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with this Agreement, the Plan of Merger and the relevant provisions of the Companies Act.

Section 1.05 Memorandum and Articles of Association of Surviving Company

At the Effective Time, in accordance with and by virtue of the Plan of Merger and without any further action by the Surviving Company, the memorandum and articles of association of the Surviving Company shall be amended and restated in its entirety to be identical to the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (the “Post-Closing M&A”), until thereafter amended in accordance with applicable Laws and such memorandum and articles of association, save and except that (a) all references therein to the name of “SummerX Holdings Limited” shall be amended to “Cloopen Group Holding Limited”; (b) all references therein to the authorized share capital of the Merger Sub shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary; and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.05(a).

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Section 1.06 Directors and Officers

The Parties shall take all actions necessary at the Effective Time so that:

(a) the directors of Merger Sub immediately prior to the Effective Time and/or such other persons as designated by HoldCo shall be the initial directors of the Surviving Company at the Effective Time;

(b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by HoldCo prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

Treatment of Securities

Section 2.01 Effect on Shares

At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of the following securities:

(a) each class A ordinary share of par value of US$0.0001 each of the Company (each, a “Class A Ordinary Share” and collectively, the “Class A Ordinary Shares”) and each class B ordinary share of par value of US$0.0001 each of the Company (each, a “Class B Ordinary Share” and collectively, the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, collectively, the “Shares” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs), shall be cancelled and cease to exist in exchange for the right to receive US$0.4940 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, each representing six (6) Class A Ordinary Shares (each, an “ADS” and collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the Class A Ordinary Shares represented by such ADS, shall be cancelled and cease to exist in exchange for the right to receive US$2.9641 in cash per ADS without interest (the “Per ADS Merger Consideration”), which amount shall be paid to the Depositary as the registered holder of the cancelled Class A Ordinary Shares represented by such cancelled ADSs and distributed by the Depositary to the holder of such cancelled ADSs, pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. From and after the Effective Time, all such ADSs (and such underlying Class A Ordinary Shares represented by the ADSs) shall no longer be issued and outstanding and shall be cancelled and shall cease to exist, and each holder of any such ADSs shall cease to have any rights with respect to such ADSs (and such underlying Class A Ordinary Shares represented by the ADSs), except the right to receive the Per ADS Merger Consideration without interest;

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(c) each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d) each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with (a) and thereafter represent only the right to receive the applicable payments set forth in (a); and

(e) concurrently with the cancellation of Shares and ADSs pursuant to the terms and conditions set out in Section 2.01(a) to (d), each share of par value of US$1.00 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of par value of US$0.0001 each of the Surviving Company (each, a “Surviving Company Share” and collectively, the “Surviving Company Shares”), and the Surviving Company Shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.

Section 2.02 Company Share Plans and Outstanding Equity Awards

(a) At the Effective Time, the Company shall (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, and (ii) cause each Company Equity Award that is outstanding immediately prior to the Effective Time to be treated in accordance with this Section 2.02.

(b) At the Effective Time, each Company Equity Award held by any holder identified on Section 2.02 of the Company Disclosure Schedule and the Rollover Shareholders shall be cancelled and, in exchange therefor, shall be treated as follows:

(i) A portion of Company Equity Awards vested as of April 30, 2026 equal to (x) in the case of a holder identified on Section 2.02 of the Company Disclosure Schedule, the percentage set forth opposite such holder’s name on Section 2.02 of the Company Disclosure Schedule, and (y) in the case of a Rollover Shareholder, the applicable percentage as set forth in the Support Agreement (in each case, not to exceed thirty percent (30%) of the total vested portion of such holder’s Company Equity Award) (the “Cash-out Percentage”) shall be converted into the right to receive an amount in cash (without interest and net of any applicable withholding taxes), payable by the Surviving Company or one of its Subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, equal to:

(A) in the case of a Vested Company Option, the product of (1) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, and (2) the number of Shares underlying the portion of such Vested Company Option being cashed out pursuant to the Cash-out Percentage; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option being cashed out pursuant to the Cash-out Percentage shall be cancelled without any payment therefor; and

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(B) in the case of a Company Equity Awards vested as of April 30, 2026 other than a Vested Company Option, including any Company Restricted Shares or Company Restricted Share Units, the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of Shares underlying the portion of such Company Equity Awards being cashed out pursuant to the Cash-out Percentage.

(ii) The remaining portion of the Company Equity Awards vested as of April 30, 2026 (after deducting the cash-out portion) shall be cancelled and, in exchange therefor, such holder shall be issued a vested award comprised of other rights or property to the extent permitted by applicable Laws, which shall be subject to terms and conditions substantially equivalent to those of such vested Company Equity Award, as reasonably determined by both HoldCo and the Company.

(iii) Each Company Equity Award unvested as of April 30, 2026 and held by any holder identified on Section 2.02 of the Company Disclosure Schedule or any Rollover Shareholder shall be cancelled and, in exchange therefor, such holder shall be issued an award comprised of other rights or property to the extent permitted by applicable Laws, which shall be subject to terms and conditions substantially equivalent to those of such Company Equity Award, as reasonably determined by both HoldCo and the Company.

(c) At the Effective Time, each Company Equity Award vested as of April 30, 2026, held by any holder other than a Rollover Shareholder or a holder identified on Section 2.02 of the Company Disclosure Schedule shall be cancelled and converted into the right to receive a cash payment, without interest, payable by the Surviving Company or one of its Subsidiaries as soon as practicable following the Effective Time (and in any event no later than the next regularly scheduled employee payroll date) pursuant to the Company’s ordinary payroll practices, as follows:

(i) Each Vested Company Option shall be converted into the right to receive a cash amount equal to: the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, and (B) the number of Shares underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

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(ii) Each Company Equity Award vested as of April 30, 2026 other than a Vested Company Option, including any Company Restricted Shares or vested Company Restricted Share Units, shall be converted into the right to receive a cash amount equal to: the product of (A) the Per Share Merger Consideration, and (B) the number of Shares underlying such vested Company Equity Award.

(d) At the Effective Time, each Company Equity Award unvested as of April 30, 2026, held by any holder other than a Rollover Shareholder or a holder identified on Section 2.02 of the Company Disclosure Schedule shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(e) Promptly after the Effective Time, HoldCo shall, or shall cause the Company, to establish a new equity incentive program for holders of Company Equity Award identified on Section 2.02 of the Company Disclosure Schedule and other employees of the Company.

(f) As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, none of Parent, HoldCo or the Surviving Company will be required to issue any share capital to any person pursuant to the Company Share Plans or in settlement of any Company Equity Award granted under the Company Share Plans. Nothing in this Agreement shall prohibit Parent, HoldCo or the Surviving Company, following the Effective Time, from adopting new equity incentive or compensation plans or arrangements for employees, directors or consultants of the Surviving Company or its Subsidiaries. Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of the Company Equity Awards, informing such holder of the effect of the Merger on his or her Company Equity Awards.

Section 2.03 Dissenting Shares

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, all Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn, or have not lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (collectively, the “Dissenting Shares” and each, a “Dissenting Share,” and holders of Dissenting Shares collectively being referred to as the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead upon serving a valid written notice of dissent under Section 238(5) of the Companies Act be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Act.

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(b) For the avoidance of doubt, all Shares held by the Dissenting Shareholders who shall have not validly exercised or perfected or who effectively shall have withdrawn or lost their dissenter rights pursuant to Section 238 of the Companies Act shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in exchange for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04 at the later of (i) the Effective Time; and (ii) the occurrence of such event. HoldCo shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to validly exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights pursuant to Section 238 of the Companies Act.

(c) The Company shall give HoldCo (i) prompt notice of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the Companies Act received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Laws of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity and right to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the Companies Act. The Company shall not, except with the prior written consent of HoldCo, make any offers or payments with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to Section 238(4) of the Companies Act within twenty (20) days of obtaining the approval of the Company’s shareholders at the Shareholders’ Meeting.

Section 2.04 Exchange of Share Certificates

(a) Paying Agent. Prior to the Effective Time, HoldCo shall appoint a bank or trust company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b), and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and HoldCo shall enter into a paying agent agreement with the Paying Agent. At or promptly following the Effective Time, or in the case of payments pursuant to Section 2.03(b), when ascertained, HoldCo shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the shareholders and/or holders of ADSs (other than Excluded Shares and Dissenting Shares), sufficient funds to pay the full amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

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(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for an exempted company incorporated in the Cayman Islands reasonably acceptable to Parent Parties, and shall specify the manner in which the Per Share Merger Consideration shall be paid out of the Exchange Fund to registered holders of such Shares and contain such other provisions as HoldCo and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or any steps to be taken in respect of non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares pursuant to Section 2.03(b), HoldCo shall cause the Paying Agent to mail the documents described in the immediately preceding sentence to the person who was, at the Effective Time, the registered holder of such Shares. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange for the cancellation of such Shares a check, in the amount equal to (x) the number of Shares so cancelled (whether certificated Shares represented by a Share Certificate (or in respect of which an affidavit and indemnity of loss in lieu of the Share Certificate has been given as provided in Section 2.04(c)) or Uncertificated Shares) multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i). All such cancelled Shares shall be recorded as cancelled in the register of members of the Company at the Effective Time as contemplated by Section 2.01(a), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, HoldCo and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs. No interest shall be paid or will accrue on any amount payable in respect of any Shares or ADSs pursuant to the provisions of this Article II.

(c) Lost Certificates. If the Share Certificate for any Shares (other than Excluded Shares or Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by the HoldCo or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the HoldCo or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a) and Section 2.03(b).

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(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to shareholders or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable shareholders or ADSs who are untraceable but subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company. Monies unclaimed after a period of three (3) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 2.04(e) shall be construed to permit any Group Company or any other person to take any action that is otherwise prohibited by the terms of this Agreement.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the shareholders and/or ADSs, shall be invested by the Paying Agent as reasonably directed by HoldCo or, after the Effective Time, the Surviving Company; provided that no such investment or losses shall affect the amounts payable to such holders and HoldCo or the Surviving Company, as applicable, shall replace or restore, or cause to be replaced or restored any funds deposited with the Paying Agent that are lost through any investment or diminished for other reasons. Earnings from investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable for Merger Consideration shall become the sole and exclusive property of HoldCo and the Surviving Company.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders or ADSs for three (3) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any shareholders and/or ADSs (other than Excluded Shares and Dissenting Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a), Section 2.01(b) or Section 2.03(b).

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(h) No Liability. None of the Paying Agent, the Consortium Members, the Surviving Company, the Depositary or their respective Affiliates shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority (as defined below) shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Notwithstanding anything herein to the contrary, each of the Surviving Company, the Paying Agent, the Parent Parties and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ADSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Company, the Paying Agent, the Parent Parties or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or ADSs in respect of which such deduction and withholding was made by the Surviving Company, the Paying Agent, the Parent Parties or the Depositary, as the case may be.

Section 2.05 No Transfers

From and after the Effective Time, (a) there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were issued and outstanding immediately prior to the Effective Time, and (b) the shareholders (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement. On or after the Effective Time, any Share Certificates or Uncertificated Shares presented to the Paying Agent, HoldCo or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than Excluded Shares and Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.02(a) in the case of Dissenting Shares.

Section 2.06 Termination of Deposit Agreement

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to The Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated February 8, 2021, entered into by and among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended from time to time, the “Deposit Agreement”) in accordance with its terms.

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Article III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Parent Parties that, except: (a) as set forth in the disclosure schedule delivered by the Company to HoldCo contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify only the section or subsection of this Agreement to which it corresponds in number along with each other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure); (b) as disclosed in the Company SEC Reports filed and publicly available after February 9, 2021 and prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any disclosures in the Company SEC Reports contained or referenced therein (i) under the captions “Risk Factors” and “Forward Looking Statements” and (ii) under any other section relating to information, factors or risks that are general, nonspecific, predictive, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein) to the extent that it is reasonably apparent that a matter disclosed in the Company SEC Reports is applicable to a section or subsection of the Company Disclosure Schedule and the section or subsection of this Agreement to which it corresponds in number (it being understood that any matter disclosed in the Company SEC Reports shall not be deemed disclosed for purposes of Section 3.03, Section 3.09 and Section 5.01); or (c) any matters with respect to which certain Rollover Shareholders as set forth on Article III of Parent Parties Disclosure Schedule have actual knowledge of, or after reasonable inquiry and investigation would reasonably be expected to have actual knowledge of:

Section 3.01 Organization, Good Standing and Qualification; Subsidiaries

(a) Each Group Company is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and has the requisite corporate or similar power and authority and all the necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted and is qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.01(a), the term “Group Company” shall be deemed to include any of the branch offices of any Group Company, in addition to the Company and its Subsidiaries.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by such Group Company, and (iii) the other shareholder(s) of such Group Company or other entity. The corporate structure of the Group Companies and the ownership among the Group Companies and the establishment thereof are not in violation of any mandatory prohibition under applicable Laws. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, (x) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (y) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

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(c) Pursuant to the Control Documents with respect to the VIE Entity, (i) the applicable WFOE of the Company has had exclusive control over the VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of the VIE Entity and its Subsidiaries; and (ii) the VIE Entity is a “variable interest entity” of the Company and its financial results have been consolidated into consolidated financial statement of the Company under the GAAP.

Section 3.02 Memorandum and Articles of Association

The Company has heretofore furnished to HoldCo a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended and restated to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof and, if so required under applicable Law, have been duly approved by or registered with, as applicable, by the appropriate Governmental Authorities. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

Section 3.03 Capitalization

(a) The authorized share capital of the Company is US$100,000 divided into 1,000,000,000 shares comprising (i) 600,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 25,649,839 class B ordinary shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Company Board may determine in accordance with Article 9 of the articles of association of the Company. As of the date of this Agreement, (i) 316,554,332 Class A Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) 25,649,839 Class B Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (iii) 9,401,106 Class A Ordinary Shares are issued to the Depositary and reserved for future issuance pursuant to the outstanding Company Equity Awards (and for the avoidance of doubt are not included in the number of issued and outstanding Class A Ordinary Shares set forth in the foregoing clause (i)).

(b) Except for the Company Equity Awards referred to in Section 3.03(a) and rights under the Control Documents and except as required under any applicable Law or as set forth in the Company Governing Documents, there are no restricted shares, restricted share units, options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

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(c) Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the name of holder of such Company Equity Award; (ii) the number of Class A Ordinary Shares subject to such Company Equity Award; (iii) if applicable, the exercise, purchase price, or similar pricing of such Company Equity Award; (iv) the date on which such Company Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (vi) the date on which such Company Option expires. The grant of each such outstanding Company Equity Award was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the OTC Markets Group, Inc. (“OTC Market”) and all other applicable Laws in all material respects. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Equity Award as a result of the Transactions, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) All Shares subject to issuance upon due exercise or settlement of any Company Equity Award, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable in all material respects. The Company has made available to HoldCo accurate and complete copies of (i) the Company Share Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding, and (ii) the form of award agreements with respect to each type of such Company Equity Awards. There are no award agreements evidencing any Company Equity Awards with terms that are different in any material respect from those set forth in the form of award agreement that has been made available to HoldCo, other than any such differences that (A) have been approved by the Company Board (or a duly authorized committee thereof) and (B) are set forth in the individual award agreement provided to HoldCo.

(e) The issued and outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed or referred to in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens, except as required under any applicable Law or as set forth in the Company Governing Documents and other than the Controlled Entities to the extent they are subject to their respective Control Documents. Except as required under any applicable Law or as set forth in the Company Governing Documents and other than the Controlled Entities to the extent they are subject to their respective Control Documents, such Group Company has the right to vote, and to receive dividends and distributions on, all such Equity Securities. The issued and outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such shares, share capital or registered capital, as the case may be. Other than as set forth in the Control Documents, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries, except for (i) obligations arising in the ordinary course of business consistent with past practice, or (ii) obligations that are set forth in Section 3.03(e) of the Company Disclosure Schedule.

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(f) Except for the Company Share Plans disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries makes or adopts any option plans or employee incentive plans or reserves any shares, registered capital or share capital for any directors, officers, employees or consultants of any Group Company.

Section 3.04 Authority Relative to Transaction Documents; Fairness

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and to perform its obligations hereunder and thereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of at least two-thirds (2/3) of the votes cast by the shareholders present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the Companies Act and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) As of the date hereof, the Special Committee comprises three (3) members of the Company Board, each of whom is independent and disinterested with respect to the Transactions. The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by majority vote of those directors voting at a meeting duly called and held, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger and any other Transaction Document to which the Company is a party, and the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, to the shareholders (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger, the Post-Closing M&A and the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement, and, as of the Closing Date, shall have taken actions as may be required to be taken by the Company to effect the Transactions, including the Merger, including obtaining any necessary consents in respect of the Company Share Plans.

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(c) The Special Committee has received the written opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice, as an independent financial advisor to the Special Committee (the “Financial Advisor”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders, and, as of the date hereof, such opinion has not been withdrawn, revoked, or modified. A copy of which opinion will be delivered to HoldCo promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.

Section 3.05 No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement or the Plan of Merger by the Company do not, and the performance of this Agreement or the Plan of Merger by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.06(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement or the Plan of Merger by the Company do not, and the performance of this Agreement or the Plan of Merger by the Company and the consummation by the Company of the Transactions will not, require any Group Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of OTC Market, (iii) the filing of the Plan of Merger and related documentation with the Registrar pursuant to the Companies Act and the publication of notification of the Merger in the Cayman Islands Gazette pursuant to the Companies Act, and (iv) where the failure to submit such filings or obtain such Governmental Authorities’ approvals would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.06 Permits; Compliance with Laws

(a) Each of the Group Companies is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”). To the knowledge of the Company, all of the Company Permits are valid and in full force and effect and, to the knowledge of the Company, have passed their respective annual or periodic inspection or renewal in accordance with applicable Laws and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Each of the Group Companies is in compliance with the terms of the Company Permits in all material respects. Without limiting the generality of the foregoing, to the knowledge of the Company, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Group Company established in the PRC with respect to its establishment, capital structure, business and operations as it is now being conducted have been duly obtained or made, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. With respect to any business carried out by any Group Company in the PRC, to the knowledge of the Company, such Group Company has not violated any PRC Law that imposes any prohibition or restriction on foreign investment in any material respect. Each Group Company that is established in the PRC has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance with all relevant legal requirements in all material respects and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC.

(b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, the Group Companies are and have been in all material respects in compliance with all applicable Laws and, during the periods in which the Company’s Equity Securities were listed on the New York Stock Exchange (“NYSE”), the applicable listing, corporate governance and other rules and regulations of the NYSE, and since the delisting therefrom, the applicable rules and regulations of the OTC Market.

(c) To the knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for, in each case of (i) and (ii), any violation, failure or obligation that would not reasonably be expected to have a Company Material Adverse Effect. No Group Company is in default, breach or violation of any Law applicable to it (including (A) any Law applicable to its business, (B) any Tax Law, and (C) any Law related to the protection of Personal Data) or by which any of its share, security, equity interest, property or asset is bound or affected, except for any violation, failure or obligation that would not reasonably be expected to have a Company Material Adverse Effect. No Group Company has received any written notice or communication from any Governmental Authority of any material non-compliance with any applicable Law that has not been cured.

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(d) To the knowledge of the Company, no Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or any of their respective employees, agents, representatives or other persons acting on behalf of and duly authorized by any Group Company (collectively, the “Company Representatives”) has violated any Anticorruption Law in any material respect, nor has any Group Company, any of their respective directors, officers, supervisory or management board members, or, to the knowledge of the Company, any Company Representative (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment that would violate any applicable Anticorruption Laws in any material respect, or (ii) offered, paid, promised to pay or authorized the payment of any money or anything of value, to any Government Official in a manner which would violate any applicable Anticorruption Laws in any material respect.

(e) To the knowledge of the Company, no Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any Anticorruption Law. To the knowledge of the Company, no Group Company, nor any of their respective directors, officers, board of directors (supervisory and management) members, or, any Company Representative has received any written notice, request, allegation or citation for any actual or potential non-compliance with any Anticorruption Law. The Group Companies have implemented policies and procedures reasonably designed to ensure that each Group Company and the employees and other intermediaries of the Group Companies comply with all applicable Anticorruption Laws. The Group Companies have implemented and maintain internal controls reasonably designed to prevent and detect violations of Anticorruption Laws. The Group Companies have maintained accurate books and records in compliance with all applicable Anticorruption Laws in all material respects.

(f) The Group Companies are in compliance in all material respects with all of the SAFE Rules and Regulations and, to the knowledge of the Company, have duly and lawfully obtained all requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the SAFE Rules and Regulations which are in full force and effect.

(g) To the knowledge of the Company, no Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or any of the Company Representatives is a Prohibited Person, and no Prohibited Person has been given an offer to become an employee, officer, consultant or director of any Group Company. To the knowledge of the Company, no Group Company has engaged in any business or dealings, directly or indirectly, involving or relating to (i) a Sanctioned Jurisdiction; or (ii) a Prohibited Person.

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Section 3.07 SEC Filings; Financial Statements

(a) The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company (including any amendments thereto, collectively, the “Company SEC Reports”) for the past three (3) years. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports, in each case as superseded or supplemented by updated information filed or furnished with the SEC subsequent thereto, (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b) Each of the consolidated financial statements (including the notes thereto), in each case as revised or restated subsequent thereto, contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, in each case in accordance with GAAP, except as may be noted therein.

(c) Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F most recently filed with the SEC as of the date of this Agreement, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2025, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that are not, individually or in the aggregate, material to the Group Companies taken as a whole.

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(d) The Company has filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it except with respect to any Company SEC Report that was delinquent or overdue at the time of filing. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Other than those disclosed in the Company SEC Reports filed and publicly available after January 1, 2025 and prior to the date hereof, neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect in any material respect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Group Companies maintain a system of internal control over financial reporting that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP and include those policies and procedures that are reasonably designed to (i) provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations, (ii) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of a Group Company’s assets, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP, (iv) provide reasonable assurance that receipts and expenditures of the Company are permitted only in accordance with appropriate authorization, (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a Group Company’s assets that would have a material effect on the consolidated financial statements, and (vi) provide reasonable assurance that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

Section 3.08 Proxy Statement

The information supplied in writing by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders’ Meeting and the form of proxy) shall not (a) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

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Section 3.09 Absence of Certain Changes or Events

Since December 31, 2025, except as expressly contemplated by this Agreement, each Group Company has conducted business in the ordinary course of business and in a manner consistent with past practice, and (a) there has not been any Company Material Adverse Effect, or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, (b) there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.

Section 3.10 Absence of Litigation

There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) does not involve an amount in controversy in excess of US$500,000; (b) has or could reasonably be expected to have a Company Material Adverse Effect, or (c) seeks to enjoin, restrain or prevent the Merger or the other Transactions.

Section 3.11 Employee Benefit Plans

(a) With respect to each Company Employee Plan, copies of such Company Employee Plan have been made available by the Company to HoldCo. Each Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects.

(b) All contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. There are no claims or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(c) Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, or (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time.

Section 3.12 Labor and Employment Matters

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations. There is no (i) material unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, except as would not reasonably be expected to have a Company Material Adverse Effect, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize or represent any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries (each, an “Employee”), or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any Employees, and during the past years there has not been any such action.

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(b) There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Laws in all material respects relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the competent Governmental Authority and have withheld and paid in full to the competent Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to any of its current or former Employees or any other person (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. For each and all labor dispatch or similar services received by each Group Company, such Group Company has entered into valid and binding agreements with respect to such services, and such Group Company is not in breach of such agreements in any material respect.

(d) For the past three (3) years, neither the Company nor any of its Subsidiaries has engaged in layoffs, facility closings or employment terminations that have resulted in, or could reasonably be expected to result in, material liability to the Company and its Subsidiaries under any state, local or foreign Law or regulation covering or with respect to layoffs or facility closings.

(e) Each Group Company incorporated in the PRC has entered into labor contracts with each of its Employees in accordance in all material respects with applicable Law and has entered into confidentiality and non-compete agreements (which contain invention assignment clauses) with its key Employees and Employees who have access to material trade secrets or proprietary information of such Group Company.

Section 3.13 Real Property; Title to Assets

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of real property and interests in real property owned by the Company or any of its Subsidiaries (such property, the “Company Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Owned Real Property, (i) the Company or one of its Subsidiaries has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Company Owned Real Property, free and clear of all Liens, except Permitted Encumbrances; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion of such Company Owned Real Property or interest therein; and (iv) the Company or one of its Subsidiaries has duly complied with, in all material respects, all of the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Company Owned Real Property owned by it.

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(b) Section 3.13(b) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to HoldCo true, correct and complete copies of all Leases (including all modifications and amendments thereto). With respect to each Leased Real Property, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances; (ii) neither the Company nor any of its Subsidiaries (as a party to such Lease), nor to the knowledge of the Company, any counterparty to any Lease, is in breach of or default in any material respect pursuant to any Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect; (iv) the Company or any of its Subsidiaries has not subleased, licensed or otherwise granted any person the right to use or occupy any portion of such Leased Real Property; and (v) the Company or any of its Subsidiaries has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

(c) The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all properties and assets that are necessary to conduct their respective businesses as currently conducted, in each case free and clear of all Liens, except Permitted Encumbrances. The tangible personal property and assets owned or used by the Company and its Subsidiaries necessary to conduct their respective businesses as currently conducted (i) are usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted.

Section 3.14 Intellectual Property

(a) (a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”). The Company and its Subsidiaries have maintained all Company Intellectual Property in the ordinary course consistent with reasonable business practices, and has used reasonable business judgement in its prosecution, maintenance, and abandonment of Company Intellectual Property. The Company Intellectual Property is subsisting and not invalid or unenforceable.

(b) The Company and its Subsidiaries (i) own adequate right, title, and interest, free and clear of all encumbrances other than Permitted Encumbrances, in and to the Company Intellectual Property and (ii) to the knowledge of the Company, as of the date hereof, have sufficient rights to all Company Intellectual Property and all other Intellectual Property that are material to the business of the Company and its Subsidiaries taken as a whole. There are no restrictions on the Company or its Subsidiaries’ right to sell any product or service of the Company or any of its Subsidiaries, or to use, transfer or license any Company Intellectual Property in any material respect.

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(c) No Company Intellectual Property is subject to any legal proceeding or outstanding order against the Company or any of its Subsidiaries, in effect as of the date hereof, prohibiting or materially restricting the Company or any of its Subsidiaries from using, transferring, or licensing thereof.

(d) Section 3.14(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of material contracts in effect as of the date hereof, pursuant to which (i) the Company or any of its Subsidiaries has granted a license or other right to a third person under any Company Intellectual Property, other than any non-exclusive licenses granted by the Company to customers in the ordinary course of business or in the ordinary course of business in connection with the provision, support, maintenance, or sale of any Company product or service; (ii) a third person has licensed or granted any other right to any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, excluding, in each case, any (x) non-exclusive licenses or related services contracts for commercially available, technology or Intellectual Property that is not material to the Company or any of its Subsidiaries; (y) any licenses to Software and materials licensed as open-source, public-source or freeware; and (z) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property that are incidental to the primary purpose of the contract; or (iii) or any material settlement, co-existence, or covenant not to sue contract to which the Company or any of its Subsidiaries is a party that limits the Company’s rights and ability to exploit the Company Intellectual Property (all such contracts that are, or are required to be, listed under clauses (i), (ii) or (iii) of this Section 3.14(d), the “IP Contracts”).

(e) As of the date hereof, to the knowledge of the Company, none of the Company’s or its Subsidiaries’ products and services or the operation of any of their businesses infringes or misappropriates, or has infringed or misappropriated, the Intellectual Property of any third person.

(f) Neither the Company nor any of its Subsidiaries has received written notice from any third person alleging that the Company’s or any of its Subsidiaries’ products or services or the operation of any of their businesses infringes or misappropriates the Intellectual Property of any third person except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property or challenging the validity or enforceability of any Intellectual Property.

(g) All of the current and former employees of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any Company Intellectual Property have entered into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights in such Intellectual Property to the Company or the Subsidiary and have agreed to confidentiality obligations. Neither the Company nor any of its Subsidiaries has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of confidential or proprietary information that they wish to protect and of material third-party confidential information in the possession or under the control of, the Company or any of its Subsidiaries. Without limiting the foregoing, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential or proprietary information that it intends to maintain as confidential to any other person unless such disclosure was under written non-disclosure agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

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(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has disclosed, licensed, made available or delivered to any person any of the source code for any Software that is proprietary to and owned by Group Companies (the “Company Software”) (except such a person that is an employee, contractor, third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries), and, as of the date hereof, no event has occurred that would legally or contractually require the Company or any of its Subsidiaries to do any of the foregoing.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not used open source Software in any manner that, with respect to any Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof, in each case in a manner that would cause a Company Material Adverse Effect. With respect to any open-source Software that is used by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary is in material compliance with all applicable agreements with respect thereto.

(j) The Company and its Subsidiaries use commercially reasonable methods and precautions designed to protect the confidentiality, integrity and security of the Systems from unauthorized Processing by any person, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Systems are (i) free from any material viruses, worms, Trojan horses or malicious code and (ii) are functional and operate and run in a reasonable and efficient business manner.

Section 3.15 Privacy and Data Security

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company complies, and during the two years preceding the date hereof has complied, in all material respects, with all applicable Privacy Laws, applicable Privacy Policies and applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. There is no, and has not been any in the past two years, (i) Action of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to privacy, data protection or data security with respect to the Processing of Personal Data by the Company and its Subsidiaries; or (ii) written notice from any Governmental Authority of any actual or asserted non-compliance with any Law to which the Company or any of its Subsidiaries is subject relating to privacy, data protection or data security with respect to the Processing of Personal Data by the Company.

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(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the IT Assets of the Company and its Subsidiaries, including any portions thereof that are provided or operated by third party service providers, are reasonably adequate and sufficient to protect the privacy and confidentiality of all Personal Data and third party information in compliance with reasonable industry practices and all applicable Privacy Laws and agreements.

Section 3.16 Artificial Intelligence

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise taken all steps, to the extent required under applicable Law, to collect and use: (i) all data, content, or materials used to develop, train, refine, test, or improve any AI Technology (“Training Data”); and (ii) all prompts and other data, content, or materials input, uploaded, or submitted to or through any AI Technology (“AI Inputs”), in each case in the conduct of the Company’s and its Subsidiaries’ businesses. To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not used, or permitted any other person to use, any trade secrets or other confidential information of the Company or any of its Subsidiaries, or of any other person under an obligation of confidentiality by the Company or any of its Subsidiaries, as Training Data or AI Inputs with any AI Technology of any other Person.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained all necessary licenses, regulatory approvals, and completed any required filings or registrations related to the use of Generative AI Tools, as required under applicable Law.

(c) The Company and its Subsidiaries have not used (and, to the knowledge of the Company, no other person has used on behalf of the Company or any of its Subsidiaries) any Generative AI Tools in the development of any material Intellectual Property that the Company or any of its Subsidiaries intended to maintain as proprietary, including in the development of any Company AI Product or Company Intellectual Property, in a manner that would materially and adversely affect the Company’s or any of its Subsidiaries’ ownership or rights therein or the validity, registrability, copyrightability, or patentability thereof.

(d) The Company and its Subsidiaries have implemented and complied with reasonable policies and procedures, consistent with industry standards, for the use of AI Technology in the conduct of the Company’s and its Subsidiaries’ businesses, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company and its Subsidiaries, and, to the Company’s knowledge, all other persons acting for or on behalf of the Company or any of its Subsidiaries in connection with any Company AI Product, have complied, and now comply, with all: (i) use restrictions and other requirements of any license, consent, or other Contract, website terms of use or terms of service, or other terms relating to the use of AI Technology, Training Data, or AI Inputs in the conduct of the Company’s and its Subsidiaries’ businesses; and (ii) Laws applicable to the design, development, training, fine-tuning, implementation, deployment, provision, or use of any Company AI Product, except where non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

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(f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, there has been no notice, claim, demand, inquiry, audit, investigation, litigation, or other Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any Company AI Product or the Company’s or any of its Subsidiaries’ development or use of any AI Technology.

Section 3.17 Taxes

(a) Each Group Company has filed all material Tax Returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings. All such Tax Returns are true, accurate and complete in all material respects. No Tax authority or agency or other Governmental Authority has asserted or, to the knowledge of the Company, threatened to assert against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any material Taxes against any Group Company.

(b) As of the date hereof and to the knowledge of the Company, no claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to material taxation by, or to any obligation to file any material Tax Return in, such jurisdiction.

(c) No Group Company incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC and no Group Company is Tax resident or is required to file a Tax Return in any jurisdiction other than its jurisdiction of formation.

(d) Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. To the knowledge of the Company, each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission and none of such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates contained any material misstatement or material omission that would have affected the granting of such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates. No suspension, revocation or cancellation of any Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.

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(e) The Group Companies have complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Group Companies, and (ii) information reporting with respect to, any payment made or received by the Group Companies (including those relating to the individual income tax obligations of the employees of the Group Companies).

(f) None of the shares, securities, equity interests, property or assets of the Group Companies are subject to Liens for any material Taxes (other than Liens for Taxes that are not yet due).

(g) None of the Group Companies (i) is or has been treated as a “United States person” for U.S. income tax purposes within the meaning of Section 7701(a)(30) of the Code, (ii) is or has ever been engaged in a trade or business connected with the United States for purposes of Section 864 of the Code (or otherwise for U.S. income tax purposes), (iii) filed or was ever required to file any Tax Returns in the United States or any jurisdiction or subdivision thereof or (iv) filed any entity classification election for U.S. federal income tax purposes.

(h) Each of the Group Companies is in possession of all material records and documentation it is obliged by applicable Law to hold, maintain, preserve, and/or retain for any Tax purpose.

Section 3.18 No Secured Creditors; Solvency

(a) The Company has no secured creditors holding a fixed or floating security interest.

(b) No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.19 Material Contracts

(a) Subsections (i) through (xx) of Section 3.19(a) of the Company Disclosure Schedule set forth a true, correct and complete list of all of the following types of Contracts to which any Group Company is a party or any of the respective assets are bound as of the date hereof (such Contracts as are required to be set forth in Section 3.19(a) of the Company Disclosure Schedule being the “Material Contracts”, and each, a “Material Contract”), and, other than this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by, nor are any of their respective assets bound by, any Material Contracts not listed in Section 3.19(a) of the Company Disclosure Schedule. The Company has made available to HoldCo correct and complete copies of all Material Contracts, including any amendments thereto.

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

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(ii) any Contract relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement with any Group Companies, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by any Group Company, in each case from (A) to (C), other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(iii) any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person other than a Group Company or any Contract relating to the making of any such loan, advance or investment, in each case, in an amount of over US$5,000,000;

(iv) any Contract involving Indebtedness of the Company or any of its Subsidiaries in excess of US$5,000,000;

(v) any Contract granting or evidencing a Lien on any material properties or assets of the Company or any of its Subsidiaries, other than a Permitted Encumbrances;

(vi) any Contract for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$2,000,000 (by merger, purchase or sale of assets or stock or otherwise) or pursuant to which the Company or any of its Subsidiaries has a continuing, indemnification, guarantee, “earn-out” or other contingent payment obligations;

(vii) any Contracts relating to or in connection with any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute in excess of US$500,000 in the aggregate or any injunctive or similar equitable obligations that impose material restrictions on the Company or any of its Subsidiaries;

(viii) any employment or consulting Contract with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of US$300,000;

(ix) any employee collective bargaining agreement or other Contract with any labor union;

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(x) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, the Surviving Company or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any person or solicit any client or customer, or (C) operate in any geographical location;

(xi) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets with a purchase price in excess of US$200,000;

(xii) any Contract pursuant to which any other party has the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$400,000 to be made by the Company and/or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and/or its Subsidiaries under such Contract is in excess of US$200,000;

(xiii) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guarantee by the Company or any of its Subsidiaries;

(xiv) any Contract that is material to the Company or any of its Subsidiaries providing for (A) a license, covenant not to sue or other right granted by any person under any Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any person under any Intellectual Property, other than (w) agreements for off-the-shelf Software, (x) non-exclusive inbound licenses granted to the Company or any of its Subsidiaries on standard commercial terms in the ordinary course of business, (y) non-exclusive outbound licenses granted to customers on standard terms in the ordinary course of business, and (z) non-exclusive outbound licenses for open source software, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property;

(xv) any Contract involves consideration or more than US$1,000,000 granting any right of first refusal, first offer, first negotiation or similar right;

(xvi) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, HoldCo, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

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(xvii) any Contract outside the ordinary course of business of the Company or not on arm’s length terms between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or other entity in which any Group Company has a direct or indirect equity interest, or director, or executive officer, or any person beneficially owning five percent (5%) or more of the outstanding Equity Securities of any Group Company or any of their respective Affiliates (other than the Group Companies), or Immediate Family Members or any of the respective Affiliates of such Immediate Family Members, on the other hand;

(xviii) any Contract which has not been covered by subsections (i) through (xvii) and involves consideration of more than US$500,000, in the aggregate, over the remaining term of such Contract;

(xix) any Contract with a Governmental Authority outside the ordinary course of business; or

(xx) any other Contract which could reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) to the knowledge of the Company, no person intends to terminate or cancel any Material Contract; (v) no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract; and (vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.

Section 3.20 Insurance

Except as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies maintain policies of insurance covering the Company, the Subsidiaries of the Company or any of their respective directors, legal representatives, employees, properties or asserts, with reputable insurers in such amounts and covering such risks as are in compliance with applicable Laws and in accordance with prevailing industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance). All such policies are in full force and effect (with all premiums due and payable thereon having been paid in full) in all material respects and will not terminate or lapse by reason of this Agreement or the consummation of any of the Transactions and there is no material claim pending under any of such insurance policies. To the knowledge of the Company, no notice of cancellation or modification has been received by the Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a material default, by any insured thereunder. No Group Company has any reason to believe that it will not be able to renew its material existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

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Section 3.21 Interested Party Transactions

The Company has disclosed in the Company SEC Reports each material transaction between a Group Company or any of its Subsidiaries, on the one hand, and any related party of the Company, on the other hand, entered into during fiscal years covered by such Company SEC Reports that is required to be disclosed by the Company in accordance with Item 7.B. of Form 20-F under the Exchange Act.

Section 3.22 Anti-Takeover Provisions

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company, other than the Companies Act, (each, a “Takeover Statute”) does not, and will not, apply to the Company, the Shares, this Agreement or the Transactions, including the Merger.

Section 3.23 Brokers

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.24 Control Documents

(a) To the knowledge of the Company, each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder. The execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect, any applicable Law, or any contract to which any Group Company is a party or by which any Group Company is bound in any material respect, (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any material Indebtedness or other material liability of any Group Company or to increase the rate of interest presently in effect with respect to any material Indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than the Liens created by virtue of the execution and delivery of such Control Document).

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(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, all consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority required under any applicable Laws in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent, approval, authorization, permit, filings or notifications has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Control Document is duly executed and effective, in proper legal form under applicable PRC Law and constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document in any material respect, and (iii) none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

(e) There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other person, pending or, to the knowledge of the Company, threatened against or affecting any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of any part or all of the Control Documents, individually or taken as a whole, (ii) challenge the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, (iii) claim any ownership, share, equity or interest in the Controlled Entities or other Group Companies, or claim any compensation for not being granted any ownership, share, equity or interest in the Controlled Entities or other Group Companies or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws.

Section 3.25 No Additional Representations

Except for the representations and warranties contained in this Article III, none of the Company, its Subsidiaries or any other person on behalf of any of the Company or its Subsidiaries makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Parent Parties or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to the Parent Parties or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of the Parent Parties acknowledges the foregoing.

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Article IV

Representations and Warranties of

the Parent Parties

Except as set forth in the correspondingly numbered section of the disclosure schedule, dated as of the date of this Agreement, delivered by the Parent Parties to, and accepted by, Company contemporaneously with the execution of this Agreement (the “Parent Parties Disclosure Schedule”), the Parent Parties hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization

(a) Each of the Parent Parties is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate or similar power and authority and all the necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted and is qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary.

(b) Immediately prior to the Effective Time, Parent owns beneficially and of record all of the issued and outstanding share capital of HoldCo, and HoldCo owns beneficially and of record all of the issued and outstanding share capital of Merger Sub. Each of HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.02 Authority

Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of the Parent Parties of this Agreement, the Plan of Merger and any other Transaction Document to which such Parent Party is a party, and the consummation by each of the Parent Parties of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Parent Parties are necessary to authorize this Agreement, the Plan of Merger or any other Transaction Document to which such Parent Party is a party, or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents

(a) The execution, delivery and performance of this Agreement by each of the Parent Parties do not and will not (i) conflict with or violate the memorandum and articles of association of any of the Parent Parties, (ii) assuming that all consents, approvals, authorizations and other actions described by clauses (i) through (v) of Section 4.03(b) have been obtained or made, conflict with or violate any Law applicable to any of the Parent Parties or by which any property or asset of any of the Parent Parties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of the Parent Parties pursuant to, any Contract or obligation to which any of the Parent Parties is a party or by which any of the Parent Parties or any property or asset of any of the Parent Parties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, individually or in the aggregate, a material adverse effect on the ability of any of the Parent Parties to perform its obligations under this Agreement.

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(b) The execution, delivery, and performance of this Agreement by each of the Parent Parties do not, and the consummation by each of the Parent Parties of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) compliance with the rules and regulations of the applicable securities exchange or market, including the OTC Market, as relevant, (iii) the filing of the Plan of Merger and related documentation with the Registrar pursuant to the Companies Act and the publication of notification of the Merger in the Cayman Islands Gazette pursuant to the Companies Act, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, have a material adverse effect on the ability of any of the Parent Parties to perform its obligations under this Agreement.

Section 4.04 Proxy Statement

The information furnished by each of the Parent Parties, in writing to the Company expressly for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, by the shareholders of the Company shall not, (a) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of the Parent Parties makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.05 Absence of Litigation

As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against any of the Parent Parties, nor is there any injunction, Order, judgment, ruling, or decree imposed upon any of the Parent Parties, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, have a material adverse effect on the ability of any of the Parent Parties to perform its obligations under this Agreement.

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Section 4.06 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Parent Parties.

Section 4.07 Sufficiency of Funds

(a) Parent has delivered to the Company true and complete copies of (i) a certain executed commitment letter from the financial institution named therein (as the same may be amended or modified pursuant to Section 6.07), (the “Debt Commitment Letter”) (which, in each case, may be redacted as determined by Parent in its sole discretion, provided that such redactions do not affect the material terms of the Debt Financing), confirming its commitments, subject to the terms and conditions thereof, to provide or cause to be provided the debt amount set forth therein for the purpose of financing the Merger Consideration and any other amounts required to consummate the Transactions (the “Debt Financing”), (ii) the Equity Commitment Letters (together with the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents, the “Financing Documents”) pursuant to which the Sponsor or its Affiliates named therein has committed to provide or cause to be provided the respective cash amounts set forth therein for the purpose of financing the Merger Consideration and any other amount requires to consummate the Transactions (the “Cash Equity Financing”, and together with the Debt Financing (as amended or modified) and/or the Alternative Financing, collectively, the “Cash Financing”) and (iii) the Support Agreement pursuant to which the Rollover Shareholders have committed to contribute to HoldCo, immediately prior to the Effective Time, the Rollover Shares (together with the Cash Financing, collectively, the “Financing”). The cash proceeds of the Financing shall be sufficient to finance and shall be used to, among others, finance the consummation of the Transactions.

(b) As of the date hereof, (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of the Parent Parties, subject to the Bankruptcy and Equity Exception, and (ii) none of the Financing Documents has been amended or modified in a manner that would prevent, materially delay or materially impede or impair the ability of Parent Parties to consummate the Transactions and no such amendment or modification is contemplated other than as permitted by Section 6.07, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect other than as permitted by Section 6.07. Assuming (A) the Cash Financing is funded in accordance with the Financing Documents and the transactions contemplated by the Support Agreement are consummated in accordance with the terms therein, and (B) the satisfaction of the conditions to the obligation of the Parent Parties to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, the Parent Parties will have available to them, as of the Effective Time, all funds necessary for the Parent Parties to pay (1) the Merger Consideration, and (2) any other amounts required to be paid by the Parent Parties in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Cash Financing available to the Parent Parties on the terms and conditions contained therein.

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Section 4.08 Limited Guarantees

Each of the Limited Guarantees has been duly and validly executed and delivered by each Guarantor executing such Limited Guarantee and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor that executed it, enforceable against such Guarantor in accordance with the terms thereof subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

Section 4.09 Ownership of Shares

As of the date hereof, other than Shares and awards held by the Supporting Shareholders, none of the Consortium Members nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company, or any options, warrants or other rights to acquire Shares or other securities of the Company.

Section 4.10 Capitalization

As of the date of this Agreement, (a) the authorized share capital of Parent is US$50,000, consisting of 50,000 shares of par value of US$1.00 each, one of which is outstanding, and have been duly authorized, validly issued, fully paid and non-assessable; (b) the authorized share capital of HoldCo is US$50,000, consisting of 50,000 shares of par value of US$1.00 each, one of which is outstanding and have been duly authorized, validly issued, fully paid and non-assessable, all of the issued and outstanding share capital of HoldCo is owned by Parent; (c) the authorized share capital of Merger Sub is US$50,000, consisting of 50,000 shares of par value of US$1.00 each, one of which is outstanding and have been duly authorized, validly issued, fully paid and non-assessable, all of the issued and outstanding share capital of Merger Sub is owned by HoldCo.

Section 4.11 Parent Group Contracts

The Parent Parties have delivered to the Company and the Special Committee a true and complete copy of each of: (a) that certain consortium agreement, dated as of December 22, 2025, by and among the Trustbridge Partners VII, L.P and Cloopen Co., Ltd., (b) that certain interim investors agreement, dated as of the date hereof, by and among the Sponsors, the Management Party and the Parent Parties, (c) the Equity Commitment Letters, (d) the Limited Guarantees, and (e) the Support Agreement (each, a “Parent Group Contract” and collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof.

Section 4.12 Independent Investigation.

The Parent Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by the Parent Parties and their respective Affiliates and Representatives. Each of the Parent Parties acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, except in the case of fraud or willful misconduct, each of the Parent Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except as expressly contemplated by the representations, warranties, covenants and agreements of the Company set forth in this Agreement or in any certificate delivered pursuant hereto). The Parent Parties further waive any claim relating to the sufficiency or adequacy of the information provided.

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Section 4.13 No Reliance on Company Estimates.

The Company has made available to the Parent Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of the Parent Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Each of the Parent Parties further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Parent Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that, except in the case of fraud or willful misconduct, none of the Parent Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of the Parent Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 4.14 No Additional Representations

Except for the representations and warranties contained in this Article IV, none of the Parent Parties or any other person on behalf of any of the Parent Parties makes any other express or implied representation or warranty with respect to the Parent Parties or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article V

Conduct of Business Pending the Merger

Section 5.01 Conduct of Business by the Company Pending the Merger

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law or (y) expressly contemplated by this Agreement or the Plan of Merger, unless HoldCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Group Companies shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies in all material respects, to keep available the services of the current key officers and key employees of the Group Companies and to maintain the current relationships of the Group Companies with existing partners, customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof.

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Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) expressly contemplated by this Agreement or (z) set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of HoldCo (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents, except for amendments that are ministerial or administrative in nature within the ordinary course of business of the Group Companies and do not adversely affect the Parent Parties;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise), grant or encumber or create or incur any Lien (other than Permitted Encumbrances), or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance or creation or incurrence of any Lien (other than Permitted Encumbrances) of, (i) any shares of any class or other equity interests of any Group Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of any class or other equity interests of any Group Company, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from its wholly-owned Subsidiaries consistent with past practice);

(d) (i) reclassify, combine, consolidate, split, or subdivide directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital; or (ii) purchase, repurchase, redeem, or otherwise acquire, or offer to purchase, repurchase, redeem, or otherwise acquire; directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital;

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create any new Subsidiary (except for the formation of wholly owned Subsidiaries in the ordinary course of business), other than the Transactions;

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(f) acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, directly or indirectly, any business, division, person, assets, securities or properties, in the aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$2,000,000 in the aggregate;

(g) make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$2,000,000 in the aggregate;

(h) incur, assume, refinance, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, or issue any debt securities, except for (i) the incurrence, extension, renewal or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (ii) not in an aggregate amount in excess of US$6,000,000, and (iii) intercompany Indebtedness between the Company and its wholly owned Subsidiaries;

(i) other than expenditures (or any obligations or liabilities in respect thereof) necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Group Companies taken as a whole;

(j) except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$300,000, (ii) grant or provide any severance or termination payments or benefits to any Employee of any Group Company, in each case, in excess of US$100,000, other than in accordance with applicable Law or pursuant to Contracts that are in force as of the date hereof, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any Employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies taken as a whole, by more than one percent (1%), (iv) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding awards, (v) take any action to accelerate the vesting or payment of compensation or benefits under the Company Employee Plan, or (vi) forgive any loans to any Employee of any Group Company;

(k) issue or grant any types of awards to any person under the Company Share Plans, except any issuance or grant to any person that shall be in the ordinary course of business consistent with past practice and pursuant to the terms of the Company Share Plans;

(l) make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in applicable statutory or regulatory accounting rules or GAAP;

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(m) enter into any Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of any Group Company, one the other hand, in excess of US$700,000, except for Contracts solely between the Company and/or its wholly-owned Subsidiaries;

(n) terminate or cancel, let lapse, or amend or modify (other than renewals in the ordinary course of business consistent with past practice) any insurance policies maintained by it, except, in each case;

(o) enter into, amend, modify, consent to the termination of, or waive, release, compromise or assign any material rights or claims under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of US$500,000 or more or with a term longer than one (1) year which cannot be terminated without material surviving obligations or material penalty upon notice of thirty (30) days or less;

(p) settle, release, waive or compromise any pending or threatened Action of or against any Group Company (i) for an amount in excess of US$500,000, (ii) that would impose any material restrictions on the business or operations of any Group Company, or (iii) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company;

(q) permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay any required fees and Taxes required or advisable to maintain and protect its interest in each and every item of material Intellectual Property owned by any Group Company, or grant or license or transfer to any person any material Intellectual Property owned by any Group Company, except in the ordinary course of business consistent with past practice;

(r) fail in any material respect to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(s) enter into, or propose to enter into, any transaction involving any “earn-out” or similar payment payable by any Group Company, to any person, other than payments in the ordinary course of business;

(t) engage in the conduct of any new line of business material to the Group Companies;

(u) make or change any material Tax election, amend any material Tax Return, enter into any material closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy or Action with respect to Taxes, enter into any material Tax Sharing Agreement, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, materially change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

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(v) announce an intention, enter into any formal or informal agreement or otherwise make a binding commitment, to do any of the foregoing.

Section 5.02 Compliance

During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall use its commercially reasonable efforts to ensure that each Group Company will conduct its business in compliance with all applicable Laws in all material respects, and obtain, make and maintain in effect, all material consents, approvals, authorizations or permits of, or filings with or notifications to, the relevant Governmental Authority or other person required in respect of the due and proper establishment and operations of such Group Company in accordance with applicable Laws.

Section 5.03 Conduct of Parties

Each Party agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, such Party shall not, and shall cause its Subsidiaries (if any) not to, intentionally take any action that would, or would reasonably be expected to, individually or in the aggregate, materially and adversely prevent, materially impede, interfere with, hinder or materially delay the Transactions or result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a Company Material Adverse Effect (in case of the Company).

Section 5.04 No Control of Other Party’s Business

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give any of the Parent Parties, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

additional agreements

Section 6.01 Proxy Statement and Schedule 13E-3

(a) As soon as reasonably practicable following the date of this Agreement, but in any event within twenty-one (21) days after the date hereof, the Company, with the assistance of the Parent Parties, shall prepare and cause to be filed with the SEC a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders’ Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company and the Parent Parties shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). The Parent Parties shall timely furnish the information as the Company may reasonably request in connection with such actions and preparation of the Proxy Statement and the Schedule 13E-3. Each of the Company and the Parent Parties shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Parent Parties shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent Parties shall use its reasonable best efforts to provide assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify the Parent Parties and in any event within thirty-six (36) hours and shall provide the Parent Parties with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent Parties with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes proposed by Parent Parties. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors, is discovered by the Company or any of the Parent Parties that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

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(b) Each of the Parent Parties and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by the Parent Parties or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Parent Parties or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided, that prior to such filing, the Company and HoldCo, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Party and its Representatives a reasonable opportunity to comment thereon.

Section 6.02 Company Shareholders’ Meeting

(a) The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) in consultation with HoldCo and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of HoldCo, unless required to do so by applicable Law or the memorandum and articles of association of the Company; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless HoldCo shall have otherwise approved in writing, the Company shall implement such adjournment, postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Laws or the memorandum and articles of association of the Company. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than fourteen (14) Business Days after such confirmation, the Company shall (i) mail or cause to be mailed the Proxy Statement to the shareholders (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, which Shareholders’ Meeting the Company shall duly convene and cause to occur as soon as reasonably practicable but in any event no later than forty (40) days following the mailing of the Proxy Statement, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of HoldCo, the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

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(b) As soon as reasonably practicable but in any event no later than forty (40) days following the mailing of the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to this Section 6.02 and Section 6.04, (i) the Company Board shall recommend to shareholders that they authorize and approve this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote.

(c) Notwithstanding Section 6.02(b), (i) the Company may, after consultation in good faith with HoldCo, and (ii) the Company shall, upon written request of HoldCo, in each case, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders within a reasonable amount of time in advance of the Shareholders’ Meeting, (B) as otherwise required by applicable Law, or (C) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

(d) HoldCo may request that the Company adjourn the Shareholders’ Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of HoldCo, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned upon mutual agreement by the Company and the HoldCo, each acting in good faith.

(e) At the Shareholders’ Meeting, the Parent Parties shall: (i) cause all of the Shares (if any) beneficially owned by the Parent Parties or with respect to which such Parent Party otherwise has, directly or indirectly, voting power to be represented at the Shareholders’ Meeting for purposes of constituting a quorum necessary to conduct the business of the Shareholders’ Meeting and to be voted in favor of the adoption of this Agreement and approval of the consummation of the Transactions, including the Merger, and (ii) use reasonable best efforts to cause all Shares beneficially owned by the Supporting Shareholders or with respect to which such Supporting Shareholder otherwise has, directly or indirectly, voting power to be represented at the Shareholders’ Meeting for purposes of constituting a quorum necessary to conduct the business of the Shareholders’ Meeting and to be voted in favor of the adoption of this Agreement and approval of the consummation of the Transactions, including the Merger, in each case pursuant to the agreement of the Supporting Shareholders set forth in the Support Agreement.

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Section 6.03 Access to Information

(a) From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, the Company shall use its commercially reasonable efforts to (i) provide to the Parent Parties (and the Parent Parties’ officers, directors, Affiliates, employees, accountants, consultants, financial and legal advisors, financing sources (including potential sources) providing Debt Financing of the Parent Parties and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to the Parent Parties and their Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with the Parent Parties and their Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide the Parent Parties or any of their Representatives with access to any books, records, documents or other information to the extent that (i) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, work product doctrine or other applicable privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege, or (ii) the disclosure of such books, records, documents or other information is prohibited by applicable Law or Order.

(c) All information provided or made available pursuant to this Section 6.03 to the Parent Parties or their Representatives shall be subject to the Confidentiality Agreements.

(d) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of the Company or any condition to the obligations of the Company.

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Section 6.04 No Solicitation of Transactions; Change in Company Recommendation

(a) Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(a), the Company agrees that neither it nor any of its Subsidiaries will, and that it will use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any written letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction or requiring the Company to abandon this Agreement or any of the Transactions, including the Merger, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) resolve, propose or agree, or authorize or permit any Representative of the Company or any of its Subsidiaries, to do any of the foregoing. The Company shall notify the Parent Parties as promptly as practicable, in writing, of (a) any proposal or offer regarding a Competing Transaction, or (b) any request for nonpublic information relating to the Company or any of its Subsidiaries by any person that informs the Company or any of its Subsidiaries that it is considering making, or has made, any proposal or offer regarding a Competing Transaction, or (c) any inquiry from any person seeking to have discussions or negotiations with the Company or any of its Subsidiaries relating to a possible proposal or offer regarding a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing copies of any written requests, inquires, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal or offer or request or inquiry or contact. The Company shall keep the Parent Parties informed, on a reasonably current basis of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide the Parent Parties with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and immediately revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request, and use its commercially reasonable efforts to cause, all such Third Parties to promptly return or destroy all such nonpublic information. The Company shall not, and shall cause its Subsidiaries not, to enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to the Parent Parties.

(b) Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of this Section 6.04, the Company and its Representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:

(i) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be provided promptly to the Parent Parties for informational purposes (and in all events within twenty-four (24) hours)), provided that the Company shall concurrently make available to the Parent Parties any nonpublic material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to the Parent Parties or their Representatives; and

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(ii) engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided, that prior to taking any actions described in clause (i) or (ii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be in breach of the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to the Parent Parties at least forty-eight (48) hours prior to taking any such action.

(c) Neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw (or not continue to make), qualify or modify (or publicly propose to change, withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to the Parent Parties, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, (F) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after any of the Parent Parties so requests in writing, or (G) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or (ii) recommend, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

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(d) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of Section 6.04 and the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be in breach of the directors’ fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, or the Special Committee may, (i) effect a Change in the Company Recommendation, and/or (ii) with respect to such Superior Proposal, authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement, but in each case only if:

(i) the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer; and

(ii) each of the following obligations or conditions shall have been satisfied prior thereto:

(A) the Company shall have provided at least four (4) Business Days’ (the “Superior Proposal Notice Period”) prior written notice to the Parent Parties (a “Notice of Superior Proposal”) advising the Parent Parties that the Company Board has received a Superior Proposal, specifying material terms and conditions of such Superior Proposal (including an unredacted copy of the Superior Proposal and attaching to such notice the most current version of any proposed agreement for such Superior Proposal (which shall be promptly updated), together with any related documents, including financing documents, in each case to the extent provided by the relevant party in connection with the Superior Proposal), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation;

(B) the Company shall have negotiated with and caused its financial and legal advisors to negotiate with the Parent Parties and their Representatives in good faith (to the extent the Parent Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal would cease to constitute a Superior Proposal;

(C) the Company shall have permitted the Parent Parties and their Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent the Parent Parties desire to make such presentation); provided that any material modifications to a proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04; provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a three (3)-Business-Day period rather than the four (4)-Business-Day period first described above (it being understood that there may be multiple extensions); and

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(D) following the end of such four (4)-Business-Day period or three (3)-Business-Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to this Agreement and the Financing proposed by the Parent Parties in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e) None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party to limit or not to give prior notice to the Parent Parties of its intention to effect a Change in the Company Recommendation.

(f) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee, as applicable, has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g) From the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if an Intervening Event has occurred and the Company Board determines, in its good faith judgement upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that failure to make a Change in the Company Recommendation with respect to such Intervening Event would be in breach of the directors’ fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, or the Special Committee may, (i) effect a Change in the Company Recommendation, and (ii) with respect to such Intervening Event, concurrently authorize the Company to terminate this Agreement in accordance with Section 8.03(d), but in each case only if:

(i) the Company shall have provided at least four (4) Business Days’ prior written notice to the Parent Parties advising the Parent Parties that the Company Board intends to effect a Change in the Company Recommendation and concurrently authorize the Company to terminate this Agreement in accordance with Section 8.03(d) in connection with such Intervening Event, which notice shall specify the nature and facts of such Intervening Event in reasonable detail;

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(ii) after providing such notice under Section 6.04(g)(i), and prior to the Company Board making such Change in the Company Recommendation and concurrently authorizing the Company to terminate this Agreement in accordance with Section 8.03(d) in connection with such Intervening Event, the Company shall have negotiated with and caused its financial and legal advisors to negotiate in good faith with the Parent Parties and their Representatives during such four (4) Business Days’ period (to the extent the Parent Parties desire to negotiate) to make such revisions to the terms of this Agreement and the Financing in a manner that obviates the need for such Change in the Company Recommendation in connection with such Intervening Event or so that the failure to effect a Change of Recommendation in connection with such Intervening Event would no longer be in breach of the directors’ fiduciary duties under applicable Law;

(iii) the Company shall have permitted the Parent Parties and their Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent the Parent Parties desire to make such presentation); and

(iv) following the end of such four (4) Business-Day period, the Company Board shall have determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to this Agreement and the Financing proposed by the Parent Parties in response to such notice under Section 6.04(g)(i), that failure to make a Change of Recommendation with respect to such Intervening Event would still be in breach of the directors’ fiduciary duties under applicable Law.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance

(a) The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and the Surviving Company and HoldCo shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

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(b) The Surviving Company shall, and HoldCo shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may and, at HoldCo’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and HoldCo shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of HoldCo or the Surviving Company under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and HoldCo shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and HoldCo shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all actual costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to HoldCo prior to the date hereof) and to the fullest extent permitted by the Companies Act or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

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(d) In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.05.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters

Subject to applicable Law and the terms and conditions of this Agreement, each of the Company and HoldCo shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of HoldCo, threatened against the Company or any of its Subsidiaries or any of the Parent Parties, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such Party’s representations and warranties contained herein, or that relate to such Party’s ability to consummate the Transactions; and

(d) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such Party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

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Section 6.07 Financing

(a) Subject to the terms and conditions of this Agreement, each of the Parent Parties shall use its reasonable best efforts to (i) obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter or on other terms and conditions not less favorable to Parent than those described in the Debt Commitment Letter (in each case, as may be reasonably determined solely by Parent), (ii) maintain in effect the Debt Commitment Letter until the Transactions are consummated, and (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to Parent that are within its control; provided that the Parent Parties may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing (the “Alternative Financing”), in each case so long as (A) the aggregate proceeds of the Cash Financing will be sufficient for the Parent Parties to pay the Merger Consideration and (B) such amendment or modification or the Alternative Financing would not prevent, materially delay or materially impede or impair the ability of Parent Parties to consummate the Transactions. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) (except for customary engagement and fee letters) as promptly as practicable after execution thereof. In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and to the extent is not replaced by the Alternative Financing, Parent shall promptly notify the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07(a) shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(c) Subject to applicable Law and the terms and conditions of this Agreement, Parent agrees not to amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Cash Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Cash Financing in a manner that would be expected to prevent or materially delay the ability of the Company, the Parent Parties to consummate the Transactions or otherwise adversely impact the ability of the Parent Parties to enforce its rights against the other parties to the Financing Documents. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any provision of, or termination by any party to, the Financing Documents or (ii) upon the receipt of any written notice from any person with respect to any threatened breach or threatened termination of the Financing Documents.

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(d) The Company agrees to use its commercially reasonable efforts to provide, and to cause each of its Subsidiaries and each of their respective Representatives to provide to Parent, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including:

(i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company or its Subsidiaries with Representatives of Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing;

(ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, other marketing documents and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters);

(iii) as promptly as practicable, furnishing Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing with financial and other pertinent information (including without limitation, certifying in writing by an authorized representative of the Company, the allocation of the Available Cash between retained earnings of the relevant Subsidiaries of the Company and other cash) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any sources or prospective sources of the Debt Financing and/or Alternative Financing and is reasonably available to the Company (the “Required Information”) and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing;

(iv) reasonably cooperating with advisors, consultants and accountants of Parent or any sources or prospective sources of the Debt Financing and/or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values;

(v) assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral;

(vi) (A) to the extent necessary in connection with the Debt Financing and/or Alternative Financing and not prohibited by applicable Laws, facilitating the granting of guaranty, security or pledging of collateral and (B) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents (the “Definitive Debt Documents”);

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(vii) taking all actions reasonably necessary to (A) permit prospective sources of the Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, provided that the information provided in connection therewith to such prospective sources shall be subject to the terms of the Confidentiality Agreements, and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, including over Available Cash; in each case of (A) and (B) in this paragraph, subject to the prior written consent of the Company;

(viii) furnishing Parent and its Representatives, as well as any prospective sources of the Debt Financing and/or Alternative Financing, promptly (and in any event at least five (5) Business Days prior to the Closing) with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, provided that the information provided to such prospective sources shall be subject to the terms of the Confidentiality Agreements;

(ix) using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing; and

(x) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents and using reasonable best efforts to obtain consents and legal opinions contemplated by the Debt Financing and/or Alternative Financing or otherwise reasonably requested by Parent and to permit the proceeds thereof to be made available at Closing to consummate the Transactions.

(e) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternative Financing.

(f) Parent shall, upon the valid termination of this Agreement in accordance with its terms, upon written request by the Company, reimburse the Company for reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation provided pursuant to this Section 6.07. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all direct liabilities or direct losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, or if applicable, the Alternative Financing, and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the fraud or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

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Section 6.08 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other Parties in exchanging such information and providing such assistance as the other Parties may reasonably request in connection therewith (including (A) notifying the other Parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions or otherwise relating to the consummation of the Transactions, (B) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other Parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, provided that to the extent any such filings or submissions are expressly requested by a Governmental Authority, no consent from the other Parties shall be required, (C) providing the other Parties with a reasonable period of time to review in advance and comment on, and consulting with the other Parties with respect to, any proposed filing, submission or communication (whether verbal or written) by such Party to any Governmental Authority, and considering in good faith all additions, deletions or changes reasonably proposed by the other Parties, and (D) giving the other Parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other Parties and, subject to Section 6.08(c) use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable.

(b) In furtherance and not in limitation of the covenants of the Parties contained herein and subject to Section 6.08(c), if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of HoldCo and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions.

(c) Notwithstanding anything herein to the contrary, none of the Group Companies, Parent Parties or any of their respective Affiliates or Representatives shall be required to take or refrain from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would require any Group Company, Consortium Member, or any of their respective Affiliates to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of their respective or any of their respective Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of their respective or any of their respective Affiliates’ or portfolio companies’ assets, properties or businesses.

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(d) Each Party shall, upon request by any other Party, furnish such other Party with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of the Parent Parties, the Company or any of their respective Subsidiaries (if applicable) to any Third Party and/or any Governmental Authority in connection with the Transactions.

(e) Each Party shall use its reasonable best efforts to provide (or shall cause its Affiliates to provide) any notices required by any third parties (other than Governmental Authorities) in respect of the Transactions, and use, and cause its Affiliates to use, reasonable best efforts to obtain any third-party consents (other than from Governmental Authorities) necessary or required to consummate the Transactions, including the third-party notices and consents listed on Section 6.08(e) of the Company Disclosure Schedule or on Section 6.08(e) of the Parent Parties Disclosure Schedule.

Section 6.09 Participation in Litigation

Prior to the Effective Time, HoldCo shall give prompt notice to the Company, and the Company shall give prompt notice to HoldCo, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of HoldCo on the other hand, threatened against such Party or its directors which relate to this Agreement and the Transactions. Each of the Company and HoldCo shall give the other Party the opportunity to participate in the defense or settlement of any shareholder Action against the such Party and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without the other Party’s prior written consent.

Section 6.10 Resignations

To the extent requested by HoldCo in writing at least five (5) Business Days prior to Closing, the Company shall cause to be delivered to HoldCo on the Closing Date duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by HoldCo, which shall include a waiver of any claims against any Group Company.

Section 6.11 Public Announcements

The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and HoldCo. At any time prior to termination of this Agreement pursuant to Article VIII, HoldCo and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of OTC Market, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to obtaining the consent (not to be unreasonably withheld) of such other Party.

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Section 6.12 OTC Removal

The Company shall cooperate with HoldCo and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of OTC Market to enable the removal of the quotation of the Shares and ADSs from OTC Market and the deregistration of the Shares and ADSs under the Exchange Act as promptly as reasonably practicable after the Effective Time.

Section 6.13 Takeover Statutes

If any Takeover Statute is or may become applicable to any of the Transactions, the Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.14 Available Cash

The Company shall use commercially reasonable efforts to take, or cause to be taken, and cause each Group Company to take, all actions and to do, or cause to be done (in each case, subject to applicable Laws), all things reasonably necessary to seek to ensure that immediately prior to and at the Effective Time, the aggregate amount of Available Cash shall equal or exceed the Available Cash Amount.

Section 6.15 SAFE Registration

The Company shall as soon as reasonably practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by any shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE Rules and Regulations, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, in each case to the extent such registration was not previously completed, (b) cause its PRC Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE Rules and Regulations, and (c) cause the domestic agency which is entrusted by the Company Group for administration and management of the Company Share Plans for the benefit of the employees of the Company Group who are PRC residents to apply for the foreign exchange deregistration in respect of such Company Share Plans with SAFE upon the termination thereof in accordance with applicable SAFE Rules and Regulations.

Section 6.16 Indirect Capital Gains Tax

The Parties shall cooperate in good faith to determine whether any Indirect Capital Gains Tax will apply to the Transactions and, if necessary, make any required Tax filings in connection with the foregoing.

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Section 6.17 Actions Taken at Direction of the Parent Parties

Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, under Article III, Article V or this Article VI, if the alleged breach directly results from an action or inaction by the Company that is not required by this Agreement and was specifically directed or approved by the Parent Parties in writing, regardless of whether there is any approval by or direction from the Company Board or the Special Committee.

Article VII

Closing Conditions

Section 7.01 Conditions to the Obligations of Each Party

The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver in writing in whole or in part by the Parent Parties and the Company (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a) Shareholder Approval. This Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, shall have been authorized and approved by shareholders constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the Companies Act and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (collectively, the “Orders”, and each, an “Order”), whether temporary, preliminary or permanent, which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

Section 7.02 Additional Conditions to the Obligations of the Parent Parties

The obligations of the Parent Parties to consummate the Merger are subject to the satisfaction or waiver in writing by HoldCo (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.03, Section 3.04, Section 3.06(a), Section 3.09(a), Section 3.22, Section 3.23 and Section 3.24, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.01, Section 3.04, Section 3.06(a), Section 3.09(a), Section 3.22, Section 3.23 and Section 3.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. HoldCo will have received a certificate, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), and Section 7.02(d).

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Available Cash. The aggregate amount of Available Cash immediately prior to the Closing shall be equal to or exceed the Available Cash Amount and the Company shall have delivered to HoldCo written evidence thereof in form and substance reasonably satisfactory to HoldCo prior to the Closing Date in accordance with the requirements under the Definitive Debt Documents.

Section 7.03 Additional Conditions to the Obligations of the Company

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing by the Company of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Parent Parties contained in Section 4.01, Section 4.06 and Section 4.10, the representations and warranties of the Parent Parties set forth in Article IV of this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Parent Parties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the ability of any of the Parent Parties to perform its obligations under this Agreement, (ii) the representations and warranties set forth in Section 4.01 and Section 4.06 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 4.10 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

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(b) Agreements and Covenants. The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company will have received a certificate, signed by an officer of HoldCo, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

Section 7.04 Frustration of Closing Conditions

Prior to the Termination Date, none of the Company or the Parent Parties may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

Termination

Section 8.01 Termination by Mutual Consent

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of HoldCo and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee).

Section 8.02 Termination by Either the Company or HoldCo

This Agreement may be terminated by either the Company (acting upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Effective Time shall not have occurred on or before the date that is nine (9) months after the date of this Agreement (the “Termination Date”); provided that neither the Company nor the Parent may terminate this Agreement pursuant to this Section 8.02(a) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Termination Date, or (ii) the failure of the Closing to have occurred prior to the Termination Date;

(b) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order or Law, or taken any other final and non-appealable action, which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

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Section 8.03 Termination by the Company

This Agreement may be terminated by the Company (acting upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Parent Parties set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by any of the Parent Parties within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representation, warranty, agreement or covenant of the Company hereunder that could give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a) or Section 7.02(b);

(b) (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to HoldCo an irrevocable written notice confirming that all of the conditions set forth in Section 7.03 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.03) and that it is ready, willing and able to consummate the Closing, and (iii) the Parent Parties fail to complete the Closing within ten (10) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to HoldCo; or

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee (acting upon majority vote and to the extent it is within the authority of the Special Committee) shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement and (B) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid, or does not concurrently pay, the Company Termination Fee in full in accordance with this Section 8.03(c) and Section 8.06; or

(d) prior to the receipt of the Requisite Company Vote, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee (acting upon majority vote and to the extent it is within the authority of the Special Committee) shall have authorized the Company to terminate this Agreement in connection with an Intervening Event pursuant to Section 6.04(g); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d) unless the Company has (i) complied with the requirements of Section 6.04 with respect to such Intervening Event, and (ii) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(d), and any purported termination pursuant to this Section 8.03(d) shall be void and of no force or effect if the Company shall not have paid, or does not concurrently pay, the Company Termination Fee in full in accordance with this Section 8.03(d) and Section 8.06.

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Section 8.04 Termination by HoldCo

This Agreement may be terminated by HoldCo at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from HoldCo (or, if the Termination Date is less than thirty (30) days from the date of receipt of such notice, by the Termination Date); provided that HoldCo shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if HoldCo is then in material breach of any representation, warranty or covenant of HoldCo hereunder that would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b); or

(b) The Company Board (upon the recommendation of the Special Committee) shall have effected a Change in the Company Recommendation.

Section 8.05 Effect of Termination

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party (or any Representative of such Party); except: (a) with respect to Section 6.03(c), Section 6.07(f), Section 6.11, Article VIII and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party or parties hereto, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.06 Termination Fee and Expenses

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.03(c) or Section 8.03(d); or

(ii) this Agreement is terminated by HoldCo pursuant to Section 8.04, then the Company shall pay, or cause to be paid, to HoldCo or its designees: an amount equal to US$1,601,160 (the “Company Termination Fee”), plus, HoldCo’s reasonable costs and expenses actually incurred by HoldCo (including reasonable fees and expenses of counsel) on or prior to the termination of this Agreement, by wire transfer of same day funds as promptly as possible (but in any event (1) prior to or concurrently with the termination of this Agreement in case of a termination pursuant to clause (ii) above, or (2) within five (5) Business Days after such termination in the case of a termination referred to in clause (iii) above); it being understood that: (i) the right to receive the Company Termination Fee and/or any expense reimbursement under this Agreement shall not limit or otherwise affect the right of any of the Parent Parties’ right to specific performance as provided in Section 9.08; (ii) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

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(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), HoldCo shall pay, or cause to be paid, to the Company: an amount equal to US$3,202,319 (the “Parent Termination Fee”) plus, Company’s reasonable costs and expenses actually incurred by Company (including reasonable fees and expenses of counsel) on or prior to the termination of this Agreement, by wire transfer of same day funds as promptly as possible (but in any event within five (5) Business Days following such termination); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) All expenses incurred in connection with this Agreement and the Transactions (except as otherwise expressly set forth in Section 6.07(f), Section 8.06(a), and Section 8.06(d)) shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

(d) In the event that the Company fails to pay the Company Termination Fee or the HoldCo fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or the HoldCo, as applicable, shall accrue the interest on such unpaid Company Termination Fee or such unpaid Parent Termination Fee, as applicable, commencing on the date that the Company Termination Fee or the Parent Termination Fee, as applicable, became due, at the reference rate as reported in the FR 2420 Report of Selected Money Market Rates and published on the website of the Federal Reserve Bank of New York in effect on such date (or, if no such rate is reported on such date, the most recently published reference rate prior thereto).

(e) Each of the Company and HoldCo acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate HoldCo or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the Parties would not have entered into this Agreement.

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(f)

(i) Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letter and the Limited Guarantees, in the event that HoldCo fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fails to perform its obligations hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and costs and expenses under Section 6.07(f) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) the Consortium Members, the Guarantors, the Rollover Shareholders, the Sponsors and their respective Affiliates, (B) any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any Consortium Member, Guarantor, Rollover Shareholder or Sponsor or any of their respective Affiliates, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to any Consortium Member, Guarantor, Rollover Shareholder or Sponsor or any of their respective Affiliates, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither the Parent Parties nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreement, the Limited Guarantees and the Debt Commitment Letter) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the costs and expenses pursuant to Section 6.07(f), and in no event shall any Group Company, any direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreement, the Limited Guarantees and the Debt Commitment Letter), other than (without duplication) from Parent to the extent provided in Section 6.07(f) and from HoldCo to the extent provided in Section 8.06(b), or a Guarantor to the extent provided in the relevant Limited Guarantee.

(ii) Subject to Section 9.08, HoldCo’s right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a) and costs and expenses under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against (A) any member of the Company Group, (B) any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any Group Company or any of their respective Affiliates, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to any Group Company or any of their respective Affiliates, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f)(ii), collectively, the “Company Party Group”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated. Neither the Company Party Group nor any other member of the Company Party Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the costs and expenses under Section 8.06(d), and in no event shall any of the Parent Parties or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Party Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d). While the Parent Group may pursue both (A) a grant of specific performance under Section 9.08 and (B) seek payment of the Company Termination Fee pursuant to Section 8.06(a) and reimbursement and interest pursuant to Section 8.06(d), under no circumstances shall any Parent Party be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Transactions and payment of the Company Termination Fee and reimbursement and interest in connection with the termination of this Agreement. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this Section 8.06 shall in any way restrict the right of any of the Parent Parties to equitable relief pursuant to Section 9.08.

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(iii) Notwithstanding anything to the contrary in this Agreement, the Financing Documents, the Limited Guarantees, the Support Agreement or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (each, a “Transaction Document” and collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group or the Company Party Group collectively, as applicable (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (A) under this Agreement, the Plan of Merger or any other Transaction Document, (B) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement, the Plan of Merger or any other Transaction Document, will not exceed under any circumstances, in the case of the Parent Group, an amount equal to (1) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b), and in the case of the Company Party Group, the Company Termination Fee, if any, due and owing to the Parent Parties pursuant to Section 8.06(a), plus (2) the amounts, if any, due and owing under Section 6.07(f) and Section 8.06(d).

Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this Section 8.06 shall in any way restrict the Company’s right to equitable relief pursuant to Section 9.08.

Article IX

General Provisions

Section 9.01 Non-Survival of Representations, Warranties and Agreements

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I, Article II, Section 6.05, Section 6.07(f), Section 6.11, Article VIII, and this Article IX.

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Section 9.02 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Parent Parties:

2001, Agricultural Bank of China Tower

50 Connaught Road Central, Central, Hong Kong

Attention: Gladys Wong

Email:       Gladys.Wong@trustbridgepartners.com

with a copy (which shall not constitute notice) to:

Han Kun Law Offices

33/F, HKRI Center Two, HKRI Taikoo Hui

288 Shimen Road (No. 1)

Jing’an District Shanghai 200041

People’s Republic of China

Attention: Nick Shu, Esq.

Email:       nick.shu@hankunlaw.com

and

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing

People’s Republic of China

Attention: Changxun Sun

Email:       [REDACTED]

with a copy (which shall not constitute notice) to:

King & Wood

20th Floor, East Tower, World Financial Center

No.1 Dongsanhuan Zhonglu

Chaoyang District Beijing 100020

People’s Republic of China

Attention: Owen Wang

Email:       owen.wang@cn.kingandwood.com

(b)	if to the Company:

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing 100102

People’s Republic of China

Attention: Yipeng Li

Email:       liyipeng@yuntongxun.com

with a copy (which shall not constitute notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention: Stephanie Tang, Esq.

Email:       Stephanie.Tang@hoganlovells.com

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Section 9.03 Certain Definitions

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means (i) a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person and (ii) with respect to any specified person that is a natural person, any Immediate Family Member of such specified person; provided that, for purposes of this Agreement, Affiliates of the Parent Parties shall not include the Rollover Shareholders, the Sponsors and their respective Affiliates, and none of the Consortium Members and their respective Affiliates shall be deemed to be Affiliates of any Group Company and vice versa.

“AI Technology” means any and all material machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all Software implementations of any of the foregoing, and related hardware or equipment, excluding any AI Technology that is embedded in commercially available third-party software routinely used by the Company in the ordinary course of business.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis (which, for the avoidance of doubt, shall include cash, restricted cash, term deposits, and short-term investments) solely to the extent that such amounts are freely convertible into cash within seven (7) Business Days without penalty, net of issued but uncleared checks, in each case available free of any Lien immediately prior to and as of the Closing.

“Available Cash Amount” means an aggregate amount not less than US$85,000,000 (or its RMB equivalent).

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“beneficial owner” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in (i) New York city, New York, (ii) Hong Kong, (iii) the Cayman Islands, or (iv) the PRC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company AI Products” means all products and services that are currently offered, licensed, sold, distributed, hosted, or otherwise made commercially available, or are under development, by or on behalf of the Company or any of its Subsidiaries that incorporate or employ any AI Technology.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Equity Award” means a Company Option, a Company Restricted Share, or a Company Restricted Share Unit granted under one of the Company Share Plans, as the case may be.

“Company Governing Documents” means the eighth amended and restated memorandum and articles of association of the Company, adopted by a special resolution passed on 19 January 2021 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Class A Ordinary Shares, and as amended from time to time.

“Company Material Adverse Effect” means any fact, event, circumstance, development, change, condition, occurrence or effect (each, an “Effect”) (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Group Companies or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Merger; provided, however, that, for purposes of clause (i) above only, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”:

(a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement;

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(b) any change in interest rates or economic, political, business or financial market conditions generally;

(c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate;

(d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(e) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners or employees of the Group Companies;

(f) the taking of any action by the Company that is expressly required by this Agreement;

(g) any action taken by, or at the written request of, the Parent Parties;

(h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such event is within the scope of any other exception within this definition;

(i) any events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate;

provided, further, that any event referred to in clauses (a), (b), (c), (d) or (i) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group Companies, relative to similarly situated companies in the industry in which the Group Companies conduct the operations.

“Company Option” means each option to purchase Shares granted under the Company Share Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company Restricted Share” means each Share awarded under the Company Share Plans on or prior to the Closing Date whether or not such Share has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company Restricted Share Unit” means each right to receive a Share granted under the Company Share Plans on or prior to the Closing Date whether or not such right has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company Share Plans” means, collectively, the 2016 Share Incentive Plan and the 2021 Share Incentive Plan, adopted by the Company in 2016 and 2021, respectively, and all amendments and modifications thereto.

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“Competing Transaction” means any of the following (other than the Transactions): (i) any acquisition, merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution) or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or to which 25% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer, acquisition or other disposition of assets or businesses that constitute or represent 25% or more of the total revenue, net income or assets of the Company and its Subsidiaries taken as a whole; (iii) any sale, exchange, transfer, acquisition or other disposition of 25% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 25% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of any class of Equity Securities of the Company; (v) any other transaction having an effect similar to the foregoing; or (vi) any combination of the foregoing.

“Confidentiality Agreements” means the confidentiality agreement, dated March 4, 2026, by and between the Company and Trustbridge Partners VII, L.P., as amended and restated from time to time, and the confidentiality agreement, dated April 16, 2026, by and between the Company and Dmall Digital Assets Limited, as amended and restated from time to time.

“Consortium Members” means, collectively, the Parent Parties, the Sponsors, each Rollover Shareholder and each Management Party, and “Consortium Member” means any of them.

“Contract” means any legally binding note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Control Documents” means the following documents collectively: (i) Amended and Restated Exclusive Business Cooperation Agreement, dated November 11, 2020, by and between the WFOE and the VIE Entity; (ii) (x) Share Pledge Agreements, dated March 28, 2019, by and among the WFOE, the VIE Entity and Lhasa Heye Investment Management Co., Ltd.; (y) Share Pledge Agreements, dated March 28, 2019, by and among the WFOE, the VIE Entity and Changxun Sun; (z) Share Pledge Agreements, dated March 28, 2019, by and among the WFOE, the VIE Entity and Jianhong Zhou; (iii) (x) Exclusive Option Agreement, dated August 28, 2019, by and among the WFOE, the VIE Entity and Lhasa Heye Investment Management Co., Ltd.; (y) Exclusive Option Agreement, dated August 28, 2019, by and among the WFOE, the VIE Entity and Changxun Sun; (z) Exclusive Option Agreement, dated March 28, 2019, by and among the WFOE, the VIE Entity and Jianhong Zhou; (iv) (x) Power of Attorney, dated August 28, 2019, by and among the WFOE, the VIE Entity and Lhasa Heye Investment Management Co., Ltd.; (y) Power of Attorney, dated August 28, 2019, by and among the WFOE, the VIE Entity and Changxun Sun; (z) Power of Attorney, dated March 28, 2019, by and among the WFOE, the VIE Entity and Jianhong Zhou; and (v) Spousal Consent, dated August 28, 2019, by Jie Li, the spouse of Changxun Sun.

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“Controlled Entities” means the VIE Entity and its Subsidiaries.

“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Excluded Shares” means, collectively, (i) Rollover Shares, (ii) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans and (iii) any Shares held by the Parent Parties, the Company or any of their respective Subsidiaries.

“Generative AI Tools” means AI Technology capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts.

“Government Official” means (i) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members” means, with respect to a natural person, such person’s spouse, domestic partner, children, siblings and parents, as well as any family trusts established for their benefit.

“Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (viii) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such person, and (x) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

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“Indirect Capital Gains Tax” means any Tax imposed on the Parent Parties or any of its Affiliates (including the Surviving Company from and after the Effective Time) in connection with the indirect transfer of ownership in any Subsidiary of the Company incurred in connection with this Agreement and the Transactions.

“Insolvent” means, with respect to any person (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all rights, anywhere in the world, in or to: (i) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (ii) Trademarks; (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (iv) confidential and proprietary information, including trade secrets, know-how and invention rights; (v) rights of privacy and publicity; (vi) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (i)-(v); and (v) any and all other intellectual property or proprietary rights.

“International Trade Laws” means any of the following: (i) any laws, regulations, rules, or orders concerning the exportation or re-exportation of items (including technology, services, and Software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, (ii) any laws, regulations, rules, or orders regarding economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom, or (iii) any laws, regulations, rules, or orders regarding anti-money laundering and/or know your customer requirements.

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“Intervening Event” means any material event, material development or material change occurring after the date hereof that (i) did not result from any breach of this Agreement by the Company or its Subsidiaries or its or their Representatives, (ii) materially affects the Group Companies or their business, assets or operations of the Group Companies taken as a whole, (iii) was not known to, nor reasonably foreseeable by the Company, the Company Board or the Special Committee as of or prior to the date hereof, (iv) becomes known to the Company, the Company Board or the Special Committee after the date hereof and before the receipt of the Requisite Company Vote, and (v) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by any Group Company (or to be refrained from being taken by any Group Company) pursuant to, this Agreement, provided that in no event shall any of the following events, developments or changes constitute or be taken into account in determining the existence of an Intervening Event: (A) the receipt, existence or terms of a Competing Transaction or a Superior Proposal (which, for purposes of this definition, should be read without reference to any percentage set forth in the definitions of “Competing Transaction” or “Superior Proposal”) or any matter relating thereto or consequences thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of Competing Transaction or Superior Proposal, (B) any change in the price or trading volume of the Shares or ADSs, in and of itself, after the date of this Agreement, (C) any change in applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement hereof, (D) the fact that the Company meets or exceeds any internal or published forecasts or projections for any period, (E) any fact, event, development or change with respect to the Parent Group or any member thereof, or (F) changes in general economic or geopolitical conditions, or changes in conditions in the global, international, PRC or U.S. economy generally.

“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.

“knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, after due inquiry and investigation, and (ii) with respect to any Parent Party, the actual knowledge of any director of such Parent Party, after due inquiry and investigation.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Management Parties” means the Persons listed as “Management Party” opposite the names of the Supporting Shareholders on Schedule A to the Support Agreement, and “Management Party” means any of them.

“Permitted Encumbrances” means: (i) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon and (v) Liens imposed by applicable Law.

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“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, credit card number, biometric identifier, or any other data that alone or in combination with other data held by the Company or any of its Subsidiaries allows identification of a natural person, and (ii) any other data defined as “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Laws” means any Law applicable to the Company or any of its Subsidiaries governing privacy, data protection, or data security with respect to the Processing of Personal Data by the Company or any of its Subsidiaries.

“Privacy Policy” means each published privacy policy, privacy notice, or privacy statement of the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data.

“Processing” or “Processed” means, with respect to any Personal Data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use.

“Prohibited Person” means any person that is (i) located or resident in, or organized under the laws of any Sanctioned Jurisdiction, (ii) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entity List, or Unverified List; the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, the Annex to Executive Order No. 13224, or any other sanctioned party list administered by OFAC; the Department of State’s Debarred List; UN Sanctions, or (iii) a person with whom business transactions, including exports and re-exports, are restricted by International Trade Laws, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

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“Rollover Shareholders” means each Supporting Shareholder set forth on Schedule A to the Support Agreement with a number of “Rollover Securities” greater than zero opposite its name.

“Rollover Shares” means the Shares (including Shares represented by ADSs) held by the Rollover Shareholders that will be cancelled and exchanged for HoldCo Shares in accordance with the Support Agreement.

“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law.

“SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014.

“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Sanctioned Jurisdiction” means any jurisdiction that is the target of U.S. comprehensive sanctions (i.e., Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region).

“Shareholders’ Meeting” means a general meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the authorization and approval of, and to authorize and approve, this Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

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“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sponsors” means Trustbridge Partners VII, L.P., Cloopen Co., Ltd., and Retail Technology Asia Limited.

“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of 50% or more of the assets (on a consolidated basis), or 50% or more of the Equity Securities, of the Company, that the Company Board has determined in its good faith judgment, upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses), taking into account any revisions to the terms and conditions of this Agreement and the Financing proposed by the Parent Parties during the Superior Proposal Notice Period, provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (A) the proposal or offer is conditional upon any due diligence in respect of the Group Companies, (B) any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or the receipt of any such financing is a condition to the consummation of such transaction, or (C) the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

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“Supporting Shareholders” means Trustbridge Partners VII, L.P., Cloopen Co., Ltd., Flawless Success Limited, Image Frame Investment (HK) Limited, Parantoux Vintage PE Ltd., and Novo Investment HK Limited, together with any shareholders of the Company who become a party to the Support Agreement in accordance with its terms following the date of this Agreement, and each, a “Supporting Shareholder”.

“Systems” means all information technology networks, systems, devices and other equipment owned or otherwise within the possession or control of the Company and its Subsidiaries.

“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules, attachments, supporting information thereto, or amendments thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any ordinary course agreement the principal purposes of which does not relate to Taxes).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than the Parent Parties or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“U.S.” or “United States” means the United States of America.

“Vested Company Option” means any Company Option that shall have become vested on or prior to April 30, 2026 and remains outstanding on the Closing Date in accordance with the terms of such Company Option.

“VIE Entity” means Beijing Ronglian Yitong Information Technology Co. Ltd.

“WFOE” means Anxun Guantong (Beijing) Technology Co., Ltd.

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(b) The following terms have the meaning set forth in the Sections set forth below:

Term	Section
Action	3.10
ADS/ADSs	2.01(b)
Agreement	Preamble
AI Inputs	3.16(b)
Alternative Acquisition Agreement	6.04(c)
Alternative Financing	6.07(a)
Alternative Financing Documents	6.07(a)
Arbitrator	9.09(b)
Bankruptcy and Equity Exception	3.04(a)
Cash Equity Financing	4.07(a)
Cash Financing	4.07(a)
Cash-out Percentage	2.02(b)(i)
Change in the Company Recommendation	6.04(c)
Class A Ordinary Share/Class A Ordinary Shares	2.01(a)
Class B Ordinary Share/Class B Ordinary Shares	2.01(a)
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Group	8.06(f)(i)
Company Intellectual Property	Section 3.14(a)
Company Party Group	8.06(f)(ii)
Company Permits	3.06(a)
Company Recommendation	3.04(b)
Company Representatives	3.06(c)
Company SEC Reports	3.07(a)
Company Software	3.14(h)
Company Termination Fee	8.06(a)
Damages	6.05(c)
Debt Commitment Letter	4.07(a)
Debt Financing	4.07(a)
Definitive Debt Documents	6.07(d)(vi)(B)
Deposit Agreement	2.06
Depositary	2.06
Dissenting Shareholders	2.03(a)
Dissenting Share/Dissenting Shares	2.03(a)
Effective Time	1.03
Employee	3.12(a)
Equity Commitment Letter/Equity Commitment Letters	Recitals
Exchange Act	3.03(c)
Exchange Fund	2.04(a)
Financial Advisor	3.04(c)
Financing	4.07(a)

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Financing Documents	4.07(a)
GAAP	3.07(b)
Governmental Authority	3.05(b)
Guarantor/Guarantors	Recitals
HoldCo	Preamble
HKIAC	9.09(b)
Indemnified Parties	6.05(b)
IP Contracts	3.14(d)
Law	3.05(a)
Leased Real Property	Section 3.13(b)
Leases	Section 3.13(b)
Limited Guarantee/Limited Guarantees	Recitals
Material Contract/Material Contracts	3.19(a)
Maximum Annual Premium	6.05(b)
Merger	Recitals
Merger Consideration	2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	6.04(d)(ii)(B)(1)
Order	7.01(b)
Parent Group	8.06(f)(i)
Parent Parties Disclosure Schedule	Article IV
Parent Group Contract / Parent Group Contracts	4.12
Parent Termination Fee	8.06(b)
Party/Parties	Preamble
Paying Agent	2.04(a)
Per ADS Merger Consideration	2.01(b)
Per Share Merger Consideration	2.01(a)
Plan of Merger	1.03
Post-Closing M&A	1.05
PRC Antitrust Clearance	7.01(c)
Proxy Statement	6.01(a)
Record ADS Holders	6.02(a)
Record Date	6.02(a)
Representatives	6.03(a)
Required Information	6.07(d)(iii)
Requisite Company Vote	3.04(a)
SAFE	3.06(a)
Schedule 13E-3	6.01(a)
SEC	3.05(b)
Securities Act	3.07(a)
Share Certificates	2.04(b)
Share/Shares	2.01(a)
Special Committee	Recitals
Superior Proposal Notice Period	6.04(d)(ii)(B)(1)
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Share/Surviving Company Shares	2.01(e)
Takeover Statute	3.22
Termination Date	8.02(a)
Training Data	3.16(b)
Transaction Document/Transaction	8.06(f)(iii)
Documents Transactions	Recitals
Uncertificated Shares	2.04(b)

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Section 9.04 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Interpretation

(a) When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III, Article V, and Article VIII include the equivalent amount denominated in other currencies to be calculated based on the exchange rate on the date hereof as set forth in the H.10 statistical release of the Federal Reserve Board. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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Section 9.06 Entire Agreement; Assignment

This Agreement (including the Exhibits and Schedules hereto), the Parent Parties Disclosure Schedule, the Company Disclosure Schedule, and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that any Parent Party may assign all or any of the rights and obligations hereunder of the Parent Parties to (a) any Affiliate of the Parent Parties or (b) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents, provided that no such assignment shall relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07 Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 2.02(b), Section 6.05, Section 8.06(a) and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any shareholders (including Shares represented by ADSs) or holders of the Company Equity Awards (other than in accordance with Section 2.02(b)), in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act of the Cayman Islands (Revised) to enforce directly any provision of this Agreement to the extent that such provision is governed by Cayman Islands Law.

Section 9.08 Specific Performance

(a) Subject to Section 9.08(b), the Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the Parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the Parties acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or any of the Parent Parties, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company (acting at the direction of the Special Committee), on the one hand, and any of the Parent Parties, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the Parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity.

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(b) Notwithstanding anything to the contrary in this Agreement, the obligation of the Parent Parties to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing any of the Parent Parties to cause the Cash Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) any of the Parent Parties fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Cash Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Cash Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause any of the Parent Parties to cause the Cash Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Cash Equity Financing is funded at the Closing).

(c) Each Party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

(d) Notwithstanding anything herein to the contrary, (x) while the Parties may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither any of the Parent Parties, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the Party making such payment and, if such Party is a Parent Party, any other member of the Parent Group or, if such Party is the Company, any other member of the Company Group.

Section 9.09 Governing Law; Dispute Resolution

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the Companies Act with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

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(b) Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.09(c).

Section 9.10 Amendment

This Agreement may be amended by the Parties at any time prior to the Effective Time by action taken (a) with respect to any of the Parent Parties, by or on behalf of their respective board of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would: (a) change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger; or (b) require further approval by the shareholders of the Company under applicable Law, without such approval. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.11 Waiver

At any time prior to the Effective Time, any Party may by action taken (a) with respect to any of the Parent Parties, by or on behalf of their respective board of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of another Party, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of the other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12 Counterparts

This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

The Special Committee of the Board of Directors of Cloopen Group Holding Limited for and on behalf of Cloopen Group Holding Limited

By	/s/ Adam ZHAO
Name:	Adam ZHAO
Title:	Special Committee Chairman for and on behalf of Cloopen Group Holding Limited

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

SpringX Holdings Limited

By	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

AutumnX Holdings Limited

By	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

SummerX Holdings Limited

By	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

Signature Page to Agreement and Plan of Merger

Exhibit A

Plan of Merger

THIS PLAN OF MERGER is made on [●], 2026.

BETWEEN

(1) SummerX Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands on March 25, 2026, with its registered office situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (“Merger Sub”); and

(2) Cloopen Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands on 3 January 2014, with its registered office situated at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) The respective boards of directors of the Merger Sub and the Company have approved the merger of the Constituent Companies, with the Company as the surviving company (the “Merger”) upon the terms and subject to the conditions contained or referred to in an Agreement and Plan of Merger dated as of May 12, 2026 by and among AutumnX Holdings Limited, SpringX Holdings Limited, Merger Sub and the Company (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”) and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”).

(b) Each of the Company and the Merger Sub wishes to enter into this Plan of Merger in accordance with the provisions of Part 16 of the Companies Act.

(c) The shareholders of the Company and the sole shareholder of the Merger Sub have authorized this Plan of Merger in accordance with the Companies Act.

(d) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is attached as Appendix I hereto.

WITNESSETH

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2. The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall continue to be “Cloopen Group Holding Limited”.

REGISTERED OFFICE

3. The registered office of the Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Merger Sub at the date of this Plan of Merger is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Following the Effective Time (as defined below), the Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 shares of par value of US$1.00 each, of which one share has been issued.

5. Immediately prior to the Effective Time the authorized share capital of the Company was US$100,000 divided into 1,000,000,000 shares comprising (i) 600,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 25,649,839 class B ordinary shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with Article 9 of the articles of association of the Company.

6. At the Effective Time, the authorized share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each.

7. At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a) Each Class A Ordinary Share and each Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$0.4940 in cash per Share without interest.

(b) Each ADS, each representing six (6) Class A Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the Class A Ordinary Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration, being US$2.9641 in cash per ADS without interest, pursuant to the terms and conditions set forth in the Agreement and the Deposit Agreement.

(c) Each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d) Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with (a) of the Agreement and thereafter represent only the right to receive the applicable payments set forth in (a) of the Agreement.

(e) Each share of par value of US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Surviving Company Share, and the Surviving Company Shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.

EFFECTIVE TIME

8. The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

9. At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION AND SHARE RIGHTS

10. At the Effective Time, the memorandum of association and articles of association of the Company shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

11. From the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be set out in the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

DIRECTORS’ BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13. The names and addresses of the directors of the Surviving Company upon the Merger becoming effective are as follows:

NAME	ADDRESS
[●]	[●]

SECURED CREDITORS

14. Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger

15. The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

16. This Plan of Merger may be terminated pursuant to the terms and subject to the conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

17. At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

18. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

19. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

20. This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

21. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

22. Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

In witness whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

Name:	)

Executed for and on behalf of
CLOOPEN GROUP HOLDING LIMITED	)
by its director	)	(Director)

Name:	)

Executed for and on behalf of
SummerX Holdings Limited	)
by its director	)	(Director)

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company)

Annex B

Plan of Merger

THIS PLAN OF MERGER is made on [●], 2026.

BETWEEN

(1) SummerX Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands on March 25, 2026, with its registered office situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (“Merger Sub”); and

(2) Cloopen Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands on 3 January 2014, with its registered office situated at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) The respective boards of directors of the Merger Sub and the Company have approved the merger of the Constituent Companies, with the Company as the surviving company (the “Merger”) upon the terms and subject to the conditions contained or referred to in an Agreement and Plan of Merger dated as of May 12, 2026 by and among AutumnX Holdings Limited, SpringX Holdings Limited, Merger Sub and the Company (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”) and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”).

(b) Each of the Company and the Merger Sub wishes to enter into this Plan of Merger in accordance with the provisions of Part 16 of the Companies Act.

(c) The shareholders of the Company and the sole shareholder of the Merger Sub have authorized this Plan of Merger in accordance with the Companies Act.

(d) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is attached as Appendix I hereto.

WITNESSETH

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2. The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall continue to be “Cloopen Group Holding Limited”.

B-1

REGISTERED OFFICE

3. The registered office of the Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Merger Sub at the date of this Plan of Merger is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Following the Effective Time (as defined below), the Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 shares of par value of US$1.00 each, of which one share has been issued.

5. Immediately prior to the Effective Time the authorized share capital of the Company was US$100,000 divided into 1,000,000,000 shares comprising (i) 600,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 25,649,839 class B ordinary shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with Article 9 of the articles of association of the Company.

6. At the Effective Time, the authorized share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each.

7. At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a) Each Class A Ordinary Share and each Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$0.4940 in cash per Share without interest.

(b) Each ADS, each representing six (6) Class A Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the Class A Ordinary Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration, being US$2.9641 in cash per ADS without interest, pursuant to the terms and conditions set forth in the Agreement and the Deposit Agreement.

(c) Each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

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(d) Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with (a) of the Agreement and thereafter represent only the right to receive the applicable payments set forth in (a) of the Agreement.

(e) Each share of par value of US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Surviving Company Share, and the Surviving Company Shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.

EFFECTIVE TIME

8. The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

9. At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION AND SHARE RIGHTS

10. At the Effective Time, the memorandum of association and articles of association of the Company shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

11. From the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be set out in the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

DIRECTORS’ BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13. The names and addresses of the directors of the Surviving Company upon the Merger becoming effective are as follows:

NAME	ADDRESS
[●]	[●]

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SECURED CREDITORS

14. Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger

15. The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

16. This Plan of Merger may be terminated pursuant to the terms and subject to the conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

17. At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

18. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

19. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

20. This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

21. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

22. Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

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In witness whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

Name: _________________________________________	)

Executed for and on behalf of

CLOOPEN GROUP HOLDING LIMITED	)

by its director	)	(Director)

Name: _________________________________________	)

Executed for and on behalf of

SummerX Holdings Limited	)

by its director	)	(Director)

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APPENDIX I

(the Agreement)

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APPENDIX II

(Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Surviving Company)

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Cloopen Group Holding Limited

(adopted by a special resolution passed on [date] and effective on [date])

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Cloopen Group Holding Limited

(adopted by a special resolution passed on [date] and effective on [date])

1.	The name of the Company is Cloopen Group Holding Limited.

2.	The registered office of the Company shall be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) or as the same may be revised from time to time, or any other act of the Cayman Islands.

4.	The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act (Revised).

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each provided always that subject to the Companies Act (Revised) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the acts of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Cloopen Group Holding Limited

(adopted by a special resolution passed on [date] and effective on [date])

Interpretation

1.	In these Articles Table A in the First Schedule to the Companies Act (Revised) does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any). The Auditor shall not be deemed to be an officer of the Company pursuant to these Articles or any agreement entered into between the Company and the Auditor.

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company, or as the case may be, the directors assembled as a board or as a committee thereof.

“Dividend”	includes an interim dividend.

“Effective Time”	has the same meaning as in the agreement and plan of merger by and among SpringX Holdings Limited, AutumnX Holding Limited, SummerX Holdings Limited, and the Company dated [●] 2026

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (Revised) of the Cayman Islands.
“Functional Currency”	means, with respect to the Shares of any class, such currency as the Directors may from time to time determine as being the currency in which such Shares shall be subscribed, valued and/or redeemed pursuant to these Articles notwithstanding the currency of the par value thereof.

“Act”	means the Companies Act (Revised) of the Cayman Islands, as the same may be further amended or revised from time to time.

“Member”	has the same meaning as in the Act.

“Memorandum”	means the memorandum of association of the Company.

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“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register maintained in accordance with the Act and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company located in the Cayman Islands.

“Seal”	means any common seal of the Company and includes any duplicate seal or facsimile seal.

“Share” and “Shares”	means a share or shares in the capital of the Company issued subject to and in accordance with the provisions of the Act and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share. All references to “Shares” herein shall be deemed to be Shares of any or all classes or series as the context may require and shall include a fraction of a share.

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Act.

“Special Resolution”	has the same meaning as in the Act, and includes a unanimous written resolution.

“Subscriber”	means the subscriber to the Memorandum.

2.	In these Articles:

i.	words importing the singular number include the plural number and vice versa;

ii.	words importing the masculine gender include the feminine gender;

iii.	words importing persons include corporations;

iv.	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

v.	references to provisions of any act or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

vi.	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

vii.	all headings are inserted for reference only and shall be ignored in construing these Articles.

Commencement of Business

3.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

Shares

4.	Subject to applicable acts of the Cayman Islands and subject to the provisions, if any, in that behalf of the Memorandum and without prejudice to any rights previously conferred on the holders of existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of share capital or otherwise as the Company may, from time to time in a general meeting determine, and to such persons, at such times and on such other terms as the Directors think proper.

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5.	The Directors may authorise the division of Shares into any number of classes and series and the different classes and series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes and series (if any) and the relevant Functional Currency thereof shall be fixed and determined by the Directors. The pro rata portion of the Company’s assets that may be attributed to each class or series may be invested together with the pro rata portion of the Company’s assets that may be attributed to each other class or series as designated from time to time.

6.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

7.	The Company shall not issue Shares to bearer.

8.	The Directors may resolve to accept non-cash assets in satisfaction (in whole or in part) of the subscription price or the issue price of any Shares.

Variation of Rights Attached to Shares

9.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of Shares of the class present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that class, every Member of the class present in person or by proxy may demand a poll and shall on a poll have one vote for each Share of the class held by him.

10.	For the purposes of convening and holding a meeting pursuant to the preceding Article, the Directors may treat all the classes or any two or more classes as forming one class if they consider that the variation or abrogation of the rights attached to such classes proposed for consideration at such meeting is the same variation or abrogation for all such relevant classes, but in any other case shall treat them as separate classes.

11.	The rights conferred upon the holders of the Shares of any class shall not be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, the redemption or purchase of any Shares, the conversion of Shares or by the passing of any Directors’ resolution to change or vary any investment objective, investment technique and strategy and/or investment policy in relation to a class of Shares or any modification of the fees payable to any service provider to the Company.

Register of Members

12.	The Company shall maintain or cause to be maintained the Register of Members.

13.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

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14.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

15.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Certificates

16.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

17.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

18.	If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee as determined by the directors, if any, and on such terms, if any, as to the evidence and indemnity, as the Directors think fit.

Lien

19.	The Company shall have a lien on every Share (not being a fully-paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully-paid Shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may, at any time, declare any share to be wholly or in part exempt from this Article. The Company’s lien, if any, on any Share shall extend to all dividends payable thereon.

20.	The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

21.	For giving effect to any such sale the Directors may authorize some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

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22.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

Calls on Shares

23.	The Directors may, from time to time, make calls upon the Members in respect of any moneys unpaid on their Shares.

24.	Each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

25.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

27.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

29.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors.

Transfer and Transmission of Shares

30.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee) and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

31.	Subject to applicable acts of the Cayman Islands and these Articles, Shares may be transferred in any usual or common form approved by the Directors.

32.	The Directors may also suspend the registration of transfers at such time and for such periods as they may determine and may decline to register any transfer of Shares for any reason as they may from time to time determine, provided that if the directors refuse to register a transfer of any Shares, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

33.	The legal personal representative of a deceased sole holder of a Share shall be the only person that may be recognized by the Company as having title to the Share. In the case of a Share registered in the name of two or more holders, the survivors. Survivor or the legal personal representatives of the deceased survivor shall be the only person recognized by the Company as having title to the Share.

34.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

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35.	A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

36.	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

Forfeiture of Shares

37.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.	Such notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

39.	If the requirements of such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

40.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

41.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the Shares.

42.	A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

43.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

44.	The Company may, by Ordinary Resolution, convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

45.	The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same terms as and subject to which the Shares from which the stock arose might prior to the conversion have been transferred, or as near thereto as circumstances admit; but the Directors may, from time to time, fix the minimum amount of stock transferrable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

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46.	The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing Shares, have conferred that privilege or advantage.

47.	Such of the regulations of the Company as are applicable to paid-up Shares shall apply to stock, and the words “share” and “member” therein shall include “stock” and “stockholder”.

Alteration of Capital and Changes to Memorandum and Articles of Association

48.	The Company may, from time to time by Ordinary Resolution, increase the share capital by such sum, to be divided into Shares of such amount, as the resolution shall prescribe.

49.	All new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

50.	The Company may, by Ordinary Resolution:

i.	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

ii.	sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum; and

iii.	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

51.	Subject to any authorization or consent required by the Act or these Articles, the Company may by Special Resolution:

i.	change its name;

ii.	alter or add to these Articles;

iii.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

iv.	reduce its share capital and any capital redemption reserve fund.

Redemption and Repurchase of Shares

52.	Subject to the provisions of the Act, the Company may issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or at the option of a Member, on such terms and in such manner as the Directors may, at the time of or before the issue of such Shares, determine, or as may otherwise be determined from time to time.

53.	The Directors may levy a charge of such amount as they may from time to time determine on the redemption of Shares of any class or series which are redeemed within such periods of the date of issue or in such other circumstances as the Directors may from time to time determine. Such charge may be waived by the Directors or paid to the Company or to such other person as the Directors may determine.

54.	The timing of payments to a redeeming Member of the redemption proceeds to which such redeeming Member is entitled upon a redemption of Shares pursuant to these Articles, the amounts of each such payment, the currency in which such redemption proceeds shall be paid and the extent to which amounts may be withheld therefrom and the interest (if any) to be applied thereto shall be determined by the Directors from time to time.

55.	Amounts payable to a redeeming Member in connection with the redemption of Shares may be paid in cash (unless the Directors determine to pay the redemption price (or any amount thereof) by way of delivery of assets in specie) and normally will be posted or sent by wire transfer upon the redeeming Member’s request and at his expense.

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56.	The nominal value of Shares may be redeemed out of the proceeds arising from the issue of an equal number of Shares and the premium (if any) on such Shares shall be paid from the Share Premium Account provided always that at the discretion of the Directors such Shares may be redeemed out of the profits of the Company which would otherwise have been available for dividends and any premiums thereon may be paid out of the profits of the Company or, if permitted by the Act, out of capital.

57.	Upon the redemption of a Share being effected pursuant to these Articles, the redeeming Member shall cease to be entitled to any rights in respect thereof (excepting always the right to receive a dividend which has been declared in respect thereof prior to such redemption being effected or any redemption proceeds payable under these Articles) and accordingly his name shall be removed from the Register with respect thereto and the Share shall be available for re-issue as an unclassified Share and until re-issue shall form part of the unissued share capital of the Company.

58.	Upon the redemption of any Shares being effected pursuant to these Articles, the Directors shall have the power to divide in specie the whole or any part of the assets of the Company and appropriate such assets in satisfaction or part satisfaction of the redemption price to one or more redeeming Members or Members being compulsorily redeemed on such terms as they may determine.

59.	Subject to the provisions of the Act, the Company may purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with a Member.

General Meetings

60.	A general meeting shall be held once in every calendar year at such time and place as may be resolved by the Company in general meeting, or in default, at such time in the third month following that in which the anniversary of the Company’s incorporation occurs, and at such place as the Directors shall appoint.

61.	General meetings shall also be convened on the requisition in writing of any Member or Members entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Registered Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

62.	The Directors may, whenever they think fit, convene an extraordinary general meeting. If, at any time, there are not sufficient Directors capable of acting to form a quorum, any Director or any two Members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings are to be convened by Directors.

Notice of General Meetings

63.	At least seven days’ notice (exclusive of the day on which notice is served or deemed to be served, but inclusive of the day for which notice is given) specifying the place, day and hour of meeting and, in case of special business, the general nature of that business shall be given in the manner hereinafter provided, or in such other manner, if any, as may be prescribed by the Directors or the Company in general meetings, to such persons as are, under the Articles, entitled to receive such notices from the Company, but with the consent of seventy-five per cent of the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice and in such manner as those Members may think fit.

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64.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

Proceedings at General Meetings

65.	All business shall be deemed special that is transacted at any extraordinary general meeting, and also all that is transacted at an ordinary meeting, with the exception of sanctioning a dividend, consideration of the accounts, balance sheets, an ordinary report of the Directors or Auditors, the appointment and removal of Directors and the fixing of the remuneration of the Auditors.

66.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; save as herein otherwise provided, one or more Members present in person or by proxy and entitled to vote at that meeting shall form a quorum.

67.	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall form a quorum.

68.	Participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

69.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

70.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or person nominated by the Directors shall preside as chairman, failing which the Members present or by proxy shall choose any person present to be chairman of that meeting.

71.	The chairman may, with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.	The Directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

73.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

74.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

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75.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

76.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith; a poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Votes of Members

77.	On a show of hands every holder of Shares present in person and every person representing such a Member by proxy shall have one vote. On a poll, every such person shall have one vote for each Share of which he is a holder.

78.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

79.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may, on a poll, vote by proxy.

80.	No Member shall be entitled to vote at any general meeting of the Company unless all calls or other sums presently payable by him in respect of his voting Shares in the Company have been paid.

81.	On a poll votes may be given either personally or by proxy.

82.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

83.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting (subject to the discretion of the Directors to reduce this period from forty-eight hours to the time of the holding of the meeting) at which the person named in the instrument proposes to vote, and in default the instrument of proxy may not be treated as valid.

84.	An instrument appointing a proxy may be in any usual or common form as the Directors may approve.

85.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

86.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting by Representatives at Meetings

87.	Any corporation which is a Member of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of the Company.

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Directors

88.	The minimum number of Directors shall be one, however, the Company may, from time to time change this limit by way of an Ordinary Resolution of the Company passed in general meeting.

89.	The first Directors shall be appointed by way of a resolution of the Subscriber.

90.	The remuneration of the Directors shall, from time to time, be determined by the Board of Directors. The Directors may also be reimbursed for any reasonable traveling or other expenses in connection with attendance at any meetings.

91.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

Powers and Duties of Directors

92.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in getting up and registering the Company and may exercise all such powers of the Company as are not, by Act or these Articles, required to be exercised by the Company in general meeting, subject nevertheless, to any regulation of these Articles, to the Act and to such regulations, being not inconsistent with the aforesaid regulations or Act, as may be prescribed by the Company in general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

93.	The Directors may, from time to time, appoint one or more of their number to the office of managing director or some other person, whether or not being a Director, as manager for such term and at such remuneration as they may think fit; but where the person is a Director, his appointment as managing director or manager shall be subject to determination ipso facto if he ceases from any cause to be a Director, or if the Company in general meeting resolves that his tenure of office of managing director or manager be determined. Any other person appointed as manager is also subject to such determination.

94.	Regarding any expenses that may be incurred in getting up and registering the Company as referred to in these Articles, the Directors may pay for such expenses out of the capital or any other monies of the Company. Any such expenses may be amortized over such period as the Directors may determine.

95.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

96.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

97.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

98.	The Directors shall cause minutes to be made in books provided for the purpose-

i.	of all appointments of officers made by the Directors;

ii.	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

iii.	of all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

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Seal

99.	A Seal, if the Directors determine to have one, of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or such other person as the Directors may appoint for the purpose; and that Director or other person as aforesaid shall sign every instrument to which any seal of the Company is so affixed in their presence.

100.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

101.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Disqualification of Directors

102.	The office of a Director shall be vacated if:

i.	he becomes bankrupt;

ii.	he is found to be or becomes of unsound mind;

iii.	he resigns his office by notice in writing to the Company;

iv.	he dies.

Change of Directors

103.	Subject to applicable acts, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

104.	Subject to applicable acts, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

Proceedings of Directors

105.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

106.	A Director (or his alternate or any other office of the Company) may, at any time, summon a meeting of the Directors by at least three days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

108.	A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote and shall, if his appointor is not present, be counted in the quorum.

109.	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

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110.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

111.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

112.	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

113.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

114.	The Directors may delegate any of their powers to committees consisting of such member or members of the body of Directors as the Directors think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

115.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

116.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of the votes of the members present and, in the case of an equality of votes, the chairman shall have a second or casting vote.

117.	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director (including his alternate) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or his alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or alternate Director as the case may be.

118.	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

Declaration of Directors’ Interests

119.	A Director may hold any other office or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

120.	A Director shall not enter into a contract in a non-officer position as Auditor of the Company.

121.	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

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122.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

123.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

124.	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Delegation of Directors’ Powers To Persons Other Than Committees

125.	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

126.	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

127.	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

128.	The Directors may appoint any one or more persons to act, or remove any one or more persons from so acting, as service providers to the Company and the Directors may entrust to and confer upon such persons any of the powers exercisable by them as Directors upon such terms and conditions including the right to remuneration payable by, and indemnification from, the Company and with such restrictions and with such powers of delegation as they may determine and either collaterally with or to the exclusion of their own powers. Any such provider may be appointed or removed by the Directors at any time without notice to, or the consent of, the Members.

Appointment of Alternates

129.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

130.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

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131.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

132.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

133.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

Dividends and Reserve

134.	Subject to the Act and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company actfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account or as otherwise permitted by the Act.

135.	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

136.	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

137.	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

138.	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

139.	No Dividend or distribution shall bear interest against the Company.

140.	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

Capitalisation

141.	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

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Share Premium Account

142.	The Directors shall in accordance with the Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

143.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price, provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Act, out of capital.

Accounts

144.	The Directors shall cause proper books of account to be kept with respect to-

i.	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place; and

ii.	all sales and purchases of goods by the Company and the assets and liabilities of the Company.

145.	In accordance with the Act, proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

146.	The books of account shall be kept at such place or places as the Directors think fit and shall always be open to inspection of the Directors.

147.	The Directors shall, from time to time, determine whether and to what extent, at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account, book or document of the Company except as conferred by act or authorized by the Directors of the Company in general meeting.

148.	At the ordinary general meeting in every year the Directors may cause to be prepared and may lay before the Company a profit and loss account and a balance sheet for the period since the preceding account or, (in the case of the first ordinary general meeting) since the commencement of business by the Company, made up to a date not more than six months before such meeting.

149.	A copy of every balance sheet (including every document required by act to be annexed thereto) which is to be laid before the Company in general meeting together with a copy of the Auditor’s report may, at any time prior to the date of the meeting, be sent to all persons entitled to receive notices of general meetings of the Company.

Audit

150.	The Directors may, on behalf of the Company, enter into a contract with an Auditor who shall remain the Auditor of the Company until removed from office by a resolution of the Directors, and may fix his or their remuneration.

151.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

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152.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

153.	No Auditor shall be deemed to be an officer or Director of the Company for any reason and no Director or officer of the Company may act as Auditor.

154.	In not being an officer, no Auditor shall have the benefit of any of the indemnity provisions of these Articles.

Notices

155.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

156.	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

157.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

158.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

Winding Up

159.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

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160.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

Indemnity

161.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), secretary, assistant secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. The Company shall advance to any Indemnified Person any and all reasonable attorneys’ fees and other costs and expenses incurred in defending any proceeding in advance of its final disposition, subject to applicable law.

162.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

163.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of act, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

164.	No Auditor shall be deemed to be a director, an officer or servant of the Company for the purpose of the foregoing provisions and no Auditor shall have the benefit of the foregoing indemnity provisions.

165.	The indemnification, advancement of expenses and exculpation provisions set forth in Articles 161 to 163 of these Articles, and in any indemnification agreement entered into between the Company and any of its Directors or officers which is in effect immediately prior to the Effective Time, shall remain in full force and effect from and after the Effective Time and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any person who, at or prior to the Effective Time, were Directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries.

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166.	For a period of six (6) years from the Effective Time, the memorandum and articles of association of the Company (or any successor entity thereto) shall at all times contain provisions with respect to exculpation, indemnification of liability and advancement of expenses that are no less favourable to the intended beneficiaries than those set forth in Articles 161 to 163 of these Articles as in effect immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any person who, at or prior to the Effective Time, were Directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable law.

167.	From and after the Effective Time, any agreement between any Director, officer, employee, fiduciary or agent of the Company (or any person who was a Director, officer, employee, fiduciary or agent of the Company at or prior to the Effective Time) and the Company or any of its subsidiaries regarding exculpation, indemnification of liability or advancement of expenses shall be assumed by the Company or its successor (as applicable) and shall continue in full force and effect in accordance with its terms.

Financial Year

168.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1st January in each year.

Transfer by way of Continuation

169.	Subject to the provisions of the Act and with the approval of a Special Resolution, the Company shall have the power to register by way of continuation as a body corporate under the acts of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Registered Office

170.	Subject to applicable acts, the Company may by resolution of the Directors change the location of its Registered Office.

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Annex C

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 12, 2026 (this “Limited Guarantee”), by Cloopen Co., Ltd. (the “Guarantor”), in favor of Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein and the term “person” shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For purposes of this Limited Guarantee, “Affiliate” shall have the meaning ascribed to it in that certain interim investors agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among the Parent Parties and the other parties thereto.

Concurrently with the delivery of this Limited Guarantee, each of Retail Technology Asia Limited and Trustbridge Partners VII, L.P. (collectively, the “Other Guarantors” and each, an “Other Guarantor”) is entering into a limited guarantee in form and content substantially identical (except for the definitions of “Cap” and “Pro Rata Percentage”) to this Limited Guarantee (collectively, the “Other Limited Guarantees” and each, an “Other Limited Guarantee”) in favor of the Guaranteed Party.

1. Guarantee.

(a) To induce the Guaranteed Party to enter into that certain agreement and plan of merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“HoldCo”), SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Merger Sub” and, together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual performance and discharge of the Pro Rata Percentage (as defined below) of the payment obligations of Parent or HoldCo to the Guaranteed Party under Section 8.06(b) and Section 6.07(f) of the Merger Agreement, if, as and when those obligations become payable under, and in each case subject to the terms and limitations of, the Merger Agreement (collectively and without regard to the Pro Rata Percentage, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, (i) in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed 0.41494% (the “Pro Rata Percentage”) of the amount of (x) US$3,202,319 plus (y) any costs, expenses and interests payable by Parent Parties to the Company pursuant to Section 6.07(f), Section 8.06(b) and Section 8.06(d) of the Merger Agreement less (z) any amount actually paid by or on behalf of Parent or HoldCo to the Guaranteed Party (such limitations on the liability of the Guarantor in respect of the Pro Rata Percentage of the Guaranteed Obligations being herein referred to as the “Cap”), (ii) this Limited Guarantee may not be enforced against the Guarantor without giving effect to the proviso to the immediately preceding sentence, including the Cap, and to the provisions of Sections 5 and 6, and (iii) the Guaranteed Party shall not seek to enforce this Limited Guarantee for an amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

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(b) If Parent fails to perform or discharge, or cause to be performed or discharged, any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand in writing, pay to the Guaranteed Party the Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap), and the Guaranteed Party may at any time and from time to time, at its option, and so long as Parent has failed to perform or discharge, or cause to be performed or discharged, the Guaranteed Obligations, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of the Pro Rata Percentage of the Guaranteed Obligations, subject to the Cap and other limitations set forth herein.

The Guarantor agrees to pay on demand, subject to the Cap, all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights thereunder in the event that (i) the Guarantor asserts in any action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is finally determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2. Nature of Guarantee. The Guarantor’s liability hereunder is, subject to the terms and conditions hereof, absolute, irrevocable, unconditional and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Parent Parties, in each case to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Parent Termination Fee is payable under the Merger Agreement or increasing the Cap. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any of the Parent Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party hereunder in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever (other than as set forth in Section 5), the Guarantor shall, subject to the terms and conditions hereof (including the Cap), remain liable hereunder with respect to the Pro Rata Percentage of the Guaranteed Obligations, as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent, HoldCo or Merger Sub first before proceeding against the Guarantor.

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3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Guaranteed Party may, subject to the terms and conditions hereof (including the Cap), at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Guaranteed Obligations, and may also enter into any agreement with Parent and/or HoldCo for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part or for any modification of the terms thereof or any agreement with Parent, HoldCo, or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee, in each case in accordance with the Merger Agreement; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the provisions of the Merger Agreement. Subject to the other terms and conditions set forth herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:

(i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Parent Parties, the Guarantor or the Other Guarantors interested in the Transactions, including the Merger;

(ii) any change in the time, place or manner of payment of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(iii) any change in the legal existence, structure or ownership of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(iv) except as expressly provided herein, the existence of any claim, set-off or other right which the Guarantor may have at any time against the Parent Parties or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise;

(v) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than (A) a discharge or release of the Guarantor with respect to the Pro Rata Percentage of the Guaranteed Obligations as a result of payment in full of the Pro Rata Percentage of Guaranteed Obligations in accordance with the terms herein, (B) a full discharge or release of Parent or HoldCo with respect to the Guaranteed Obligations under the Merger Agreement, or (C) as a result of any claim or set-off against or valid defenses to the payment of the Guaranteed Obligations that would be available to Parent or HoldCo under the Merger Agreement or in respect of a breach by the Guaranteed Party of this Limited Guarantee) of any person now or hereafter liable with respect to any portion of the Guaranteed Obligations;

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(vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or

(viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations as a matter of law or equity (other than as a result of payment of the Pro Rata Percentage of the Guaranteed Obligations in accordance with the terms herein).

(b) Subject to the Cap, to the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of the Guaranteed Obligations incurred and all other notices of any kind (other than notices to any of the Parent Parties pursuant to and expressly required under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect or right to require the marshalling of assets of, or all suretyship defenses generally available to, any of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) To the fullest extent permitted by applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any of the Parent Parties that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee (subject to the limitations described herein), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any of the Parent Parties, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any of the Parent Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap) shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor, and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee.

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(d) Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise (including the other provisions of this Section 3), the Guaranteed Party hereby agrees that, (i) to the extent any Guaranteed Obligation is not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of its obligation to make payment under this Limited Guarantee for the same obligation for which the Parent Parties were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to any of the Parent Parties under the Merger Agreement with respect to the Guaranteed Obligations.

4. Representations and Warranties.

The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) it has the requisite power and authority to execute and deliver this Limited Guarantee, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Limited Guarantee has been duly executed and delivered by it and the execution, delivery and performance of this Limited Guarantee by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of it, and no other corporate or similar actions or proceedings on the part of it are necessary to authorize this Limited Guarantee or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(d) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required on the part of it for the execution, delivery and performance of this Limited Guarantee by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Limited Guarantee by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall in any material respect (x) conflict with or violate any provision of the organizational documents of it, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of it pursuant to any Contract to which it is a party or by which it or any property or asset of it is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by it of its obligations under this Limited Guarantee, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets;

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(e) on the date hereof, there is no Action pending against it or, to the knowledge of it, any other person or, to the knowledge of it, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this Limited Guarantee; and

(f) it has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for it to fulfill its obligations under this Limited Guarantee shall be available to it for so long as this Limited Guarantee shall remain in effect in accordance with Section 5.

5. Continuing Guarantee.

(a) Unless terminated pursuant to this Section 5, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap) have been indefeasibly paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall automatically and immediately terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest to occur of:

(i) the Effective Time;

(ii) the payment by the Guarantor in full to the Guaranteed Party of the Pro Rata Percentage of the Guaranteed Obligations;

(iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in other circumstances where the Parent Termination Fee or other payments pursuant to the Merger Agreement is not payable; and

(iv) sixty (60) days following the termination of the Merger Agreement in accordance with its terms under circumstances in which HoldCo would be obligated to pay the Parent Termination Fee in accordance with the terms of the Merger Agreement, unless the Guaranteed Party shall have asserted a claim in writing for payment of any Parent Termination Fee or Guaranteed Obligation to the Parent Parties or the Guarantor prior to the expiration of such sixty (60)-day period, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof; provided that Sections 5 through  13 shall survive any termination hereof for so long as any other provision of this Limited Guarantee remains in effect.

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(b) Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates or any of its or their respective directors, managers, general partners, or officers (which, for the purpose of this Limited Guarantee, shall exclude the Guarantor, any Other Guarantor, any Rollover Shareholder, any Management Party and any Affiliate of the foregoing) (collectively, the “Guaranteed Party Related Parties” and each, a “Guaranteed Party Related Party”) asserts in an Action that (A) the provisions of Section 1 limiting the Guarantor’s aggregate liability to the Cap, or any other provisions of this Limited Guarantee, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable in respect of any Guaranteed Obligations in excess of or to a greater extent than the Cap, (B) the provisions of the equity commitment letter executed and delivered by the Guarantor to Parent, dated as of the date hereof (the “Equity Commitment Letter”), limiting the Guarantor’s liability, or any other provisions of the Equity Commitment Letter, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable thereunder in excess of or to a greater extent than its Commitment, or (C) any theory of liability against any Non-Recourse Party (as defined below) with respect to this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters, other than the Guaranteed Party asserting any Retained Claim (as defined below) against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6, then: (x) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (y) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, the Guarantor shall be entitled to recover and retain such payments; and (z) neither the Guarantor nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party in any way under or in connection with this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters. Upon the request of the Guarantor after any valid termination of this Limited Guarantee pursuant to the provisions of this Section 5, the Guaranteed Party shall promptly provide the Guarantor with written confirmation of such termination. For purposes of this Limited Guarantee, the terms “Commitment” and “Other Equity Commitment Letters” each have the meanings ascribed to them in the Equity Commitment Letter.

6. No Recourse; Release. The Guaranteed Party acknowledges the separate legal existence of each of the Parent Parties. The Guaranteed Party acknowledges and agrees that the sole asset of the Parent Parties is cash in a de minimis amount and that no additional funds are expected to be contributed to any of the Parent Parties unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in any Transaction Document or statement made or action taken in connection with, or that otherwise in any manner relates to, the Transactions, including the Merger, or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guarantee, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters” and each, a “Transaction-Related Matter”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any Guaranteed Party Related Party, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and the Guaranteed Party Related Parties, that:

(a) no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) the Parent Parties’ and their respective successors and assigns’ obligations under and pursuant to the terms of the Merger Agreement, (ii) the Guarantor’s and its successors and assigns’ obligations to make a cash payment (subject to the Cap) to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee, or each Other Guarantor’s obligations and its respective successors and assigns’ obligations to make a cash payment (subject to the applicable cap thereunder) to the Guaranteed Party under and pursuant to the terms of the Other Limited Guarantee of such Other Guarantor, (iii) Parent’s obligation to cause the Cash Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and the Other Equity Commitment Letters, in each case, when and if the conditions thereto have been satisfied, (iv) the Parent Parties’ obligations pursuant to Section 6.02(e) of the Merger Agreement to use reasonable best efforts to cause the performance of certain obligations of the Rollover Shareholders under the Support Agreement pursuant to the terms set forth in the Support Agreement, and (v) the Guarantor’s and its successors and assigns’ obligations to specifically perform its or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Equity Commitment Letter, or each Other Guarantor’s and its successors and assigns’ obligations to specifically perform such Other Guarantor’s or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Other Equity Commitment Letter, in each case, when and if the conditions thereto have been satisfied (the claims described in the foregoing clauses (i) through (v) against the persons specified in the applicable clause or any of their respective permitted successors or assigns, collectively, the “Retained Claims” and each, a “Retained Claim”);

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(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through the Parent Parties, or any other person interested in the Transactions, including the Merger, or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any Guaranteed Party Related Party, the Parent Parties or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of the Guarantor under this Limited Guarantee or any other Transaction Document or the transactions contemplated hereby and thereby, in respect of any course of conduct, any course of dealing, or any oral representations, warranties, agreements or statements made or alleged to have been made in connection herewith or therewith, or for any claim (whether in contract, tort, statute or otherwise) based on, in respect of, or by reason of, such obligations or the creation thereof; provided that the foregoing shall not limit, abridge or otherwise modify any remedies available under the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); provided, further, that, to the extent applicable, in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger, or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder; and

(c) The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, the Guaranteed Party Related Parties and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (and a particular Retained Claim may only be brought by the relevant person(s) entitled to benefit from such Retained Claim in accordance with Section 6). To the fullest extent permitted by applicable Law, the Guaranteed Party, on behalf of itself and the Guaranteed Party Related Parties, hereby releases, remises and forever discharges all claims (other than the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a) that the Guaranteed Party or any Guaranteed Party Related Party has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with, or in any manner related to, any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a), it shall not, and it shall use its commercially reasonable efforts to cause the Guaranteed Party Related Parties not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, no person other than the Guaranteed Party, the Guaranteed Party Related Parties and the Non-Recourse Parties shall have any rights or remedies under, in connection with, or in any manner related to, any Transaction-Related Matter.

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For the purposes of this Limited Guarantee, any pursuit of a claim against a person by the Guaranteed Party or any Guaranteed Party Related Party (or any person claiming by, through or on behalf of any of them) shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings an Action against such second person, adds such second person to an existing Action or otherwise asserts a legal claim of any nature against such second person.

For purposes of this Limited Guarantee, the term “Non-Recourse Party(ies)” means, the Guarantor, the Parent Parties, the Other Guarantors and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, members, managers, management companies, general or limited partners, stockholders, Representatives, assignees or Affiliates of the Guarantor or any of the Parent Parties, or of any of the foregoing.

7. No Assignment. Neither this Limited Guarantee nor any rights, benefits or obligations set forth herein shall be assigned (whether by operation of law, merger, consolidation or otherwise), delegated or otherwise transferred by either party hereto without the consent of the other party hereto; except that the Guarantor may, subject to the terms and conditions set forth in this Limited Guarantee and the Interim Investors Agreement, assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, including its obligation to pay the Pro Rata Percentage of the Guaranteed Obligations, in whole or in part, without the consent of the Guaranteed Party, to its Affiliate(s) to which it has allocated all or a portion of its commitment to Parent; provided that such transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 4, and (y) performing all of its obligations hereunder. Any purported assignment, delegation or transfer in violation of this Section 7 shall be null and void and of no force and effect.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon transmission, if sent by e-mail on a Business Day prior to 5:00 p.m. Hong Kong time (and otherwise on the next Business Day), in each case to the respective parties hereto at the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8).

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If to the Guaranteed Party:	16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street Chaoyang District, Beijing 100102 People’s Republic of China
	Attention:	Yipeng Li
	Email:	liyipeng@yuntongxun.com

with a copy (which shall not constitute notice) to:	Hogan Lovells 11/F, One Pacific Place 88 Queensway Hong Kong
	Attention:	Stephanie Tang, Esq.
	Email:	Stephanie.Tang@hoganlovells.com

If to the Guarantor:	16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street Chaoyang District, Beijing People’s Republic of China
	Attention:	Changxun Sun
	Email:	[REDACTED]

with a copy (which shall not constitute notice) to:	King & Wood 28th Floor, China Resources Tower 2666 Keyuan South Road, Nanshan District Shenzhen, Guangdong 518052 People’s Republic of China
	Attention:	Owen Wang
	Email:	owen.wang@cn.kingandwood.com

9. Governing Law; Jurisdiction; Venue.

(a) This Limited Guarantee and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Limited Guarantee, any of the transactions contemplated by this Limited Guarantee, or any of the acts or omissions of the Guaranteed Party, the Guarantor or Parent Parties in the negotiation, execution, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

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(b) Subject to the last sentence of this paragraph, any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties hereto. Any party hereto to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, nor shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein, except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

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12. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transactions, including the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party (other than the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters and the Other Limited Guarantees), by and among the Parent Parties and the other parties thereto) except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (a) to the extent required by applicable Law, the applicable rules of any securities exchange or in connection with any SEC or stock exchange filings relating to the Transactions, including the Merger (provided that, to the extent permitted by applicable Law, the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such disclosure being made), or (b) to any of the Guaranteed Party’s Representatives who need to know of the existence or terms of this Limited Guarantee.

13. Miscellaneous.

(a) Together with the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters, the Other Limited Guarantees and the Confidentiality Agreements, this Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

(b) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by each party hereto in writing. No waiver by any party of any provision of this Limited Guarantee or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or permitted by applicable Law shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner, or exhaust any or all of the Guaranteed Party’s rights, against any of the Parent Parties or any other person now or hereafter liable for any Guaranteed Obligations or interested in the Transactions prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue such rights or remedies against any of the Parent Parties shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party under and subject to this Limited Guarantee.

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(c) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Limited Guarantee or affecting the validity or enforceability of any of the terms or provisions of this Limited Guarantee in any other jurisdiction. If any provision of this Limited Guarantee is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. The following provisions shall be applied wherever appropriate herein: (i) when a reference is made in this Limited Guarantee to a Section such reference shall be to a Section of this Limited Guarantee unless otherwise indicated; (ii) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Limited Guarantee as an entirety and not solely to the particular portion of this Limited Guarantee in which any such word is used; (iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iv) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (v) the word “including” or any variation thereof shall mean “including, without limitation”; (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vi) the symbol “US$” refers to United States Dollars.

(e) All parties hereto acknowledge that each party hereto and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(f) This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Cloopen Co., Ltd.

By:	/s/ Changxun Sun
Name:	Changxun Sun
Title:	Director

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

The Special Committee of the Board of Directors of Cloopen Group Holding Limited for and on behalf of Cloopen Group Holding Limited

By:	/s/ Adam ZHAO
Name:	Adam ZHAO
Title:	Special Committee Chairman for and on behalf of Cloopen Group Holding Limited

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LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 12, 2026 (this “Limited Guarantee”), by Trustbridge Partners VII, L.P. (the “Guarantor”), in favor of Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein and the term “person” shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For purposes of this Limited Guarantee, “Affiliate” shall have the meaning ascribed to it in that certain interim investors agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among the Parent Parties and the other parties thereto.

Concurrently with the delivery of this Limited Guarantee, each of Retail Technology Asia Limited and Cloopen Co., Ltd. (collectively, the “Other Guarantors” and each, an “Other Guarantor”) is entering into a limited guarantee in form and content substantially identical (except for the definitions of “Cap” and “Pro Rata Percentage”) to this Limited Guarantee (collectively, the “Other Limited Guarantees” and each, an “Other Limited Guarantee”) in favor of the Guaranteed Party.

1. Guarantee.

(a) To induce the Guaranteed Party to enter into that certain agreement and plan of merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“ HoldCo”), SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Merger Sub” and, together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual performance and discharge of the Pro Rata Percentage (as defined below) of the payment obligations of Parent or HoldCo to the Guaranteed Party under Section 8.06(b) and Section 6.07(f) of the Merger Agreement, if, as and when those obligations become payable under, and in each case subject to the terms and limitations of, the Merger Agreement (collectively and without regard to the Pro Rata Percentage, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, (i) in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed 49.79253% (the “Pro Rata Percentage”) of the amount of (x) US$3,202,319 plus (y) any costs, expenses and interests payable by Parent Parties to the Company pursuant to Section 6.07(f), Section 8.06(b) and Section 8.06(d) of the Merger Agreement less (z) any amount actually paid by or on behalf of Parent or HoldCo to the Guaranteed Party (such limitations on the liability of the Guarantor in respect of the Pro Rata Percentage of the Guaranteed Obligations being herein referred to as the “Cap”), (ii) this Limited Guarantee may not be enforced against the Guarantor without giving effect to the proviso to the immediately preceding sentence, including the Cap, and to the provisions of Sections 5 and 6, and (iii) the Guaranteed Party shall not seek to enforce this Limited Guarantee for an amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

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(b) If Parent fails to perform or discharge, or cause to be performed or discharged, any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand in writing, pay to the Guaranteed Party the Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap), and the Guaranteed Party may at any time and from time to time, at its option, and so long as Parent has failed to perform or discharge, or cause to be performed or discharged, the Guaranteed Obligations, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of the Pro Rata Percentage of the Guaranteed Obligations, subject to the Cap and other limitations set forth herein. The Guarantor agrees to pay on demand, subject to the Cap, all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights thereunder in the event that (i) the Guarantor asserts in any action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is finally determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2. Nature of Guarantee. The Guarantor’s liability hereunder is, subject to the terms and conditions hereof, absolute, irrevocable, unconditional and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Parent Parties, in each case to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Parent Termination Fee is payable under the Merger Agreement or increasing the Cap. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any of the Parent Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party hereunder in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever (other than as set forth in Section 5), the Guarantor shall, subject to the terms and conditions hereof (including the Cap), remain liable hereunder with respect to the Pro Rata Percentage of the Guaranteed Obligations, as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent, HoldCo or Merger Sub first before proceeding against the Guarantor.

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3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Guaranteed Party may, subject to the terms and conditions hereof (including the Cap), at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Guaranteed Obligations, and may also enter into any agreement with Parent and/or HoldCo for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part or for any modification of the terms thereof or any agreement with Parent, HoldCo, or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee, in each case in accordance with the Merger Agreement; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the provisions of the Merger Agreement. Subject to the other terms and conditions set forth herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:

(i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Parent Parties, the Guarantor or the Other Guarantors interested in the Transactions, including the Merger;

(ii) any change in the time, place or manner of payment of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(iii) any change in the legal existence, structure or ownership of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(iv) except as expressly provided herein, the existence of any claim, set-off or other right which the Guarantor may have at any time against the Parent Parties or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise;

(v) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than (A) a discharge or release of the Guarantor with respect to the Pro Rata Percentage of the Guaranteed Obligations as a result of payment in full of the Pro Rata Percentage of Guaranteed Obligations in accordance with the terms herein, (B) a full discharge or release of Parent or HoldCo with respect to the Guaranteed Obligations under the Merger Agreement, or (C) as a result of any claim or set-off against or valid defenses to the payment of the Guaranteed Obligations that would be available to Parent or HoldCo under the Merger Agreement or in respect of a breach by the Guaranteed Party of this Limited Guarantee) of any person now or hereafter liable with respect to any portion of the Guaranteed Obligations;

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(vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or

(viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations as a matter of law or equity (other than as a result of payment of the Pro Rata Percentage of the Guaranteed Obligations in accordance with the terms herein).

(b) Subject to the Cap, to the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of the Guaranteed Obligations incurred and all other notices of any kind (other than notices to any of the Parent Parties pursuant to and expressly required under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect or right to require the marshalling of assets of, or all suretyship defenses generally available to, any of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) To the fullest extent permitted by applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any of the Parent Parties that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee (subject to the limitations described herein), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any of the Parent Parties, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any of the Parent Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap) shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor, and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee.

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(d) Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise (including the other provisions of this Section 3), the Guaranteed Party hereby agrees that, (i) to the extent any Guaranteed Obligation is not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of its obligation to make payment under this Limited Guarantee for the same obligation for which the Parent Parties were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to any of the Parent Parties under the Merger Agreement with respect to the Guaranteed Obligations.

4. Representations and Warranties.

The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) it has the requisite power and authority to execute and deliver this Limited Guarantee, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Limited Guarantee has been duly executed and delivered by it and the execution, delivery and performance of this Limited Guarantee by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of it, and no other corporate or similar actions or proceedings on the part of it are necessary to authorize this Limited Guarantee or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

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(d) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required on the part of it for the execution, delivery and performance of this Limited Guarantee by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Limited Guarantee by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall in any material respect (x) conflict with or violate any provision of the organizational documents of it, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of it pursuant to any Contract to which it is a party or by which it or any property or asset of it is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by it of its obligations under this Limited Guarantee, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets;

(e) on the date hereof, there is no Action pending against it or, to the knowledge of it, any other person or, to the knowledge of it, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this Limited Guarantee; and

(f) it has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for it to fulfill its obligations under this Limited Guarantee shall be available to it for so long as this Limited Guarantee shall remain in effect in accordance with Section 5.

5. Continuing Guarantee.

(a) Unless terminated pursuant to this Section 5, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap) have been indefeasibly paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall automatically and immediately terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest to occur of:

(i) the Effective Time;

(ii) the payment by the Guarantor in full to the Guaranteed Party of the Pro Rata Percentage of the Guaranteed Obligations;

(iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in other circumstances where the Parent Termination Fee or other payments pursuant to the Merger Agreement is not payable; and

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(iv) sixty (60) days following the termination of the Merger Agreement in accordance with its terms under circumstances in which HoldCo would be obligated to pay the Parent Termination Fee in accordance with the terms of the Merger Agreement, unless the Guaranteed Party shall have asserted a claim in writing for payment of any Parent Termination Fee or Guaranteed Obligation to the Parent Parties or the Guarantor prior to the expiration of such sixty (60)-day period, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof; provided that Sections 5 through  13 shall survive any termination hereof for so long as any other provision of this Limited Guarantee remains in effect.

(b) Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates or any of its or their respective directors, managers, general partners, or officers (which, for the purpose of this Limited Guarantee, shall exclude the Guarantor, any Other Guarantor, any Rollover Shareholder, any Management Party and any Affiliate of the foregoing) (collectively, the “Guaranteed Party Related Parties” and each, a “Guaranteed Party Related Party”) asserts in an Action that (A) the provisions of Section 1 limiting the Guarantor’s aggregate liability to the Cap, or any other provisions of this Limited Guarantee, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable in respect of any Guaranteed Obligations in excess of or to a greater extent than the Cap, (B) the provisions of the equity commitment letter executed and delivered by the Guarantor to Parent, dated as of the date hereof (the “Equity Commitment Letter”), limiting the Guarantor’s liability, or any other provisions of the Equity Commitment Letter, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable thereunder in excess of or to a greater extent than its Commitment, or (C) any theory of liability against any Non-Recourse Party (as defined below) with respect to this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters, other than the Guaranteed Party asserting any Retained Claim (as defined below) against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6, then: (x) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (y) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, the Guarantor shall be entitled to recover and retain such payments; and (z) neither the Guarantor nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party in any way under or in connection with this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters. Upon the request of the Guarantor after any valid termination of this Limited Guarantee pursuant to the provisions of this Section 5, the Guaranteed Party shall promptly provide the Guarantor with written confirmation of such termination. For purposes of this Limited Guarantee, the terms “Commitment” and “Other Equity Commitment Letters” each have the meanings ascribed to them in the Equity Commitment Letter.

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6. No Recourse; Release. The Guaranteed Party acknowledges the separate legal existence of each of the Parent Parties. The Guaranteed Party acknowledges and agrees that the sole asset of the Parent Parties is cash in a de minimis amount and that no additional funds are expected to be contributed to any of the Parent Parties unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in any Transaction Document or statement made or action taken in connection with, or that otherwise in any manner relates to, the Transactions, including the Merger, or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guarantee, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters” and each, a “Transaction-Related Matter”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any Guaranteed Party Related Party, and notwithstanding the fact that the Guarantor is a limited partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and the Guaranteed Party Related Parties, that:

(a)  no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) the Parent Parties’ and their respective successors and assigns’ obligations under and pursuant to the terms of the Merger Agreement, (ii) the Guarantor’s and its successors and assigns’ obligations to make a cash payment (subject to the Cap) to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee, or each Other Guarantor’s obligations and its respective successors and assigns’ obligations to make a cash payment (subject to the applicable cap thereunder) to the Guaranteed Party under and pursuant to the terms of the Other Limited Guarantee of such Other Guarantor, (iii) Parent’s obligation to cause the Cash Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and the Other Equity Commitment Letters, in each case, when and if the conditions thereto have been satisfied, (iv) the Parent Parties’ obligations pursuant to Section 6.02(e) of the Merger Agreement to use reasonable best efforts to cause the performance of certain obligations of the Rollover Shareholders under the Support Agreement pursuant to the terms set forth in the Support Agreement, and (v) the Guarantor’s and its successors and assigns’ obligations to specifically perform its or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Equity Commitment Letter, or each Other Guarantor’s and its successors and assigns’ obligations to specifically perform such Other Guarantor’s or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Other Equity Commitment Letter, in each case, when and if the conditions thereto have been satisfied (the claims described in the foregoing clauses (i) through (v) against the persons specified in the applicable clause or any of their respective permitted successors or assigns, collectively, the “Retained Claims” and each, a “Retained Claim”);

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(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through the Parent Parties, or any other person interested in the Transactions, including the Merger, or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any Guaranteed Party Related Party, the Parent Parties or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of the Guarantor under this Limited Guarantee or any other Transaction Document or the transactions contemplated hereby and thereby, in respect of any course of conduct, any course of dealing, or any oral representations, warranties, agreements or statements made or alleged to have been made in connection herewith or therewith, or for any claim (whether in contract, tort, statute or otherwise) based on, in respect of, or by reason of, such obligations or the creation thereof; provided that the foregoing shall not limit, abridge or otherwise modify any remedies available under the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); provided, further, that, to the extent applicable, in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger, or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder; and

(c) The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, the Guaranteed Party Related Parties and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (and a particular Retained Claim may only be brought by the relevant person(s) entitled to benefit from such Retained Claim in accordance with Section 6). To the fullest extent permitted by applicable Law, the Guaranteed Party, on behalf of itself and the Guaranteed Party Related Parties, hereby releases, remises and forever discharges all claims (other than the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a) that the Guaranteed Party or any Guaranteed Party Related Party has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with, or in any manner related to, any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a), it shall not, and it shall use its commercially reasonable efforts to cause the Guaranteed Party Related Parties not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, no person other than the Guaranteed Party, the Guaranteed Party Related Parties and the Non-Recourse Parties shall have any rights or remedies under, in connection with, or in any manner related to, any Transaction-Related Matter.

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For the purposes of this Limited Guarantee, any pursuit of a claim against a person by the Guaranteed Party or any Guaranteed Party Related Party (or any person claiming by, through or on behalf of any of them) shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings an Action against such second person, adds such second person to an existing Action or otherwise asserts a legal claim of any nature against such second person.

For purposes of this Limited Guarantee, the term “Non-Recourse Party(ies)” means, the Guarantor, the Parent Parties, the Other Guarantors and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, members, managers, management companies, general or limited partners, stockholders, Representatives, assignees or Affiliates of the Guarantor or any of the Parent Parties, or of any of the foregoing.

7. No Assignment. Neither this Limited Guarantee nor any rights, benefits or obligations set forth herein shall be assigned (whether by operation of law, merger, consolidation or otherwise), delegated or otherwise transferred by either party hereto without the consent of the other party hereto; except that the Guarantor may, subject to the terms and conditions set forth in this Limited Guarantee and the Interim Investors Agreement, assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, including its obligation to pay the Pro Rata Percentage of the Guaranteed Obligations, in whole or in part, without the consent of the Guaranteed Party, to its Affiliate(s) to which it has allocated all or a portion of its commitment to Parent; provided that such transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 4, and (y) performing all of its obligations hereunder. Any purported assignment, delegation or transfer in violation of this Section 7 shall be null and void and of no force and effect.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon transmission, if sent by e-mail on a Business Day prior to 5:00 p.m. Hong Kong time (and otherwise on the next Business Day), in each case to the respective parties hereto at the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8).

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If to the Guaranteed Party:	16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street Chaoyang District, Beijing 100102 People’s Republic of China Attention: Yipeng Li Email: liyipeng@yuntongxun.com

with a copy (which shall not constitute notice) to:	Hogan Lovells 11/F, One Pacific Place 88 Queensway Hong Kong Attention: Stephanie Tang, Esq. Email: Stephanie.Tang@hoganlovells.com

If to the Guarantor:	2001, Agricultural Bank of China Tower 50 Connaught Road Central, Central, Hong Kong Attention: Gladys Wong Email: Gladys.Wong@trustbridgepartners.com

with a copy (which shall not constitute notice) to:	Han Kun Law Offices 33/F, HKRI Center Two, HKRI Taikoo Hui 288 Shimen Road (No. 1) Jing’an District Shanghai 200041 People’s Republic of China Attention: Nick Shu, Esq. Email: nick.shu@hankunlaw.com

9. Governing Law; Jurisdiction; Venue.

(a) This Limited Guarantee and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Limited Guarantee, any of the transactions contemplated by this Limited Guarantee, or any of the acts or omissions of the Guaranteed Party, the Guarantor or Parent Parties in the negotiation, execution, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

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(b) Subject to the last sentence of this paragraph, any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties hereto. Any party hereto to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, nor shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein, except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

12. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transactions, including the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party (other than the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters and the Other Limited Guarantees), by and among the Parent Parties and the other parties thereto) except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (a) to the extent required by applicable Law, the applicable rules of any securities exchange or in connection with any SEC or stock exchange filings relating to the Transactions, including the Merger (provided that, to the extent permitted by applicable Law, the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such disclosure being made), or (b) to any of the Guaranteed Party’s Representatives who need to know of the existence or terms of this Limited Guarantee.

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13. Miscellaneous.

(a) Together with the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters, the Other Limited Guarantees and the Confidentiality Agreements, this Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

(b) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by each party hereto in writing. No waiver by any party of any provision of this Limited Guarantee or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or permitted by applicable Law shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner, or exhaust any or all of the Guaranteed Party’s rights, against any of the Parent Parties or any other person now or hereafter liable for any Guaranteed Obligations or interested in the Transactions prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue such rights or remedies against any of the Parent Parties shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party under and subject to this Limited Guarantee.

(c) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Limited Guarantee or affecting the validity or enforceability of any of the terms or provisions of this Limited Guarantee in any other jurisdiction. If any provision of this Limited Guarantee is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. The following provisions shall be applied wherever appropriate herein: (i) when a reference is made in this Limited Guarantee to a Section such reference shall be to a Section of this Limited Guarantee unless otherwise indicated; (ii) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Limited Guarantee as an entirety and not solely to the particular portion of this Limited Guarantee in which any such word is used; (iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iv) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (v) the word “including” or any variation thereof shall mean “including, without limitation”; (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vi) the symbol “US$” refers to United States Dollars.

(e) All parties hereto acknowledge that each party hereto and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(f) This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Trustbridge Partners VII, L.P.

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

The Special Committee of the Board of Directors of Cloopen Group Holding Limited for and on behalf of Cloopen Group Holding Limited

By:	/s/ Adam ZHAO
Name: Adam ZHAO
Title: Special Committee Chairman for and on behalf of Cloopen Group Holding Limited

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LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 12, 2026 (this “Limited Guarantee”), by Retail Technology Asia Limited (the “Guarantor”), in favor of Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein and the term “person” shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For purposes of this Limited Guarantee, “Affiliate” shall have the meaning ascribed to it in that certain interim investors agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among the Parent Parties and the other parties thereto.

Concurrently with the delivery of this Limited Guarantee, each of Trustbridge Partners VII, L.P. and Cloopen Co., Ltd. (collectively, the “Other Guarantors” and each, an “Other Guarantor”) is entering into a limited guarantee in form and content substantially identical (except for the definitions of “Cap” and “Pro Rata Percentage”) to this Limited Guarantee (collectively, the “Other Limited Guarantees” and each, an “Other Limited Guarantee”) in favor of the Guaranteed Party.

1. Guarantee.

(a) To induce the Guaranteed Party to enter into that certain agreement and plan of merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“ HoldCo”), SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Merger Sub” and, together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual performance and discharge of the Pro Rata Percentage (as defined below) of the payment obligations of Parent or HoldCo to the Guaranteed Party under Section 8.06(b) and Section 6.07(f) of the Merger Agreement, if, as and when those obligations become payable under, and in each case subject to the terms and limitations of, the Merger Agreement (collectively and without regard to the Pro Rata Percentage, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, (i) in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed 49.79253% (the “Pro Rata Percentage”) of the amount of (x) US$3,202,319 plus (y) any costs, expenses and interests payable by Parent Parties to the Company pursuant to Section 6.07(f), Section 8.06(b) and Section 8.06(d) of the Merger Agreement less (z) any amount actually paid by or on behalf of Parent or HoldCo to the Guaranteed Party (such limitations on the liability of the Guarantor in respect of the Pro Rata Percentage of the Guaranteed Obligations being herein referred to as the “Cap”), (ii) this Limited Guarantee may not be enforced against the Guarantor without giving effect to the proviso to the immediately preceding sentence, including the Cap, and to the provisions of Sections 5 and 6, and (iii) the Guaranteed Party shall not seek to enforce this Limited Guarantee for an amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

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(b) If Parent fails to perform or discharge, or cause to be performed or discharged, any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand in writing, pay to the Guaranteed Party the Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap), and the Guaranteed Party may at any time and from time to time, at its option, and so long as Parent has failed to perform or discharge, or cause to be performed or discharged, the Guaranteed Obligations, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of the Pro Rata Percentage of the Guaranteed Obligations, subject to the Cap and other limitations set forth herein.

The Guarantor agrees to pay on demand, subject to the Cap, all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights thereunder in the event that (i) the Guarantor asserts in any action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is finally determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2. Nature of Guarantee. The Guarantor’s liability hereunder is, subject to the terms and conditions hereof, absolute, irrevocable, unconditional and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Parent Parties, in each case to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Parent Termination Fee is payable under the Merger Agreement or increasing the Cap. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any of the Parent Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party hereunder in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever (other than as set forth in Section 5), the Guarantor shall, subject to the terms and conditions hereof (including the Cap), remain liable hereunder with respect to the Pro Rata Percentage of the Guaranteed Obligations, as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent, HoldCo or Merger Sub first before proceeding against the Guarantor.

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3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Guaranteed Party may, subject to the terms and conditions hereof (including the Cap), at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Guaranteed Obligations, and may also enter into any agreement with Parent and/or HoldCo for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part or for any modification of the terms thereof or any agreement with Parent, HoldCo, or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee, in each case in accordance with the Merger Agreement; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the provisions of the Merger Agreement. Subject to the other terms and conditions set forth herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:

(i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Parent Parties, the Guarantor or the Other Guarantors interested in the Transactions, including the Merger;

(ii) any change in the time, place or manner of payment of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(iii) any change in the legal existence, structure or ownership of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(iv) except as expressly provided herein, the existence of any claim, set-off or other right which the Guarantor may have at any time against the Parent Parties or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise;

(v) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than (A) a discharge or release of the Guarantor with respect to the Pro Rata Percentage of the Guaranteed Obligations as a result of payment in full of the Pro Rata Percentage of Guaranteed Obligations in accordance with the terms herein, (B) a full discharge or release of Parent or HoldCo with respect to the Guaranteed Obligations under the Merger Agreement, or (C) as a result of any claim or set-off against or valid defenses to the payment of the Guaranteed Obligations that would be available to Parent or HoldCo under the Merger Agreement or in respect of a breach by the Guaranteed Party of this Limited Guarantee) of any person now or hereafter liable with respect to any portion of the Guaranteed Obligations;

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(vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations;

(vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or

(viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations as a matter of law or equity (other than as a result of payment of the Pro Rata Percentage of the Guaranteed Obligations in accordance with the terms herein).

(b) Subject to the Cap, to the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of the Guaranteed Obligations incurred and all other notices of any kind (other than notices to any of the Parent Parties pursuant to and expressly required under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect or right to require the marshalling of assets of, or all suretyship defenses generally available to, any of the Parent Parties or any other person now or hereafter liable with respect to the Guaranteed Obligations. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) To the fullest extent permitted by applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any of the Parent Parties that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee (subject to the limitations described herein), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any of the Parent Parties, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any of the Parent Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap) shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which in any event shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor, and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee.

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(d) Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise (including the other provisions of this Section 3), the Guaranteed Party hereby agrees that, (i) to the extent any Guaranteed Obligation is not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of its obligation to make payment under this Limited Guarantee for the same obligation for which the Parent Parties were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to any of the Parent Parties under the Merger Agreement with respect to the Guaranteed Obligations.

4. Representations and Warranties.

The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) it has the requisite power and authority to execute and deliver this Limited Guarantee, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Limited Guarantee has been duly executed and delivered by it and the execution, delivery and performance of this Limited Guarantee by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of it, and no other corporate or similar actions or proceedings on the part of it are necessary to authorize this Limited Guarantee or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

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(d) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required on the part of it for the execution, delivery and performance of this Limited Guarantee by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Limited Guarantee by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall in any material respect (x) conflict with or violate any provision of the organizational documents of it, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of it pursuant to any Contract to which it is a party or by which it or any property or asset of it is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by it of its obligations under this Limited Guarantee, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets;

(e) on the date hereof, there is no Action pending against it or, to the knowledge of it, any other person or, to the knowledge of it, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this Limited Guarantee; and

(f) it has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for it to fulfill its obligations under this Limited Guarantee shall be available to it for so long as this Limited Guarantee shall remain in effect in accordance with Section 5.

5. Continuing Guarantee.

(a) Unless terminated pursuant to this Section 5, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until the Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (subject to the Cap) have been indefeasibly paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall automatically and immediately terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest to occur of:

(i) the Effective Time;

(ii) the payment by the Guarantor in full to the Guaranteed Party of the Pro Rata Percentage of the Guaranteed Obligations;

(iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in other circumstances where the Parent Termination Fee or other payments pursuant to the Merger Agreement is not payable; and

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(iv) sixty (60) days following the termination of the Merger Agreement in accordance with its terms under circumstances in which HoldCo would be obligated to pay the Parent Termination Fee in accordance with the terms of the Merger Agreement, unless the Guaranteed Party shall have asserted a claim in writing for payment of any Parent Termination Fee or Guaranteed Obligation to the Parent Parties or the Guarantor prior to the expiration of such sixty (60)-day period, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof; provided that Sections 5 through  13 shall survive any termination hereof for so long as any other provision of this Limited Guarantee remains in effect.

(b) Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates or any of its or their respective directors, managers, general partners, or officers (which, for the purpose of this Limited Guarantee, shall exclude the Guarantor, any Other Guarantor, any Rollover Shareholder, any Management Party and any Affiliate of the foregoing) (collectively, the “Guaranteed Party Related Parties” and each, a “Guaranteed Party Related Party”) asserts in an Action that (A) the provisions of Section 1 limiting the Guarantor’s aggregate liability to the Cap, or any other provisions of this Limited Guarantee, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable in respect of any Guaranteed Obligations in excess of or to a greater extent than the Cap, (B) the provisions of the equity commitment letter executed and delivered by the Guarantor to Parent, dated as of the date hereof (the “Equity Commitment Letter”), limiting the Guarantor’s liability, or any other provisions of the Equity Commitment Letter, are illegal, invalid or unenforceable, in whole or in part, or the Guarantor is liable thereunder in excess of or to a greater extent than its Commitment, or (C) any theory of liability against any Non-Recourse Party (as defined below) with respect to this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters, other than the Guaranteed Party asserting any Retained Claim (as defined below) against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6, then: (x) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (y) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, the Guarantor shall be entitled to recover and retain such payments; and (z) neither the Guarantor nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party in any way under or in connection with this Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters. Upon the request of the Guarantor after any valid termination of this Limited Guarantee pursuant to the provisions of this Section 5, the Guaranteed Party shall promptly provide the Guarantor with written confirmation of such termination. For purposes of this Limited Guarantee, the terms “Commitment” and “Other Equity Commitment Letters” each have the meanings ascribed to them in the Equity Commitment Letter.

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6. No Recourse; Release. The Guaranteed Party acknowledges the separate legal existence of each of the Parent Parties. The Guaranteed Party acknowledges and agrees that the sole asset of the Parent Parties is cash in a de minimis amount and that no additional funds are expected to be contributed to any of the Parent Parties unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in any Transaction Document or statement made or action taken in connection with, or that otherwise in any manner relates to, the Transactions, including the Merger, or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guarantee, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters” and each, a “Transaction-Related Matter”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any Guaranteed Party Related Party, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and the Guaranteed Party Related Parties, that:

(a)  no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) the Parent Parties’ and their respective successors and assigns’ obligations under and pursuant to the terms of the Merger Agreement, (ii) the Guarantor’s and its successors and assigns’ obligations to make a cash payment (subject to the Cap) to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee, or each Other Guarantor’s obligations and its respective successors and assigns’ obligations to make a cash payment (subject to the applicable cap thereunder) to the Guaranteed Party under and pursuant to the terms of the Other Limited Guarantee of such Other Guarantor, (iii) Parent’s obligation to cause the Cash Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and the Other Equity Commitment Letters, in each case, when and if the conditions thereto have been satisfied, (iv) the Parent Parties’ obligations pursuant to Section 6.02(e) of the Merger Agreement to use reasonable best efforts to cause the performance of certain obligations of the Rollover Shareholders under the Support Agreement pursuant to the terms set forth in the Support Agreement, and (v) the Guarantor’s and its successors and assigns’ obligations to specifically perform its or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Equity Commitment Letter, or each Other Guarantor’s and its successors and assigns’ obligations to specifically perform such Other Guarantor’s or its successors or assigns’ obligations to make an equity contribution to Parent under and pursuant to the terms of the Other Equity Commitment Letter, in each case, when and if the conditions thereto have been satisfied (the claims described in the foregoing clauses (i) through (v) against the persons specified in the applicable clause or any of their respective permitted successors or assigns, collectively, the “Retained Claims” and each, a “Retained Claim”);

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(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through the Parent Parties, or any other person interested in the Transactions, including the Merger, or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any Guaranteed Party Related Party, the Parent Parties or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of the Guarantor under this Limited Guarantee or any other Transaction Document or the transactions contemplated hereby and thereby, in respect of any course of conduct, any course of dealing, or any oral representations, warranties, agreements or statements made or alleged to have been made in connection herewith or therewith, or for any claim (whether in contract, tort, statute or otherwise) based on, in respect of, or by reason of, such obligations or the creation thereof; provided that the foregoing shall not limit, abridge or otherwise modify any remedies available under the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a); provided, further, that, to the extent applicable, in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger, or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder; and

(c) The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, the Guaranteed Party Related Parties and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (and a particular Retained Claim may only be brought by the relevant person(s) entitled to benefit from such Retained Claim in accordance with Section 6). To the fullest extent permitted by applicable Law, the Guaranteed Party, on behalf of itself and the Guaranteed Party Related Parties, hereby releases, remises and forever discharges all claims (other than the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a) that the Guaranteed Party or any Guaranteed Party Related Party has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with, or in any manner related to, any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims against the relevant person(s) for such Retained Claim as described in Section 6(a), it shall not, and it shall use its commercially reasonable efforts to cause the Guaranteed Party Related Parties not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, no person other than the Guaranteed Party, the Guaranteed Party Related Parties and the Non-Recourse Parties shall have any rights or remedies under, in connection with, or in any manner related to, any Transaction-Related Matter.

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For the purposes of this Limited Guarantee, any pursuit of a claim against a person by the Guaranteed Party or any Guaranteed Party Related Party (or any person claiming by, through or on behalf of any of them) shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings an Action against such second person, adds such second person to an existing Action or otherwise asserts a legal claim of any nature against such second person.

For purposes of this Limited Guarantee, the term “Non-Recourse Party(ies)” means, the Guarantor, the Parent Parties, the Other Guarantors and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, members, managers, management companies, general or limited partners, stockholders, Representatives, assignees or Affiliates of the Guarantor or any of the Parent Parties, or of any of the foregoing.

7. No Assignment. Neither this Limited Guarantee nor any rights, benefits or obligations set forth herein shall be assigned (whether by operation of law, merger, consolidation or otherwise), delegated or otherwise transferred by either party hereto without the consent of the other party hereto; except that the Guarantor may, subject to the terms and conditions set forth in this Limited Guarantee and the Interim Investors Agreement, assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, including its obligation to pay the Pro Rata Percentage of the Guaranteed Obligations, in whole or in part, without the consent of the Guaranteed Party, to its Affiliate(s) to which it has allocated all or a portion of its commitment to Parent; provided that such transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 4, and (y) performing all of its obligations hereunder. Any purported assignment, delegation or transfer in violation of this Section 7 shall be null and void and of no force and effect.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon transmission, if sent by e-mail on a Business Day prior to 5:00 p.m. Hong Kong time (and otherwise on the next Business Day), in each case to the respective parties hereto at the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8).

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If to the Guaranteed Party:	16/F, Tower A, Fairmont Tower 33 Guangshun North Main Street Chaoyang District, Beijing 100102 People’s Republic of China
	Attention:	Yipeng Li
	Email:	liyipeng@yuntongxun.com

with a copy (which shall not constitute notice) to:	Hogan Lovells 11/F, One Pacific Place 88 Queensway Hong Kong
	Attention:	Stephanie Tang, Esq.
	Email:	Stephanie.Tang@hoganlovells.com

If to the Guarantor:	Floor 13, Block B Haidian Culture and Art Building No. 28, Zhongguancun Street, Haidian District, Beijing, China
	Attention:	Wang Yi
	Email:	investmentproject@dmall.com

with a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
	Attention:	Paloma Wang / Shu Du, Esq.
	Email:	paloma.wang@skadden.com / shu.du@skadden.com

9. Governing Law; Jurisdiction; Venue.

(a) This Limited Guarantee and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Limited Guarantee, any of the transactions contemplated by this Limited Guarantee, or any of the acts or omissions of the Guaranteed Party, the Guarantor or Parent Parties in the negotiation, execution, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Subject to the last sentence of this paragraph, any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties hereto. Any party hereto to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, nor shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein, except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

12. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transactions, including the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party (other than the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters and the Other Limited Guarantees), by and among the Parent Parties and the other parties thereto) except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (a) to the extent required by applicable Law, the applicable rules of any securities exchange or in connection with any SEC or stock exchange filings relating to the Transactions, including the Merger (provided that, to the extent permitted by applicable Law, the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such disclosure being made), or (b) to any of the Guaranteed Party’s Representatives who need to know of the existence or terms of this Limited Guarantee.

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13. Miscellaneous.

(a) Together with the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters, the Other Limited Guarantees and the Confidentiality Agreements, this Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

(b) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by each party hereto in writing. No waiver by any party of any provision of this Limited Guarantee or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or permitted by applicable Law shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner, or exhaust any or all of the Guaranteed Party’s rights, against any of the Parent Parties or any other person now or hereafter liable for any Guaranteed Obligations or interested in the Transactions prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue such rights or remedies against any of the Parent Parties shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party under and subject to this Limited Guarantee.

(c) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Limited Guarantee or affecting the validity or enforceability of any of the terms or provisions of this Limited Guarantee in any other jurisdiction. If any provision of this Limited Guarantee is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. The following provisions shall be applied wherever appropriate herein: (i) when a reference is made in this Limited Guarantee to a Section such reference shall be to a Section of this Limited Guarantee unless otherwise indicated; (ii) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Limited Guarantee as an entirety and not solely to the particular portion of this Limited Guarantee in which any such word is used; (iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iv) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (v) the word “including” or any variation thereof shall mean “including, without limitation”; (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vi) the symbol “US$” refers to United States Dollars.

(e) All parties hereto acknowledge that each party hereto and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(f) This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Retail Technology Asia Limited

By:	/s/ Zhang Feng
Name:	Zhang Feng
Title:	Director

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

The Special Committee of the Board of Directors of Cloopen Group Holding Limited for and on behalf of Cloopen Group Holding Limited

By:	/s/ Adam ZHAO
Name:	Adam ZHAO
Title:	Special Committee Chairman for and on behalf of Cloopen Group Holding Limited

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Annex D

Confidential May 12, 2026

Special Committee of the Board of Directors
Cloopen Group Holding Limited
16/F, Tower A, Fairmont Tower
33 Guangshun North Main Street
Chaoyang District, Beijing, PRC, 100102

Ladies and Gentlemen:

Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), has engaged Kroll, LLC ("Duff & Phelps"), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee (the "Special Committee") of the board of directors (the "Board of Directors") of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this "Opinion") as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of class A ordinary shares, par value US$0.0001 per share, of the Company (each, a "Class A Ordinary Share" or, collectively, "Class A Ordinary Shares", and together with the class B Ordinary Shares, par value US$0.0001 per share, of the Company, "Shares"), other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each of which represents six Class A Ordinary Shares (each, an "ADS" and collectively, "ADSs"), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Class A Ordinary Shares or ADSs other than in its capacity as a holder of Class A Ordinary Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps' understanding that the Company, SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands ("Parent"), AutumnX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("HoldCo"), and SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated May 7, 2026. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of HoldCo as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding

kroll.com
Kroll, LLC
1 S. Wacker Drive
Suite 700
Chicago, IL 60606
T: +1 312 697 4600
F: +1 312 697 0112

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Special Committee of the Board of Directors
Cloopen Group Holding Limited
May 12, 2026
Page 3 of 6

d. Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company's and the Special Committee's consent:

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Special Committee of the Board of Directors
Cloopen Group Holding Limited
May 12, 2026
Page 6 of 6

Duff & Phelps has acted as a financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps' fee is payable upon Duff & Phelps' delivery of its Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps and to indemnify Duff & Phelps for certain liabilities. During the two years preceding the date of this Opinion, Duff & Phelps has provided certain valuation services to Trustbridge Partners and received fees, expense reimbursement, and indemnification for such engagement.

Conclusion

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Kroll, LLC
Duff & Phelps, A Kroll Business

Duff & Phelps Opinions Practice
Kroll, LLC

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Annex E

Cayman Islands Companies Act (As Revised) — Section 238

Rights of dissenters

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —

(a) that person’s name and address;

(b) the number and classes of shares in respect of which that person dissents; and

(c) a demand for payment of the fair value of that person’s shares.

(6) A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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Annex F

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

The Company is an exempted company incorporated in Cayman Islands with limited liability. The address of its principal executive office is at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China .. The Company’s telephone number is +86 10 6477 5680.

The name, present principal employment, and citizenship of each director and executive officer of the Company are set forth below. The business address of each director and executive officer is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China.

Name	Position/Title	Citizenship
Changxun Sun	Chief Executive Officer	People’s Republic of China
Yipeng Li	Chief Financial Officer	People’s Republic of China
Xiegang Xiong	Chief Product Officer and Chief Technology Officer	People’s Republic of China
Cheng Luo	Chairman of the Board, Director and Chief Executive Officer Assistant	People’s Republic of China
Pengfei Yuan	Director and Financial Director	People’s Republic of China
Yuanqi Wang	Director	People’s Republic of China
Ming Zhao	Director	People’s Republic of China
Zi Yang	Director	People’s Republic of China
Adam Zhao	Independent Director	People’s Republic of China
Tim Yimin Liu	Independent Director	People’s Republic of China
Ziguang Gao	Independent Director	People’s Republic of China

Mr. Changxun Sun is our founder and has served as our chief executive officer since our inception. Mr. Sun served as our chairman of board of directors from our inception to November 2023. Prior to founding our company, Mr. Sun served as the chief engineer and vice president of research and development of Beijing Hisunsray Information Technology Co., Ltd. from August 2000 to August 2013. From July 1998 to August 2000, Mr. Sun served as a software engineer at the research and development center of PCI-Suntek Technology Co. Ltd. (SHEX: 600728). Mr. Sun received his bachelor’s degree in mathematics from Huazhong University of Science and Technology in 1998, and an MBA from Tsinghua University in 2009.

Mr. Yipeng Li has served as our chief financial officer since May 2020. Mr. Li served as our director from February 2021 to November 2023. Mr. Li has also served as an independent director and chairman of audit committee of the board of Lizhi Inc. (Nasdaq: LIZI) since January 2020. Prior to joining us, Mr. Li served as the chief financial officer of Sunlands Technology Group (NYSE: STG) from September 2017 to April 2020. Mr. Li served as the chief financial officer of Alibaba Health Information Technology Limited (HKEx: 241), a subsidiary of Alibaba Group, from September 2015 to September 2017. Prior to that, he was the chief financial officer at Jiuxian.com, a leading online platform for alcohol offerings from March 2015 to August 2015. From June 2010 to February 2015, Mr. Li served as the vice president of iQIYI, Inc. (Nasdaq: IQ), in charge of its financial and legal department. Mr. Li received his bachelor’s degree in accounting from Simon Fraser University in 2002. Mr. Li is a member of Chinese Institution of Certified Public Accountants.

Mr. Xiegang Xiong has served as our chief product officer since November 2018 and our chief technology officer since May 2020. Mr. Xiong served as our director from February 2021 to November 2023. Prior to joining us, Mr. Xiong served as the chief technology officer of Avaya Greater China from April 2012 to October 2018. From May 2000 to March 2012, Mr. Xiong served as a product director at the UC&C product department of Cisco China. From April 1999 to April 2000, Mr. Xiong served as a system engineer manager of Lucent Technologies, Inc. Mr. Xiong received his bachelor’s degree in exploration engineering from Chengdu University of Technology in July 1992, and his master’s degree in exploration engineering from China University of Geosciences in July 1995.

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Mr. Cheng Luo has served as our director since February 2021 and our chairman of the board of directors since November 2023. Mr. Luo has served as our chief executive officer assistant since June 2015. Prior to joining us, Mr. Luo served various positions at Jinluo Group, Linksus Digiwork, Attention Communication Group and ZenithOptimedia, focusing on brand and public relations management. Mr. Luo received his bachelor’s degree in law from Peking University in June 2004.

Mr. Pengfei Yuan has served as our financial director since November 2014 and as our director since November 2023. Prior to joining us, Mr. Yuan served as the financial manager at the finance department of Dongtian Fashion (Beijing) Culture Communications Co., Ltd. from December 2013 to November 2014. Mr. Yuan served as the budget director at the finance department of China Putian Information Industry Co., Ltd. from October 2011 to November 2013. Mr. Yuan also served as a senior consultant at CaseWare Software Development (Beijing) Co., Ltd. from August 2010 to September 2011, and a senior auditor at Baker Tilly China Certified Public Accountants from November 2005 to August 2010. Mr. Yuan received his bachelor’s degree in accounting from Beijing Forestry University in July 2006. Mr. Yuan is a member of Chinese Institution of Certified Public Accountants.

Mr. Yuanqi Wang has served as our director since November 2023. He has served as a director of cross-border operations of Hunan Hisun Mobile Pay IT Limited since March 2023. From December 2021 to February 2023, Mr. Wang served as a product manager of Beijing Hisunsray Information Technology Co., Ltd. Prior to that, Mr. Wang served as a research and development specialist at Houghton Street Media Co., Ltd. from March to November 2021. From July 2018 to March 2021, Mr. Wang served as an investment associate at JIC Huawen Investment Limited. Mr. Wang received his bachelor’s degree in economics from Peking University in July 2015, and his master’s degree in management from Tsinghua University in July 2018.

Mr. Ming Zhao has served as our director since November 2023. He has served in various positions at Hi Sun Advanced Business Solutions (BJ) Ltd. since January 2003, with his current role as the chairman of the board of directors. Prior to that, Mr. Zhao served as a branch general manager at the Shenzhen Branch of Aude Computer Systems Co., Ltd. from June 2000 to January 2003. Mr. Zhao also served as an independent director of China Science Publishing & Media Ltd. (SHEX: 601858) from February 2018 to February 2023. Mr. Zhao received his bachelor’s degree in engineering from Anhui University in July 2000, master’s degree in management science and engineering from Chinese Academy of Science in July 2012, and doctorate degree in management science and engineering from Chinese Academy of Science in July 2016.

Mr. Zi Yang has served as our director since November 2023. He has served as a legal counsel of Trustbridge Partners since March 2018. Prior to joining Trustbridge, Mr. Yang served as a senior associate of Fangda Partners from August 2014 to March 2018. From June 2013 to August 2014, Mr. Yang served as an in-house legal counsel of Green Woods Assets. Mr. Yang also served as a lawyer of JunHe Law Offices from September 2011 to June 2013. Mr. Yang served as our director from July 2019 to February 2021. Mr. Yang received his bachelor’s degree in law in 2008 and master’s degree in law in 2011 from East China University of Political Science and Law, and his LL.M from University of Wisconsin-Madison in 2010.

Mr. Adam Zhao has served as our independent director since May 2022. Mr. Zhao currently holds a position as an independent director at Lakeshore Biopharma Co., Ltd (OTCPK: LSBCF). Mr. Zhao served as the chief financial officer and board secretary of PapayaMobile from January 2015 to February 2021. Prior to joining PapayaMobile, Mr. Zhao served as the chief financial officer and board secretary of Country Style Cooking Restaurant Chain Co., Ltd., a prior NYSE-listed company, from January 2012 to November 2014. Prior to that, Mr. Zhao served as a vice president of Ninetowns Internet Technology Group Company Limited, a prior Nasdaq-listed company, from August 2007 to December 2011. From 2004 to 2007, Mr. Zhao was the chief financial officer of Digital Media Group, which was acquired by VisionChina Media Inc., a prior Nasdaq-listed company. Mr. Zhao’s earlier experiences included portfolio management positions at New Hope Capital and serving as an investment director at a Hong Kong investment company. Mr. Zhao also served as an independent director of Jumei International Holding Limited, a prior NYSE-listed company, from 2015 to 2020, and an independent director of eLong, Inc, a prior Nasdaq-listed company, from 2015 to 2018. Mr. Zhao received his bachelor’s degree in economics from Beijing International Studies University in 1989 and his MBA from University of Illinois at Chicago in 2003.

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Mr. Tim Yimin Liu has served as our independent director since May 2022. Mr. Liu has served as a partner at Global Law Office since July 2020. Before joining Global Law Office, Mr. Liu served as a partner of Beijing DHH Law Firm from May 2018 to June 2020. From September 2013 to May 2018, Mr. Liu served as an in-house legal counsel of the China subsidiary of Accenture plc (NYSE: ACN). Mr. Liu worked with Morrison & Foerster, Clifford Chance, Nixon Peabody and Mori Hamada & Matsumoto in his early years of legal practice. Mr. Liu received his bachelor’s degree in English Language and Literature from Sichuan International Studies University in 1999. Mr. Liu received his LL.B. degree in Chinese laws from Tsinghua University in 2002, his LL.M. degree in corporate laws from New York University School of Law in 2007. Mr. Liu went to Cheung Kong Graduate School of Business for MBA in Finance program in 2011.

Mr. Ziguang Gao has served as our independent director since May 2021. Mr. Gao has served various positions at Xiaomi Corporation (HKEx: 1810), including vice president, since February 2014. Prior to that, Mr. Gao served various positions at Tencent (HKEx: 700) from August 2004 to January 2014, including engineer, expert engineer and project manager, focusing on products including QQ, Soso, Tencent Weibo and WeSee. Mr. Gao received his bachelor’s degree in computer science and technology from Xi’an Jiaotong University in July 2004 and an MBA from Tsinghua University in July 2010.

2. Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in HoldCo and completing the Transactions, including the Merger. The registered office of Parent is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of Parent is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

The name, address, present principal occupation or employment, and citizenship of the sole director of Parent as of the date of this proxy statement are set forth below. Parent does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
LIN Ning David	Units 2001-2004, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong	Alternate Director of TB GP5 Director of TB GP7 Director of Parent Director of HoldCo Director of Merger Sub	People’s Republic of China (Hong Kong SAR)

3. Directors and Executive Officers of HoldCo

HoldCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger. The registered office of HoldCo is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of HoldCo is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

The name, address, present principal occupation or employment, and citizenship of the sole director of HoldCo as of the date of this proxy statement are set forth below. HoldCo does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
LIN Ning David	Units 2001-2004, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong	Alternate Director of TB GP5 Director of TB GP7 Director of Parent Director of HoldCo Director of Merger Sub	People’s Republic of China (Hong Kong SAR)

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4. Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered office of Merger Sub is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business address and telephone number of Merger Sub is 2001, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong, + 852 3727 0300.

The name, address, present principal occupation or employment, and citizenship of the sole director of Merger Sub as of the date of this proxy statement are set forth below. Merger Sub does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
LIN Ning David	Units 2001-2004, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong	Alternate Director of TB GP5 Director of TB GP7 Director of Parent Director of HoldCo Director of Merger Sub	People’s Republic of China (Hong Kong SAR)

5. Directors and Executive Officers of the Trustbridge Filing Persons

TB GP5 is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of TB GP5 is serving as the general partner of Trustbridge Partners V’s general partner.

TB GP7 is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of TB GP7 is serving as the general partner of Trustbridge Partners VII’s general partner.

The principal business address and telephone number of each Trustbridge Filing Person is c/o Maples Corporate Services Limited, Ugland House, Grand Cayman, Cayman Islands, + 852 3727 0300.

The name, address, present principal occupation or employment, and citizenship of each director of Trustbridge Filing Persons as of the date of this proxy statement are set forth below. Trustbridge Filing Persons do not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
Shujun Li	Units 2001-2004, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong	Director of TB GP5 Director of TB GP7	People’s Republic of China (Hong Kong SAR)
Verity Priest	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Director of TB GP5 Director of TB GP7	The United Kingdom
Patrick Sakala	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Director of TB GP5 Director of TB GP7	Canada
LIN Ning David	Units 2001-2004, Agricultural Bank of China Tower, 50 Connaught Road Central, Central, Hong Kong	Alternate Director of TB GP5 Director of TB GP7 Director of Parent Director of HoldCo Director of Merger Sub	People’s Republic of China (Hong Kong SAR)

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6. Directors and Executive Officers of Dmall Filing Persons

RTA is a company incorporated under the laws of Hong Kong and an indirectly wholly-owned subsidiary of Dmall. The principal business of RTA is the development and delivery of retail technology. The business address and telephone number of RTA is Unit 717-718, Level 7, Core F, Cyberport 3, 100 Cyberport Road, Hong Kong, + 852 3905 0660.

Dmall is a business company incorporated under the laws of the British Virgin Islands and it offers a range of principal products and services designed to digitalize and optimize operations of the local retailers. The shares of which are listed on the Main Board of the Stock Exchange (stock code: 2586). The business address and telephone number of Dmall Inc. is Floor 15, Block B, Haidian Culture and Art BuildingNo. 28, Zhongguancun Street, Haidian District Beijing, China, + 852 3905 0660.

The name, address, present principal occupation or employment, and citizenship of the sole director of RTA as of the date of this proxy statement are set forth below. RTA does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Material Employment During the Past Five Years	Citizenship
Mr. Zhang Feng	No. 101, Gate 2, Building 5, Yard 65, Jingyang East Street, Shijingshan District, Beijing, China	Director of RTA Executive Director and President of Dmall	Same as present employment	People’s Republic of China

The name, address, present principal occupation or employment, and citizenship of each director and executive officer of Dmall as of the date of this proxy statement are set forth below.

Name	Address	Present Principal Occupation or Employment	Material Employment During the Past Five Years	Citizenship
Mr. Zhang Feng	No. 101, Gate 2, Building 5, Yard 65, Jingyang East Street, Shijingshan District, Beijing, China	Director of RTA Executive Director and President of Dmall	Same as present employment	People’s Republic of China
Mr. Curtis Alan Ferguson	718 Yuyuan Road, House No. 5, Changning District, Shanghai, China	Non-executive Director (Chairman) of Dmall Managing Partner of Ventech China Ltd.	Same as present employment	The United States
Mr. Chen Zhiyu	Room 403, No. 100-1, Huacui Street, Jianye Road, Tianhe District, Guangzhou, Guangdong, China	Non-executive Director of Dmall Vice President of Alibaba Health Information Technology Lim	Board consultant of Metro Commerce Group Co., Ltd. (June 2024 to July 2025) Deputy Chief Executive Officer of Metro Commerce Group Co., Ltd., (March 2021 to June 2024)	People’s Republic of China
Mr. Wang Zhenghao	Room 1605, Unit 1, Building 3, Yard 2, Lianhuahe Hutong, Xicheng District, Beijing, China

Non-executive Director (Chairman) of Dmall

General Manager of Xingtou (Beijing) Capital Management Co., Ltd.

General Manager of No.2 Investment Department at Industrial Bank Financial Assets Investment Co., Ltd.

			Same as present employment (as general manager of Xingtou (Beijing) Capital Management Co., Ltd.)	People’s Republic of China
Dr. Hou Yang	1-3-2, No. 26-12, Wu’ai Street, Shenhe District, Shenyang, Liaoning, China	Independent Non-executive Director of Dmall Chairman and Chief Executive Officer of Greater China region of Microsoft Corporation	Same as present employment	People’s Republic of China
Ms. Cai Lin	Flat 5A, Tower 11, Avignon 1 Kwun Chui Road, Tuen Mun New Territories, Hong Kong	Independent Non-executive Director of Dmall Independent Director of Huatai Insurance Group	Same as present employment	People’s Republic of China
Dr. Mao Jiye	No. 6-2-1701, The First Skyview West Mountain Fengxiu East Road, Haidian District, Beijing, China	Independent Non-executive Director of Dmall Dean of the School of Entrepreneurship and Management at Shanghai Tech University	Professor in the business school at Renmin University of China (till October 2023)	Canada
Mr. Li Wei	Room 3301, No. 6, Lane 500, Zhongshan South 1st Road, Huangpu District, Shanghai, China	Independent Non-executive Director of Dmall Chief Financial Officer of Smartmore Technology	Chief Financial Officer of Spark Education Ltd. (September 2020 to August 2024)	People’s Republic of China
Mr. Ren Zhongwei	Floor 15, Block B, Haidian Culture and Art BuildingNo. 28, Zhongguancun Street, Haidian District, Beijing, China	Chief Strategy Officer of Dmall	Same as present employment	People’s Republic of China
Mr. Hao Chunqiang	Floor 15, Block B, Haidian Culture and Art BuildingNo. 28, Zhongguancun Street, Haidian District, Beijing, China	Vice President of Dmall	General Manager of the Delivery Center of the Strategic Customer Business Division of Yonyou Network Technology Co., Ltd. (March 2018 to March 2022)	People’s Republic of China
Mr. Marcus Spurrell	Floor 15, Block B, Haidian Culture and Art BuildingNo. 28, Zhongguancun Street, Haidian District, Beijing, China	Co-Chief Executive Officer of International Business of Dmall	Chief Technology Officer of The Dairy Farm Company, Limited (August 2021 to June 2023) Chief Digital Officer of The Dairy Farm Company, Limited (October 2018 to July 2021)	The United Kingdom
Mr. Tang Yifan	Floor 15, Block B, Haidian Culture and Art BuildingNo. 28, Zhongguancun Street, Haidian District, Beijing, China	Vice President and Chief Financial Officer of Dmall	Same as present employment (as the Vice President)	People’s Republic of China
Ms. Wang Yi	Floor 15, Block B, Haidian Culture and Art Building No. 28, Zhongguancun Street, Haidian District, Beijing, China	Vice President, Deputy Chief Financial Officer, Board Secretary and Joint Company Secretary of Dmall	Board Secretary, Deputy Chief Financial Officer and Company Secretary of WM Tech Corporation Limited (September 2020 to June 2024)	People’s Republic of China

7. The Founder

Mr. Changxun Sun is a citizen of the People’s Republic of China whose principal business address is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China. His principal occupation is as the chief executive officer of the Company.

8. Directors and Executive Officers of Cloopen Co

Cloopen Co is a company incorporated under the laws of the British Virgin Islands wholly owned by the Founder. The principal business of Cloopen Co is investment holding. The registered office of Cloopen Co is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The business address and telephone number of Cloopen Co is 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China, + 86 10 6477 5680.

The name, address, present principal occupation or employment, and citizenship of the sole director of Cloopen Co as of the date of this proxy statement are set forth below. Cloopen Co does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
Changxun Sun	16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing, the PRC	Chief Executive Officer of the Company	People’s Republic of China

9. Directors and Executive Officers of Flawless Success

Flawless Success is a company incorporated under the laws of the British Virgin Islands and is a nominee of the Company’s employee incentive trust that holds such shares for and on behalf of the grantees under our share incentive plans issued due to exercise of options under the 2016 Share Incentive Plan. The principal business of Flawless Success is acting as a nominee of an employee incentive trust. The registered office of Flawless Success Limited is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The business address and telephone number of Flawless Success Limited is 23/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong, + 852 2760 2518.

The name, address, present principal occupation or employment, and citizenship of the sole director of Flawless Success as of the date of this proxy statement are set forth below. Flawless Success does not have any executive officers as of the date of this proxy statement.

Name	Address	Present Principal Occupation or Employment	Citizenship
Kastle Limited(1)	23/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong	Director of Flawless Success	People’s Republic of China (Hong Kong SAR)

(1) Kastle Limited, a limited company incorporated under the laws of Hong Kong, with registered address at 23/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong, is collectively owned by: (i) Up Fintech Global Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Up Fintech Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands. Up Fintech Holding Limited is ultimately controlled by Mr. Tianhua Wu; (ii) Uptech Global Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Up Fintech Global Holdings Limited; (iii)Xiangshang Upfintech Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Up Fintech Global Holdings Limited; (iv) TTMF Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Xiangshang Upfintech Holding Limited; and (v) JV Uptech Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands, which is wholly owned by Up Fintech Global Holdings Limited.

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Annex G

Cloopen Group Holding Limited

(the “Company”)

FORM OF PROXY CARD FOR SHAREHOLDERS

I/We

Please Print Name(s)

of

Please Print Address(es)

                                 Class [A/B] ordinary

being (a) shareholder(s) of the Company with                                        shares respectively hereby                                                 appoint

          of

or failing him/her

          of

or failing him/her the duly appointed chairperson of the Extraordinary General Meeting (the “Chairperson”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “Extraordinary General Meeting”) to be held on                 , 2026 at              a.m. (Beijing Time) at             . and at any adjournment of the Extraordinary General Meeting. My proxy is instructed to vote on a poll or on a show of hands on the resolutions in respect of the matters specified in the Notice of the Extraordinary General Meeting as indicated below:

Resolutions	1. For	2. Against	3. Abstain

Proposal No. 1

As a special resolution:

THAT the Agreement and Plan of Merger, dated as of May 12, 2026 (the “Merger Agreement”), among the Company, SpringX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), AutumnX Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“HoldCo”); and SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company and becoming a wholly-owned subsidiary of HoldCo (the “Surviving Company”) (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the Limited Guarantees (such Limited Guarantees being attached as Annex C to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting) and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (a) the Merger, (b) upon the Merger becoming effective (the “Effective Time”), the variation of the authorized share capital of the Company from US$100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 25,649,839 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 374,350,161 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Variation of Capital”) and (c) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Company (as the Surviving Company) at the Effective Time, in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be approved and authorized by the Company.

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Resolutions	1. For	2. Against	3. Abstain

Proposal No. 2

As an ordinary resolution:

THAT each director of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Limited Guarantees and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

Resolutions	1. For	2. Against	3. Abstain

Proposal No. 3

As an ordinary resolution:

THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

Please indicate your voting preference by ticking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the Extraordinary General Meeting.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. If you have appointed more than one proxy, the first person listed above shall be entitled to vote on a show of hands.

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If you have appointed another proxy to vote on a show of hands in a separate form (in which case the proxy appointed in this form may not vote on a show of hands) please tick this box: ☐

Signed:

Name:

Date:

In the case of joint holders the senior holder (see note 4 below) should sign.

Please provide the names of all other joint holders:

NOTES

IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.

1. A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairperson will be appointed as your proxy.

2. Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the Extraordinary General Meeting unless revoked prior to the Extraordinary General Meeting or the shareholder attends the Extraordinary General Meeting in person or completes and returns this form appointing a specific proxy.

3. Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of Cloopen Group Holding Limited at 16/F, Tower A, Fairmont Tower, 33 Guangshun North Main Street, Chaoyang District, Beijing 100102, People’s Republic of China, or send copies of the foregoing by email to ir@yuntongxun.com, in each case marked for the attention of the Investor Relations Department, as soon as possible and in any event not later than 48 hours before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.

4. If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.

5. If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

6. This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

7. Any alterations made to this form must be initialled by you.

8. A proxy may vote on a show of hands or on a poll.

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ANNEX H

FORM OF ADS VOTING INSTRUCTION CARD

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BNY: PO BOX 505006, Louisville, KY 40233-5006

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Cloopen Group Holding Limited

Extraordinary General Meeting of Shareholders

For Shareholders of record as of [TBD], 2026

[DATE & TIME TBD], Local Time

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 12:00 PM, Eastern Time [TBD]

Cloopen Group Holding Limited

Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 12:00 PM Eastern Time on [DATE TBD], 2026)

The undersigned Holder of American Depositary Receipts ("Receipts") of Cloopen Group Holding Limited (the "Company") hereby requests and instructs The Bank of New York Mellon, as Depositary, to vote or cause to be voted the number of ordinary shares represented by such Receipt(s) of the Company, registered in the name of the undersigned on the books of the Depositary as of the close of business [DATE TBD], 2026 at the Extraordinary General Meeting of Shareholders to be held on [DATE TBD], 2026, [TIME TBD], at [LOCATION TBD].

Notes:

1. Please direct the Depositary how to vote by placing an X in the box opposite the resolutions on the reverse side.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

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